Filed Pursuant to Rule 424(b)(3)
File No. 333-151532

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.
SUPPLEMENT NO. 6 DATED JULY 16, 2010
TO THE PROSPECTUS DATED APRIL 24, 2009

This prospectus supplement (this “Supplement”) is part of the prospectus of Lightstone Value Plus Real Estate Investment Trust II, Inc. (the “Company”), dated April 24, 2010 (the “Prospectus”). This Supplement No. 6 dated July 16, 2010, supplements, modifies or supersedes certain information contained in our Prospectus. This Supplement No. 6 consolidates, supersedes and replaces all prior supplements and must be read in conjunction with the Prospectus. Unless otherwise indicated, the information contained herein is current as of the filing date of the prospectus supplement in which the Company initially disclosed such information. This Supplement will be delivered with the Prospectus.

Status of Our Public Offering

As of June 30, 2010, we had received aggregate gross offering proceeds of approximately $25.9 million from the sale of approximately 2.6 million shares in our initial public offering, including subscription proceeds held in escrow for Pennsylvania and Massachusetts investors of $0.6 million. After allowing for the payment of approximately $2.3 million in selling commissions and dealer manager fees and $3.5 million in other offering expenses, through June 30, 2010, the Company has raised aggregate net offering proceeds of approximately $20.1 million. In addition, through June 30, 2010, we have issued approximately 21,000 shares associated with our distribution reinvestment program which represents $0.2 million of additional proceeds.

Since we have received in excess of $25.5 million in aggregate gross offering proceeds, we have satisfied our minimum offering requirements for Pennsylvania and Massachusetts. As a result, on July 6, 2010, we broke escrow with respect to subscriptions received from Pennsylvania and Massachusetts investors, which were maintained at our third-party escrow agent until we sold at least $25.5 million of shares of our common stock.

Recent Acquisitions

Acquisition of a Mortgage Loan

On June 29, 2010, we, through Lightstone Value Plus REIT II, LP, our operating partnership, (the “Operating Partnership”), entered into an Assignment and Assumption Agreement (the “Assignment”) with Citigroup Global Markets Realty Corp. (the “Seller”). Under the terms of the Assignment, the Operating Partnership purchased from the Seller a fixed-rate, nonrecourse mortgage note (the “Loan”) for $7.857 million. In addition, the Seller agreed to indemnify the Operating Partnership from all existing litigation as described below. Total legal and other closing costs of the Assignment were approximately $88,407, including an acquisition fee equal to 0.95% of the purchase price, or approximately $74,600, payable to our advisor. As a result of the Assignment, the Operating Partnership assumed all rights and obligations, with the exception of the existing litigation, in connection with the Loan, and became the lender under the Loan.

The Loan was originated by the Seller in August 2007 with an original principal balance of $18.675 million, and is collateralized by a limited service hotel located in East Rutherford, NJ. The Loan bears an interest of 5.916% per annum, with interest-only payment through September 6, 2009 and monthly principal and interest payment of $110,960 thereafter through maturity. The Loan was scheduled to mature in September 2017 under its original term, and has been in default since February 2009. The existing borrower has initiated on-going litigation against the Seller in connection with its borrowings from the Seller, including the Loan. As the Loan is in default, we intend in the future to either foreclose on the underlying property in order to take ownership of the property or negotiate a transfer of ownership with the existing borrower. We may incur additional fees at an estimated amount of approximately $0.5 million in the future associated with taking ownership of the property. If we take over the ownership of the property, we intend to invest an additional $0.9 million in the property, including approximately $0.7 to perform renovation upgrades to the rooms within the hotel.

The hotel is a 141-room limited service hotel currently operating as a Fairfield Inn (the “Fairfield Inn”) under a Marriot Franchise Agreement with a 10-year term expiring on August 31, 2017. Located at 850 Paterson Plank Road in East Rutherford, NJ, the Fairfield Inn is in immediate proximity to Teterboro Airport and Meadowlands Sports Complex, seven miles west of New York City and fifteen miles from Newark International Airport.

The Fairfield Inn was opened in 1997 and renovated during 2007. The Fairfield Inn currently has 141 rooms including 39 king guestrooms, 89 double/double guestrooms, 9 double rooms, and 4 suites. The occupancy rate, average daily rate and average revenue per available room (“RevPAR”) for the past five years are as follows:

Period	Average Occupancy Rate	Average Daily Rate	Average RevPAR
5 months ended 5/31/2010	58.34%	$82.80	$48.30
Year ended 12/31/2009	68.98%	$92.86	$64.05
Year ended 12/31/2008	76.68%	$113.16	$86.77
Year ended 12/31/2007	81.30%	$109.93	$89.37
Year ended 12/31/2006	79.95%	$102.48	$81.92

We believe that the existing borrowers maintain adequate insurance on the Fairfield Inn.

Sponsor Contribution Equity Interest in Brownmill, LLC (“Brownmill”)

Brownmill Interest

Lightstone SLP II LLC, a wholly-owned subsidiary of The Lightstone Group, LLC (“our Sponsor”), through an agreement with us and our Operating Partnership, committed to purchase subordinated profits interests of our Operating Partnership on a semiannual basis, beginning with the quarter ended June 30, 2010, at a price of $100,000 for each $1,000,000 in subscriptions that we accepted as part of our stock offering until we achieve the maximum offering. Our Sponsor may elect to purchase subordinated profits interests with cash or may contribute interests in real property of equivalent value.

On June 30, 2010, through our Operating Partnership, we entered into a Contribution Agreement with Lightstone Holdings LLC (“LGH”), a wholly-owned subsidiary of our Sponsor, pursuant to which LGH contributed to our Operating Partnership a 26.25% equity interest in Brownmill LLC (the “Brownmill Interest”) in order to fulfill our Sponsor’s commitment as described above. In exchange, our Operating Partnership issued 25 units of subordinated profits interests, at $100,000 per unit (at total value of $2.5 million), to Lightstone SLP II LLC. Brownmill LLC’s 100% gross value is valued at approximately $31.8 million of which $9.5 million is in the form of equity and $22.3 million is in the form of mortgage indebtedness as described below. The value of the Brownmill Interest is approximately $8.4 million of which $2.5 million is in the form of equity and $5.9 million is in the form of mortgage indebtedness. Our board of directors, in part, relied upon an opinion from an independent third party in arriving at the value of the Brownmill Interest.

The Brownmill Interest is a non-managing interest. All distributions from Brownmill LLC will be made on a pro rata basis in proportion to each member’s equity interest percentage. We will record the Brownmill Interest under the equity method of accounting, and record our allocated income or loss from Brownmill LLC based on our 26.25% equity interest percentage beginning April 1, 2010.

Brownmill Property Information

Brownmill includes two retail properties known as Browntown Shopping Center (“Browntown”) and Millburn Mall (“Millburn”) (collectively, the “Brownmill Properties”), which are located in Old Bridge, NJ and Vauxhall, NJ, respectively. These properties were built in 1962, and Browntown was recently renovated in 2008 and Millburn was renovated in 2006. The renovations included complete facades, parking lots and lighting as well as landscaping. Browntown and Millburn represent 84,851 square feet and 71,151 square feet of total gross leasable area, respectively, which include retail as well as office space. The Browntown center is in a highly visible location on Route 516 in Old Bridge, NJ, approximately one mile from US Route 9, a major north-south connector along the New Jersey shore. Old Bridge is 35 miles southwest of New York City. The Millburn center is half a mile from Interstate 78 on Vauxhill Road in Vauxhill, NJ. Vauxhill is 16 miles west of New York City. We believe the properties are well located and suitable to be used as retail shopping malls. Browntown and Millburn were 58.75% and 95.55% occupied, respectively, as of May 31, 2010.

As of May 31, 2010, Walgreen and Staples occupy approximately 34% and 18%, respectively, of the combined permanently leased square footage of the Brownmill Properties, and the name, business type, primary lease terms and certain other information of the top five tenants as of May 31, 2010 are set forth in the following table:

Name of Tenant	Business Type	Square Feet Leased	Percentage of Leaseable Space	Lease Expiration	Party with Renewal Rights
Walgreen Eastern Company	Retailer	39,748	34%	July 2027 and May 2015	Tenant
Staples	Office Supply	20,700	18%	March 2017	Tenant
ERA Design Real Estate	Real Estate Designer	3,000	3%	December 2010	None
US Dollar Store	Retailer	3,000	3%	February 2014	None
Coryton	Clothing Retailer	2,600	2%	May 2012	None

All of the leased space is commercial with leases ranging from an initial term of one year to seventeen years. The annual average percentage occupancy rate and the average effective net annual rental revenue per square foot for the last five years at the Brownmill Properties are as follows:

12 Months Ended	Annual Average Occupancy Rate	Average Effective Annual Rental Per Square Foot
5/31/2010*	75.4%	$21.28
12/31/2009	75.5%	$20.80
12/31/2008	90.7%	$17.81
12/31/2007	90.4%	$16.12
12/31/2006	88.7%	$16.27

*	Trailing twelve-month.

The existing leases of the Brownmill Properties will expire as follows:

Year	Number of Expiring Leases	Total Square Feet Leased	Aggregate Annual Rental	Percentage of Gross Annual Rental
2010*	6	10,223	$187,545	8%
2011	4	2,078	40,679	2%
2012	3	4,118	59,622	2%
2013	7	11,084	297,713	12%
2014	5	7,875	146,225	6%
2015	5	22,080	374,803	15%
2016	2	3,100	82,585	3%
2017	3	24,200	445,296	18%
2018	4	7,860	174,485	7%
2019	2	3,108	95,447	4%
2010	—	—	—	—
Subtotal	41	95,726	1,904,400	78%
Thereafter	2	21,692	540,900	22%
Total	43	117,418	$2,445,300	100%

*	7 months remaining.

The Brownmill Properties are depreciated for federal income tax purposes on a straight-line basis using an estimated useful life of up to 39 years.

The aggregate realty taxes paid on the Brownmill Properties for the fiscal year ended December 31, 2009 were $506,201. Browntown and Millburn were subject to a tax rate of 4.20% and 15.35%, respectively.

We believe that the Brownmill Properties are adequately insured.

General competitive conditions affecting the Brownmill Properties include those identified in the section of our Prospectus captioned “Competition.” Other risks associated with the Properties are identified in the section of our Prospectus captioned “Risk Factors — Risks Associated with our Properties and the Market.”

The Loan

The Brownmill Properties are subject to a mortgage loan with an original principal amount of $23.8 million cross collateralized by the Brownmill Properties (the “Brownmill Loan”). As our investment in Brownmill is accounted for as an investment under the equity method of accounting, the Brownmill Loan will not be reflected in our consolidated balance sheet. The Brownmill Loan has a 10-year term and provides for monthly principal and interest payments of $133,051 through its maturity date on October 8, 2015. The Brownmill Loan bears a fixed interest rate of 5.36%. The aggregate outstanding balance of the Brownmill Loan was $22.2 million as of May 31, 2010, $19.8 million of which will be due upon maturity assuming no prior principal prepayment.

Trade Name of Property	Location of Property	Monthly Base Rent as of May 31, 2010	Loan Balance at May 31, 2010	Loan Interest Rate	Loan Maturity	Property Mangement Agent(2)	Annual Property Management Fee(3)
Browntown Shopping Center	Old Bridge, NJ	$77,626	$11,113,359	5.36%	October 2015	Beacon Property Management	4% Receipts
Millburn Mall	Vauxhall, NJ	$133,953	$11,113,359	5.36%	October 2015	Beacon Property Management	4% Receipts

(1)	The Brownmill Properties are cross-collateralized by the same loan.
(2)	Each of the properties is operated under a management agreement with Beacon Property Management, LLC, a subsidiary of our Sponsor and an affiliate of our advisor.

Compensation Table

The following information replaces the section of our Prospectus captioned “Compensation Table” on page 56 of the Prospectus.

COMPENSATION TABLE

The compensation arrangements between us, our advisor, property managers, dealer manager, The Lightstone Group and their affiliates were not determined by arm’s-length negotiations. The following table discloses the compensation which we may pay such parties. In those instances in which there are maximum amounts or ceilings on the compensation which may be received, our affiliates may not recover any excess amounts for those services by reclassifying them under a different compensation or fee category. See the section of the Prospectus captioned “Conflict of Interest” for more information about the conflicts of interest with our affiliates.

We define net income as total revenues less expenses other than additions to reserves for depreciation or bad debts or other similar non-cash reserves. When we use the term “net income” for purposes of calculating some expenses and fees, it excludes the gain from the sale of our assets. However, this net income definition is not in accordance with generally accepted accounting principles in the United States, because we do not deduct depreciation and other non-cash reserves in determining net income.

We define the term “net investment” to mean the original issue price paid for our common stock, reduced by distributions from the sale or financing of our properties.

For description of an undertaking that we have made to limit compensation paid to our affiliates, see “Compensation Restrictions” and “Reports to Stockholders.”

Non-Subordinated Payments

The following aggregate amounts of compensation, allowances and fees we may pay to our affiliates are not subordinated to the returns on initial investments that we are required to pay to our stockholders.

Type of Compensation and Recipient	Method of Compensation	Estimated Maximum Dollar Amount
Organizational and Offering Stage
Selling commissions and dealer manager fees paid to Lightstone Securities LLC.(1)	Up to 7% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers. Lightstone Securities, our dealer manager, intends to reallow 100% of commissions earned for those transactions that involve participating broker-dealers.	We currently estimate selling commissions of $35,700,000 if the maximum offering is sold. Through inception of the offering to June 30, 2010, approximately $1.9 million of selling commissions have been incurred and paid.
	Up to 3% of gross offering proceeds before reallowance to participating broker-dealers. Lightstone Securities, in its sole discretion, may reallow a portion of its dealer manager fee of up to 3% of the gross offering proceeds to be paid to such participating broker-dealers.	We currently estimate a dealer manager fee of $15,300,000 if the maximum offering is sold. Through inception of the offering to June 30, 2010, approximately $0.4 million of dealer management fees have been incurred and paid.
We will sell subordinated profits interests of our operating partnership to Lightstone SLP II LLC and use the sale proceeds to pay all selling commissions and all dealer manager fees. If we achieve the maximum offering, we estimate selling commissions and dealer manager fees of $51,000,000.
Organization and other offering costs.(2)	We will pay all organizational and offering expenses in connection with this offering, except we will use the proceeds from (i) the portion of dealer manager fee that is not reallowed to participating broker dealers and (ii) the cash sale of our subordinated profits interests (if any) to pay such expenses to the extent that we do not pay dealer manager fees and selling commissions up to 10% of our gross proceeds.	We currently estimate organization and offering expenses of approximately $4,100,000 if the maximum offering is sold.
If the selling commissions and dealer manager fees exceed 10% of the proceeds raised in the offering and, due to unforeseen circumstances the offering abruptly terminates after receiving the minimum subscription proceeds, the excess will be paid by the dealer manager without recourse to us.

Type of Compensation and Recipient	Method of Compensation	Estimated Maximum Dollar Amount
Acquisition Stage
Acquisition fee and expenses paid to our advisor.	Our advisor will be paid an acquisition fee in an amount equal to 0.95% of the gross contract purchase price (including any mortgage assumed) of the property purchased. Our advisor will also be reimbursed for expenses that it incurs in connection with purchase of the property.	$4,845,000 will be paid as an acquisition fee if 51,000,000 shares are sold ($19,380,000 assuming aggregate long-term permanent leverage of approximately 75%).
The acquisition fee and expenses for any particular property, including amounts payable to affiliates, will not exceed, in the aggregate, 5% of the gross contract purchase price (including any mortgage assumed) of the property.
If we request additional services, the compensation will be provided on separate agreed-upon terms and the rate will be approved by a majority of disinterested directors, including a majority of the disinterested independent directors, as fair and reasonable for us.
Operational Stage
Property management fee paid to our property managers. This fee will be paid for services in connection with the rental, leasing, operation and management of the properties and the supervision of any third parties that are engaged by our property managers to provide such services.	Residential and Retail Properties: Our property managers will be paid a monthly management fee of 5% of the gross revenues from our residential and retail properties.

	Office and Industrial Properties: For the management and leasing of our office and industrial properties, we will pay to our property managers property management and leasing fees of up to 4.5% of gross revenues from our office and industrial properties. In addition, we may pay our property manager a separate fee for the one-time initial rent-up or leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arm’s-length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area.	The actual amounts are dependent upon results of operations and, therefore, cannot be determined at the present time.

Type of Compensation and Recipient	Method of Compensation	Estimated Maximum Dollar Amount
Lodging Properties: For the management and leasing of our lodging properties, we will pay to our property managers property management fee of up to 5% of revenues.
Notwithstanding the foregoing, our property managers may be entitled to receive higher fees in the event our property managers demonstrate to the satisfaction of a majority of the directors (including a majority of the independent directors) that a higher competitive fee is justified for the services rendered.
Our property managers may subcontract their duties for a fee that may be less than the fee provided for in the management services agreements. In the event one of our property managers subcontracts its duties with respect to some or all of our properties, the fees payable to such parties for such services will be deducted from the monthly management fee payable to such property manager by us or paid directly by such property manager.
Asset management fee paid to our advisor.	Our advisor will be paid an advisor asset management fee of 0.95% of our average invested assets. Average invested assets means the average of the aggregate book value of our assets invested in equity interests in, and loans secured by, real estate before reserves for depreciation or bad debt or other similar non-cash reserves. We will compute the average invested assets by taking the average of these values at the end of each month during the quarter for which we are calculating the fee. The fee will be payable quarterly in an amount equal to 0.2375 of 1% of average invested assets as of the last day of the immediately preceding quarter.	The amount of the fee depends on the cost of the average invested assets at the time the fee is payable and, therefore, cannot be determined now.

Type of Compensation and Recipient	Method of Compensation	Estimated Maximum Dollar Amount
Our advisor must reimburse us for the amounts, if any, by which our total operating expenses, the sum of the advisor asset management fee plus other operating expenses, paid during the previous fiscal year exceed the greater of:
2% of our average invested assets for that fiscal year, or
25% of our net income for that fiscal year;
Items such as interest payments, taxes, non-cash expenditures, the special liquidation distribution, organization and offering expenses, and acquisition fees and expenses are excluded from the definition of total operating expenses, which otherwise includes the aggregate expenses of any kind paid or incurred by us. Excess amounts relating to items listed above may not need to be reimbursed. See “Management — Our Advisory Agreement” for an explanation of circumstances where the excess amount specified in clause (1) may not need to be reimbursed.
Reimbursable expenses to our advisor. These may include costs of goods and services, administrative services and non-supervisory services performed directly for us by independent parties.	We will reimburse some expenses of the advisor related to our organization and this offering. We will reimburse our advisor for acquisition expenses up to a maximum amount which, collectively with all acquisition expenses and fees, will not exceed, in the aggregate, 5% of our gross offering proceeds. The compensation and reimbursements to our advisor will be approved by a majority of our directors and a majority of our independent directors as fair and reasonable for us.	The actual amounts of reimbursable expenses in connection with this offering are dependent upon results of operations and, therefore, cannot be determined at the present time. The reimbursable expenses are subject to aggregate limitations on our operating expenses referred to under “Non-Subordinating Payments — Operational Stage — Asset Management Fee” above.
Subordinated Payments	Operational Stage
We cannot assure investors of the cumulative non-compounded returns discussed below, which we disclose solely as a measure for the compensation of our sponsor and affiliates.

Type of Compensation and Recipient	Method of Compensation	Estimated Maximum Dollar Amount
Distributions with respect to the subordinated profits interests, payable to Lightstone SLP II LLC, which is controlled by our sponsor.(3)	(i) Before Achieving the 7% Stockholder Return Threshold. Regular distributions will be made initially to us, which we will then distribute to the holders of our common stock, until these holders have received dividends equal to a cumulative non-compounded return of 7% per year on their net investment. Until this 7% threshold is reached, our operating partnership will not pay to Lightstone SLP II LLC, which is controlled by our sponsor, any distributions with respect to the purchase price of the subordinated profits interests that it received in exchange for agreeing to pay the dealer manager fees and selling commissions.	The actual amounts are dependent upon results of operations and, therefore, cannot be determined at the present time.
(ii) After Achieving the 7% Stockholder Return Threshold. After the first 7% threshold is reached, our operating partnership will make all of its distributions to Lightstone SLP II LLC until that entity receives an amount equal to a cumulative non-compounded return of 7% per year on the purchase price of the subordinated profits interests.
(iii) Before Achieving the 12% Stockholder Return Threshold. After this second 7% threshold is reached and until the holders of our common stock have received dividends in an amount equal to a cumulative non-compounded return of 12% per year on their net investment (including, for the purpose of the calculation of such amount, the amounts equaling a 7% return on their net investment described in paragraph (i) of this section), 70% of the aggregate amount of any additional distributions by our operating partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 30% of such amount will be payable by our operating partnership to Lightstone SLP II LLC. “Net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties.

Type of Compensation and Recipient	Method of Compensation	Estimated Maximum Dollar Amount
(iv) After Achieving the 12% Stockholder Return Threshold. After this 12% threshold is reached, 60% of the aggregate amount of any additional distributions by our operating partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 40% of such amount will be payable by our operating partnership to Lightstone SLP II LLC.
Liquidation Stage
Special liquidation distribution, payable to Lightstone SLP II LLC, which is controlled by our sponsor.(4)	i. Before Achieving the 7% Stockholder Return Threshold. Distributions in connection with our liquidation will be made initially to us, which we will distribute to holders of our common stock, until these holders have received liquidation distributions equal to their initial investment plus a cumulative non-compounded return of 7% per year on their net investment. “Net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties. Until this 7% threshold is reached, our operating partnership will not pay to Lightstone SLP II LLC any special liquidation distribution in connection with our liquidation.	The actual amounts to be received depend upon the net sale proceeds upon our liquidation and, therefore, cannot be determined at the present time.
ii. After Achieving the 7% Stockholder Return Threshold. After the first 7% threshold is reached, Lightstone SLP II LLC will receive special liquidation distributions with respect to the purchase price of the subordinated profits interests that it received in exchange for agreeing to pay the costs and expenses of this offering, including dealer manager fees and selling commissions, until it receives an amount equal to the purchase price of the subordinated profits interests plus a cumulative non-compounded return of 7% per year on the purchase price of those interests.

Type of Compensation and Recipient	Method of Compensation	Estimated Maximum Dollar Amount
iii. Before Achieving the 12% Stockholder Return Threshold. After this second 7% threshold is reached and until the holders of our common stock have received an amount equal to their initial investment plus a cumulative non-compounded return of 12% per year on their net investment (“net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties) purpose of the calculation of such amount, the amounts described in paragraph (i) of this section), 70% of the aggregate amount of any additional distributions by our operating partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 30% of such amount will be payable by our operating partnership to Lightstone SLP II LLC; and
iv. After Achieving the 12% Stockholder Return Threshold”. After this 12% threshold is reached, 60% of the aggregate amount of any additional distributions by our operating partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 40% of such amount will be payable by our operating partnership to Lightstone SLP II LLC.
In the event of the termination of the advisory agreement, Lightstone SLP II LLC may elect to (i) receive cash in an amount equal to the cash purchase price per subordinated profits interest and the value of the contributed interests in real property (with such value determined at the time o contribution) per subordinated profits interest, or (ii) retain the subordinated profits interests and receive distributions in accordance with the terms of such interests.

Type of Compensation and Recipient	Method of Compensation	Estimated Maximum Dollar Amount
We cannot assure investors of the cumulative non-compounded returns discussed above, which we disclose solely as a measure for the compensation of our sponsor and affiliates.

(1)	The selling commissions, all of which Lightstone Securities will reallow to unaffiliated broker-dealers, and dealer manager fee are unsubordinated payments that we are contractually obligated to make regardless of our sale of the subordinated profits interests. In a separate agreement, Lightstone SLP II LLC committed to purchase subordinated profits interests semiannually at a price of $100,000 for each $1,000,000 in subscriptions that we accept until we achieve the maximum offering. Our sponsor may elect to purchase subordinated profits interests with cash or may contribute interests in real property of equivalent value. The proceeds received from the cash sale of subordinated profits interests will be used to pay dealer manager fees and selling commissions. If our sponsor elects to purchase subordinated profits interests with interests in real properties, a majority of our board of directors (including a majority of our independent directors) will determine the value of the interest based on an appraisal obtained by a qualified independent real estate appraiser concerning the underlying property. If our sponsor elects to contribute interests in real property in exchange for subordinated profits interests, we would own real property interests valued at the time of contribution $51,000,000 if we achieve the maximum offering, in each case without paying any acquisition fees or acquisition expenses. Any subordinated profits interests purchased with the sponsor’s interest in real property may have property level secured indebtedness to which our purchase may be subject. In determining the value of such interests, the board of directors will consider our individual and portfolio leverage limitations, the maturity date and interest rate of any such indebtedness and the current state of the real estate debt markets at the time of such purchase in determining the value of such property. Our sponsor will independently finance Lightstone SLP II’s cash purchases of these interests without using any funds that we receive from the sale of our common stock. As a result, we will be able to use all of the proceeds from the sale of our common stock to invest in real properties. We will use any of the proceeds the funds received for the subordinated profits interests to pay the unsubordinated selling commissions, dealer manager fee and organizational and offering expenses described above. In consideration of its purchase of subordinated profits interests, Lightstone SLP II LLC will receive an interest in our regular and liquidation distributions. See “Compensation Table — Subordinated Payments.” These distributions to Lightstone SLP II LLC are always subordinated to our stockholders’ receipt of a stated preferred return and are unrelated to the payments to our dealer manager and unaffiliated soliciting dealers discussed above.
(2)	Organization costs consist of actual legal, accounting, printing and other accountable offering expenses, other than selling commissions and the dealer manager fee, including, but not limited to, amounts to reimburse our advisor for marketing, salaries and direct expenses of its employees, employees of its affiliates and others while engaged in registering and marketing the shares of our common stock to be sold in connection with this offering, which shall include, but not be limited to, development of marketing materials and marketing presentations, participating in due diligence, training seminars and educational conferences and coordinating generally the marketing process for this offering in addition to certain oversight costs. We structure the allocation of distributions and other subordinated payments differently than most REITs. In order to facilitate a complete understanding of our allocation structure, please see “Subordinated Distribution Chart” below for a basic table that illustrates how we will allocate these subordinated payments.
(3)	This section describes the apportionment of any regular distributions that the operating partnership may make. At each stage of distributions, a different apportionment method commences or terminates, as applicable, when a particular party or parties have received a specific amount of distributions. The return calculations described below take into account all regular distributions received and not the specific distribution being made. Achievement of a particular threshold, therefore, is determined with reference to all prior distributions made by our operating partnership to Lightstone SLP II, LLC and to us, which distributions we will distribute to holders of our common stock. Once a threshold is reached, the operating partnership will make all subsequent regular distributions pursuant to the allocation method triggered by that or later thresholds.

(4)	This section describes the apportionment of any liquidation distributions that we make. At each stage of distributions, a different apportionment method commences or terminates, as applicable, when a particular party or parties have received a specific amount of distributions. The return calculations described below take into account all regular and liquidation distributions received and not just distributions made upon liquidation. Achievement of a particular threshold, therefore, is determined with reference to all prior distributions made by our operating partnership to Lightstone SLP II LLC and to us, which we will distribute to our stockholders.

Calculations of cumulative non-compounded returns in the above table are computed as follows: for the period for which the calculation is being made, the percentage resulting from dividing: (i) the total distributions paid on each distribution payment date during the designated period, by (ii) the product of (a) the average adjusted investor capital for such period (calculated on a daily basis), and (b) the number of years (including the fractions thereof) elapsed during the specified period.

Subordinated Distribution Chart

We intend to make distributions to our stockholders. In addition, the subordinated profits interests will entitle Lightstone SLP II LLC, which is controlled by our sponsor, to certain distributions from our operating partnership, but only after our stockholders have received a stated preferred return. The following table sets forth information with respect to the apportionment of any regular and liquidation distributions that the operating partnership may make among Lightstone SLP II LLC and us, which we will distribute to our stockholders. The return calculations outlined below account for all regular and liquidation distributions that our operating partnership has made to Lightstone SLP II LLC and to us, which we will distribute to our stockholders. For a more detailed discussion of distribution apportionment, see “Operating Partnership Agreement.”

Note that the chart reads chronologically from top to bottom, so that all distributions are initially made to stockholders in accordance with row (i), until the stockholders have received a return of 7% on their net investment. For purposes of the preceding sentence, “net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties. Then, all distributions will be made to Lightstone SLP II, LLC in accordance with row (ii) until that entity has received 7% on the purchase price of the subordinated profits interests. Row (iii) will then apply, and after that row (iv).

We cannot assure investors of the cumulative non-compounded returns discussed below, which we disclose solely as a measure for the compensation of our sponsor and affiliates.

Recipient(s) of Distribution (Listed Chronologically)	Apportionment of Distribution	Cumulative Non-Compounded Return Threshold (That Initiates Next Level of Distributions)
(i) Stockholders	100%	7% per year on stockholders’ net investment (and, in the case of liquidation, an amount equal to the stockholders’ initial investment)
(ii) Lightstone SLP II LLC	100%	7% per year on the purchase price of the subordinated profits interest (and, in the case of liquidation, an amount equal to the purchase price of the subordinated profits interest)
(iii) Stockholders/Lightstone SLP II LLC	70% to stockholders; 30% to Lightstone SLP II LLC	Until 12% per year on stockholders’ net investments
(iv) Stockholders/Lightstone SLP II LLC	60% to stockholders; 40% to Lightstone SLP II LLC	Above 12% on stockholders’ net investment (remainder of regular distributions apportioned in this manner)

Status of Fees Paid and Deferred

From April 28, 2008 (date of inception) through December 31, 2009, we reimbursed the Advisor $0 for organizational and offering expenses. For the period January 1, 2010 through June 30, 2010, we reimbursed the Advisor $1.7 million for organizational and offering expenses.

The following table shows the amounts incurred and paid to our Advisor and its affiliates since inception.

	For the Six Months Ended June 30, 2010	For the Year Ended December 31, 2009	For the Period April 28, 2008 (Date of Inception) through December 31, 2008
Acquisition fees	$74,642	$16,055	$—
Asset management fees	8,028	2,676	—
Property management fees	—	—	—
Acquisition expenses reimbursed to Advisor	—	—	—
Development fees	—	—	—
Leasing commissions	—	—	—
Total	$82,670	$18,731	$—

Through June 30, 2010, no fees have been deferred.

Estimated Use of Proceeds

The following information replaces the section of our Prospectus captioned “Estimated Use of Proceeds” on page 66 of the Prospectus.

ESTIMATED USE OF PROCEEDS

The amounts listed in the table below represent our current estimates concerning the use of the offering proceeds. Since these are estimates, they may not accurately reflect the actual receipt or application of the offering proceeds. This first scenario assumes we sell the maximum of 51,000,000 shares in this offering at $10 per share. The second scenario assumes that we sell the maximum of 51,000,000 shares in this offering at $10 per share and that we maintain the maximum leverage of 75% of the aggregate fair market value of our properties. We will pay all organizational and offering expenses in connection with this offering, except that we will use (i) the portion of the dealer manager fee that is not reallowed to participating broker dealers and (ii) the remaining proceeds from the sale of our subordinated profits interests to pay such expenses to the extent that we do not pay dealer manager fees and selling commissions up to 10% of our gross offering proceeds. Under each of these scenarios we have not given effect to the following:

•	any special sales or volume discounts which could reduce selling commissions;
•	the sale of the maximum of 6,500,000 shares of common stock in our distribution reinvestment program at $9.50 per share; or
•	that our sponsor may elect to contribute interests in real property in lieu of cash in exchange for subordinated profits interests.

	Maximum Dollar Amount	Percent	Maximum Dollar Amount Assuming Maximum Leverage	Percent
Gross offering proceeds	$510,000,000	100%	$510,000,000	100%
Less offering expenses(1)
Selling commissions, dealer manager fee and organizational and offering expenses(2)	$51,000,000	10.0%	$51,000,000	10.0%
Amount available for investment before sale of subordinated profits interests to sponsor(4)	$459,000,000	90%	$459,000,000	90%
Proceeds from cash sale of subordinated profits interests to sponsor(3)	$51,000,000		$51,000,000
Total proceeds after cash sale of subordinated profits interests to Sponsor to be contributed to the operating partnership	$510,000,000	100%	$510,000,000	100%
Acquisition costs
Acquisition fees(4)	$4,845,000	0.95%	$19,380,000	3.8%
Acquisition expenses(5)	$2,295,000	0.45%	$6,120,000	1.2%
Initial working capital reserves	$2,550,000	0.5%	$2,550,000	0.5%
Total proceeds available for investment(6)(7)	$500,310,000	98.1%	$481,950,000	94.5%

(1)	All dealer manager fees and selling commissions will be paid with the proceeds from the sale of subordinated profits interests to Lightstone SLP II LLC if our sponsor elects to purchase subordinated profits interests for cash. Lightstone SLP II LLC will purchase subordinated profits interests of our operating partnership at a cost of $100,000 per unit, the purchase price of which will be repaid only after stockholders receive a stated preferred return and their net investment. These subordinated profits interests will also entitle Lightstone SLP II LLC to a portion of any regular distributions made by the operating partnership, but only if our stockholders receive a 7% preferred return. Our sponsor will pay the dealer manager fees and selling commissions to the extent that such fees and commissions exceed the proceeds from the sale of the subordinated profits interests to Lightstone SLP II LLC. Our sponsor may elect to contribute interests in real property in lieu of cash in exchange for subordinated profits interests. We will pay dealer manager fees and selling commissions with proceeds from this offering to the extent that our sponsor elects to contribute interests in real property in exchange for subordinated profits interests.
(2)	Includes selling commissions generally equal to 7% of aggregate gross offering proceeds and a dealer manager fee equal to 3% of aggregate gross offering proceeds and the payment of all offering and organizational expenses with the portion of the dealer manager fee that is not reallowed to participating broker dealers. See “Plan of Distribution — Volume Discounts” for a description of volume discounts. We currently expect to incur approximately $4.1 million of offering and organizational expense, if we achieve the maximum offering. We expect a portion of these fees to be paid with the portion of the dealer manager fee that is not reallowed to participating broker dealers. Lightstone Securities, in its sole discretion, intends to reallow selling commissions of up to 7% of gross offering proceeds to unaffiliated broker-dealers participating in this offering attributable to the amount of shares sold by them. In addition, Lightstone Securities may reallow a portion of its dealer manager fee to participating dealers in the aggregate amount of up to 3% of gross offering proceeds to be paid to such participating dealers as marketing fees, based upon such factors as the volume of sales of such participating dealers, the level of marketing support provided by such participating dealers and the assistance of such participating dealers in marketing the offering, or to reimburse representatives of such participating dealers for the costs and expenses of attending our educational conferences and seminars. The amount of selling commissions may often be reduced under certain circumstances for volume discounts. See the “Plan of Distribution” section of this prospectus for a description of such provisions.
(3)	Until required in connection with the acquisition and development of properties, substantially all of the net proceeds of the offering and, thereafter, our working capital reserves may be invested in short-term, highly-liquid investments including government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts or other authorized investments as determined by our board of directors.
(4)	Acquisition fees do not include acquisition expenses. Acquisition fees exclude any construction fee paid to a person who is not our affiliate in connection with construction of a project after our acquisition of the property.
(5)	Acquisition expenses include legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and other closing costs and miscellaneous expenses relating to the selection, acquisition and development of real estate properties, whether or not acquired. For purposes of this table, we have assumed expenses of 0.45% of average invested assets; however, expenses on a particular acquisition may be higher. Acquisition fees and expenses for any particular property will not exceed, in the aggregate, 5% of the gross contract price of the property. We will reimburse our advisor for acquisition expenses up to a maximum amount which, collectively with all acquisitions fees and expenses, will not exceed, in the aggregate, 5% of the gross offering proceeds.
(6)	We may pay distributions from offering proceeds if we have not generated sufficient cash flow from our operations to fund distributions. Our ability to pay regular distributions and the size of these distributions will depend upon a variety of factors. If we pay such distributions from offering proceeds then we will have less offering proceeds available for investment. Through June 30, 2010, we have paid $0.2 million out of offering proceeds to fund cash distributions to our shareholders. As we invest the proceeds, we believe that we will generate over time excess funds from operations to cover these dividends paid out of offering proceeds.
(7)	The table assumes that our sponsor elects to purchase subordinated profits interests with cash. If our sponsor elects to contribute interests in real property of an equivalent value in lieu of cash, we will have less total proceeds available for investment. Assuming our sponsor does not purchase any subordinated profits interests with cash, the total proceeds available for investment will be $450,279,000 if we achieve the maximum offering and $431,103,000 if we achieve the maximum offering assuming maximum leverage. However we would own real property interests valued at $5,000,000 at the time of contribution if we achieve the minimum offering and $51,000,000 at the time of contribution if we achieve the maximum offering without paying acquisition fees or acquisition expenses.

Organizational and Offering Expenses

The term “organizational and offering expenses” in the Prospectus means the actual legal, accounting, printing and other accountable offering expenses, other than selling commissions and the dealer manager fee, including, but not limited to, amounts to reimburse our advisor for marketing, salaries and direct expenses of its employees, employees of its affiliates and others while engaged in registering and marketing the shares of our common stock to be sold in connection with this offering, which shall include, but not be limited to, development of marketing materials and marketing presentations, participating in due diligence, training seminars and educational conferences and coordinating generally the marketing process for this offering in addition to certain oversight costs. We will pay all organizational and offering expenses in connection with this offering, except we will use the proceeds from (i) the portion of the dealer manager fee that is not reallowed to participating broker dealers and (ii) the cash sale of our subordinated profits interests (if any) to pay such expenses to the extent that we do not pay dealer manager fees and selling commissions up to 10% of our gross proceeds.

Prior Performance of Affiliates of Our Sponsor

The following information replaces the section of our Prospectus captioned “Prior Performance of Affiliates of Our Sponsor” on page 68 of the Prospectus.

PRIOR PERFORMANCE OF AFFILIATES OF OUR SPONSOR

Prior Performance Summary

The following paragraphs contain information on prior programs sponsored by its owner, David Lichtenstein (“Sponsor” or “The Lightstone Group”), to invest in real estate. This discussion includes a narrative summary of our Sponsor’s experience in the last ten years for (i) all programs sponsored by him that have invested in real estate regardless of the investment objectives of the program and (ii) its investments for his own account. The information set forth is current as of December 31, 2009, except where a different date is specified. You are strongly encouraged to carefully read the section captioned “Prior Performance of Affiliates of Our Sponsor — Recent Adverse Business Developments” below for recent adverse developments that occurred in 2009 and 2010 and may continue to occur in 2010 that are not reflected in the tabular information reflected in this prospectus, including current and potential loan defaults and other adverse developments.

For purposes of this summary and the tables included in this Prospectus, we have divided the information into two separate sections. One section deals with the investment performance of our Sponsor, investing for its own account. These investments are referred to as “Non-Program Properties”. The other section deals with the 19 public and non-public real estate investment programs sponsored by our Sponsor and its affiliates which raised funds from outside investors during the 10 years ended December 31, 2009. These investments are referred to as “Program Properties.”

The information contained herein is included solely to provide prospective investors with background to be used to evaluate the real estate experience of our Sponsor and its affiliates. The information summarized below is set forth in greater detail in the Prior Performance Tables for Program and Non-Program Properties included in this Prospectus. Investors should direct their attention to the Prior Performance Tables for Program and Non-Program Properties for further information regarding the prior performance of the Sponsor and its affiliates. In addition, as part of its Registration Statement, we have filed certain tables with the Securities and Exchange Commission which report more detailed information regarding Program Property acquisitions by prior programs. Investors can obtain copies of such tables, without charge, by requesting Table VI — Acquisition of Properties by Programs from Part II of this registration statement from us.

THE INFORMATION IN THIS SECTION AND THE TABLES REFERENCED HEREIN SHOULD NOT BE CONSIDERED AS INDICATIVE OF HOW WE WILL PERFORM. THIS DISCUSSION REFERS TO THE PERFORMANCE OF PRIOR PROGRAMS AND PROPERTIES SPONSORED BY OUR SPONSOR OR ITS AFFILIATES OVER THE PERIODS LISTED THEREIN. IN ADDITION, THE TABLES INCLUDED WITH THIS PROSPECTUS (WHICH REFLECT RESULTS OVER THE PERIODS SPECIFIED IN EACH TABLE) DO NOT MEAN THAT WE WILL MAKE INVESTMENTS COMPARABLE TO THOSE REFLECTED IN SUCH TABLES. IF YOU PURCHASE SHARES IN LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC., YOU WILL NOT HAVE ANY OWNERSHIP INTEREST IN ANY OF THE REAL ESTATE PROGRAMS DESCRIBED IN THE TABLES (UNLESS YOU ARE ALSO AN INVESTOR IN THOSE REAL ESTATE PROGRAMS).

Our Sponsor

Our business is managed by Lightstone Value Plus REIT II, LLC (the “Advisor”), an affiliate of the Lightstone Group (our “Sponsor”), under the terms and conditions of an advisory agreement. Our Sponsor and Advisor are owned and controlled by David Lichtenstein, the Chairman of our board of directors. Our

Sponsor is one of the largest private residential and commercial real estate owners and operators in the United States today, with a diversified portfolio of over 170 properties containing approximately 10,620 multifamily units, 5.2 million square feet of office space, 2.8 million square feet of industrial space, and 12.5 million square feet of retail space. These residential, office, industrial and retail properties are located in 25 states, the District of Columbia and Puerto Rico. Based in New York, and supported by regional offices in New Jersey, Illinois and Maryland, our sponsor employs approximately 1,050 staff and professionals including a senior management team with approximately 24 years on average of industry experience. Our Sponsor has extensive experience in the areas of investment selection, underwriting, due diligence, portfolio management, asset management, property management, leasing, disposition, finance, accounting and investor relations. Our Sponsor, on December 8, 2009, entered into a definitive agreement to dispose of all of its outlet centers interests, which comprise of approximately 8 million square feet of the 12.5 million square feet of retail space owned. The transaction is expected to close during calendar 2010.

For a description of the recent adverse developments that have affected and may continue to affect some of the sponsor’s properties, see the section of this prospectus captioned “Prior Performance of Affiliates of our Sponsor — Recent Adverse Business Developments,” below.

During the past ten years, our Sponsor has invested in numerous real estate properties. Generally, our Sponsor acquired such properties for its own account. (These personal account investments are referred to as “Non-Program Properties”.) Additionally, our Sponsor also purchased certain real estate properties through 19 non-public and one public programs in which it raised funds from outside investors during the last ten years. (Since outside investors are included, these are referred to as “Program Properties”.)

Non-Program Properties

The following is a summary of the investment performance of our Sponsor that represents the results of investments made for his own account (“Non-Program Properties”) since 2005. Mr. Lichtenstein has been in the real estate business since 1985 and has been operating independently since 1995. Prior to that date, Mr. Lichtenstein operated in an organization that was controlled by a group over which he did not have operational control. This information is presented to show our Sponsor’s experience investing in Non-Program Properties. For all Non-Program Properties, our Sponsor has operational control, including making all material property decisions.

The following definitions are applicable to the Non-Program Properties summaries below:

“Acquisition Costs” include a Non-Program Properties total purchase price including closing costs (e.g., legal fees and expenses, appraisals, accounting fees, due diligence expenses, title insurance and similar and related costs).

“Cumulative Capital Advanced” is the total cash capital contributed or loans advanced to the owning entities by our Sponsor and its affiliates.

“Cumulative Cash Distributions” is the aggregate amount of cash distributed by the owning entities from operating cash flow and sale and refinancing to our Sponsor and its affiliates.

These Non-Program Properties have similar investment objectives as the REIT, capital appreciation with a secondary objective of income. The Non-Program Properties differ from those of the REIT in that: (i) a substantial portion of our Sponsor’s returns have come from refinancing proceeds; (ii) our Sponsor utilizes more leverage than the REIT is permitted to use; (iii) the Non-Program Properties owning entities generally do not pay any Acquisition Fees, Asset Management Fees or other fees to our Sponsor which the REIT does pay; and (iv) the Non-Program Properties owning entities operational documents generally do not contain the prohibitions of self-dealing activities and the operational and investment limitations that are applicable to the REIT. YOU SHOULD NOT CONSTRUE INCLUSION OF THE FOLLOWING INFORMATION AS IMPLYING IN ANY MANNER THAT WE WILL HAVE RESULTS COMPARABLE TO THOSE REFLECTED IN THE INFORMATION BELOW BECAUSE THE YIELD AND CASH AVAILABLE AND OTHER FACTORS COULD BE SUBSTANTIALLY DIFFERENT IN OUR PROPERTIES.

At December 31, 2009, the aggregate acquisition cost of the Non-Program Properties owned is approximately $1.6 billion. Such cost is the actual total acquisition costs of the Non-Program Properties and does not represent the current fair market value of such properties. The Cumulative Capital Advanced in the Non-Program Properties is approximately $323.1 million with no capital advanced remaining in such properties (after taking into account all cash distributions as indicated in the table below). As a percentage of cumulative capital invested in these properties, cumulative cash distributions since the inception of these investments in 1995 were 123% as of December 31, 2009. For the period January 1, 2005 through December 31, 2009, the Non-Program Properties owned by our Sponsor made aggregate cash distributions to our Sponsor from operations, sales and refinancing proceeds of approximately $343.9 million.

Average cash distributed per year for the last five years as a percentage of cumulative capital invested in all non-program properties at December 31, 2009 was 20.5% per year. Based upon appraisals and other valuations, we believe that the value of the equity in these Non-Program Properties as of December 31, 2009 is in excess of the Cumulative Capital Advanced.

For the period January 1, 2005 through December 31, 2009, the Non-Program Properties owned by our Sponsor made aggregate cash distributions to our Sponsor from operations, sales and refinancing proceeds of approximately $378.0 million. Information on such Non-Program Properties owned is set forth in the table below.

Aggregate Cash Distributions from Non-Program Properties
for the Period January 1, 2005 to December 31, 2009

	2005	2006	2007	2008	2009
Number of Non-Program Real Estate Properties Owned	66	89	124	114	79
Cumulative Acquisition Costs to date(1)	$1,332,727,089	$1,640,447,392	$1,901,263,338	$1,901,263,338	$1,901,263,338
Cumulative Capital Advanced as of the end of the period(2)	$247,598,614	$270,952,381	$295,664,928	$299,982,142	$305,225,534
Cumulative Cash Distributions as of the end of the period(3)	$150,812,489	$303,098,044	$314,054,088	$367,677,063	$390,509,205
Total Acquisition Costs during the period	$1,069,025,000	$307,720,303	$260,815,946	$—	$—
Original Mortgage	$865,393,953	$286,573,360	$237,550,000	$—	$—
Cash down Payment	$203,631,047	$21,146,943	$23,265,946	$—	$—
Capital Invested during the period	$210,396,827	$23,353,767	$24,712,547	$4,317,214	$5,243,392
Total Cash distributions during the period	$95,227,001	$152,285,555	$10,956,043	$53,622,975	$22,832,142
From operating cash flow	$1,981,368	$4,470,024	$7,968,543	$12,109,474	$16,109,815
From sales	$—	$67,476,682	$—	$41,513,501	$6,722,327
From refinancing	$93,245,633	$80,338,849	$2,987,500	$—	$—
Non Program Debt at December 31,	$1,163,858,717	$1,615,573,995	$1,958,967,844	$1,781,087,533	$1,209,684,292

(1)	Costs for all years include Acquisition costs in the amount of $271 million which were for the properties sold shown on Table V of Appendix A.
(2)	Cumulative Capital Advanced as of 12/31/09, included $36.4 million of capital contributed for the properties sold shown in Table V of Appendix A.
(3)	Cumulative Capital Distributed as of 12/31/09 Included $114.9 million of capital distributed for the properties sold shown in Table V of Appendix A.

Non-Program Properties Sales for 2007 to 2009

Property	Five Industrial Properties Sold from the Original Sealy Portfolio		Edgemere – Residential	Towne Oaks	Maryland Industrial Portfolio		Heathercroft	Property from the Original Acadia Portfolio		HFI		Kirk Road (PGRT)	Narco (PGRT)	Jorie (PGRT)
Date Acquired	Feb-07		1995	1998	2000		Jul-05	Dec-02		July-07		Jul-05	Jul-05	Jul-05
Date Sold	Various Months in 2008	(1)	Jun-08	Jul-08	Jun-08/ May-09	(6)	May-09	Aug-09		Dec-09		May-09	May-07	July-09
Total costs of properties, including closing and soft costs	$23,260,347		$9,100,000	$4,012,111	$9,000,000		$9,625,000	$3,597,344		$185,732,433		$3,791,356	$5,909,794	$28,031,416
Original Mortgage Financing	$21,225,000		$9,000,000	$3,300,000	$8,550,000		$7,565,428	$3,360,702	(2)	$170,680,000		$4,472,743	$2,602,582	$22,010,745
Total Cumulative Capital Advanced during period owned	$460,000		$706,425	$100,740	$1,750,774		$6,332,033 (5)	$236,642		$15,079,641		$—	$—	$1,810,313
Total Selling Price, Net of Closing Costs	$24,345,594		$33,248,239	$8,533,696	$13,709,211		$4,485,314	$3,872,780		$170,680,000	(3)	$4,070,246	$6,892,370	$21,250,853
Mortgage Balance at time of Sale	$21,225,000		$22,231,604	$5,509,717	$6,530,567		$8,000,000	$—	(4)	$170,680,000		$4,263,750	$2,507,441	$21,250,853
Total Cumulative Cash Distributions during period owned from operations	$1,305,727		$6,061,548	$789,029	$2,191,014		$569,279	$635,067		$14,192,000		$169,806	$4,774,951	$—
Cash received Net of Closing costs	$3,120,594		$11,016,635	$3,023,979	$7,178,644		$(3,514,686)	$3,872,780		$—		$(193,504)	$4,384,928	$—
Total cash distribtions	$4,426,321		$17,078,183	$3,813,008	$9,369,658		$(2,945,407)	$4,507,847		$14,212,000		$(23,698)	$9,159,879	$—

(1)	The mortgage was refinanced as part of the original portfolio in November 2005, this amount represents the mortgage the was paid off in November 2005.
(2)	Three sales for five properties which occurred in May, September and November of 2008.
(3)	Foreclosure-debt relieved on property.
(4)	49% of property was sold. This portion was not refinanced with the rest of the portfolio in 2005.
(5)	Capital Contribution includes $4.2 million liability assumed for remaining line of credit used to finance the porperty, after sale of property.
(6)	Sale of first property 2008 includes defeasance: $1.3 million paydown of loan on second property. Second property sold in 2009.

Narrative Summary of Acquisitions of Non-Program Properties for the Period 2000 through 2009

In 2000, our Sponsor acquired two industrial properties containing 263,979 square feet located in Maryland and a portfolio of four shopping centers containing 379,686 square feet, located in Connecticut and Massachusetts. In addition, our Sponsor acquired 15 residential properties located in central New Jersey which consisted of 3,334 units.

In 2001, our Sponsor acquired Belford Towers, a 467 unit residential property located in Takoma Park, Maryland. In addition, our Sponsor acquired a portfolio of over 730,000 square feet of office properties in Pennsylvania and Florida.

In 2002, our Sponsor acquired a portfolio of 17 shopping centers (6 centers were sold in 2006) located in the Eastern U.S. containing approximately 2,300,000 square feet and Lakewood Plaza, a 98 unit residential property located in Lakewood, New Jersey.

In 2003, our Sponsor acquired a portfolio of 19 apartment buildings in Virginia containing 1,808 units. Finally, it acquired a six-building high-tech industrial complex, containing approximately 375,000 square feet, located in Las Piedras, Puerto Rico, and three shopping centers containing approximately 193,000 square feet, located in New Jersey.

In 2005, our Sponsor acquired a portfolio of two full price malls of over 1.1 million square feet of retail space located in Macon, Georgia and Burlington, North Carolina. In addition, our Sponsor acquired 101,000 square feet of retail space located in Egg Harbor, New Jersey. Finally, our Sponsor acquired 11 office buildings totaling 4.6 million square feet, a 120,000-square-foot industrial property, and 9.3 acres of developable land, in addition to three joint venture interests in office properties totaling 2.8 million square feet, all located primarily in the Chicago metropolitan area.

In 2006, our Sponsor acquired fifteen residential properties in Detroit, Michigan which consisted of over 4,000 units.

In 2007, our Sponsor acquired eighteen industrial, office and flex use properties in the gulf coast area in two private programs containing over 1.4 million square feet. Our Sponsor also acquired land and associated ground leases for 17 hotel properties in 2007, which included over 70,000 available rooms.

In 2007, our Sponsor acquired seventeen hotels in the eastern United States including 2,268 rooms.

Program Properties

Generally our Sponsor acquired properties for its own account. As of December 31, 2009, our Sponsor has also purchased properties through 14 non-public programs and one public program, which as of December 31, 2009 had 28 and 7,705 aggregate investors, respectively. Prior to 2009, the Sponsor closed four non-public programs. As of December 31, 2009, our Sponsor and its affiliates have raised approximately $839.3 million in these 18 non-public programs that have acquired interests in Program Properties with an aggregate investment in excess of $9.7 billion. Our Sponsor has financed these programs primarily with institutional first mortgages. The cumulative capital advanced or contributed for Program Properties (both investors and our Sponsor) was $839.3 million at December 31, 2009; $820.8 million at December 31, 2008; $803.5 million at December 31, 2007; $144.1 million at December 31, 2006; and $111.0 million at December 31, 2005. The hotel properties include over 75,000 rooms and are located in 44 U.S. states. The residential, office and industrial properties are located in the eastern U.S. states. The retail properties consist of 41 properties located through the 22 U.S. states. As a percentage of acquisition costs, 87.58% of the Program Properties acquired are hospitality, 11.14% are retail, 0.85% of the Program Properties acquired are residential and 0.88% of the Program Properties acquired are office and industrial as of December 31, 2009. None of the Program Properties included in such figures were newly constructed, and such figures do not include twenty properties which were sold prior to December 31, 2009. All properties were pre existing buildings, although many were renovated subsequent to purchase. Each of these programs is similar to our public program because they invested in the same property types, (i.e., retail, residential, industrial and office).

As a percentage of cumulative capital invested in these properties, cumulative cash distributions since the inception of these investments in 1996 were 63% as of December 31, 2009. Average cash distributed per year for the last five years as a percentage of cumulative capital invested in all program properties at December 31, 2009 was 11.5% per year. These percentages exclude the expected distributions to be received related to the definitive agreement signed by our Sponsor in December 2009 to dispose of its interests in its retail outlet centers, which is expected to close during calendar year 2010.

Based on appraisals and other valuations, we believe that the value of the equity in these Program Properties as of December 31, 2009 is in excess of the Cumulative Capital Advanced or contributed less cumulative distributions to date. Excluding the investment in Extended Stay Hotels, we believe that the value of the equity in these remaining Program Properties as of December 31, 2009 is in excess of the Cumulative Capital Advanced or contributed.

Our Sponsor is also the sponsor of Lightstone I, a publicly offered non-traded real estate investment trust with a similar structure to ours. Lightstone I commenced its initial public offering on May 22, 2005 and is our Sponsor’s only public program. Lightstone I became closed to new investors on October 10, 2008 after the maximum number of shares were sold. At the closing of the initial public offering, Lightstone I had received aggregate gross offering proceeds of approximately $300 million from approximately 7,767 stockholders from the sale of approximately 31 million shares in its initial public offering. After allowing for the payment of approximately $23.8 million in selling commissions and dealer manager fees, and $6.3 million in other organization and offering expenses, Lightstone I had raised aggregate net offering proceeds of approximately $292 million. As of December 31, 2009, Lightstone I had raised net proceeds of $281.1 million, which includes offering costs paid, redemptions and proceeds from its dividend reinvestment plan. As of December 31, 2009, Lightstone I had approximately $451.5 million (including $88.5 million of loans made to third parties secured by real properties) invested in investment property and interest in joint ventures owning properties and approximately $430 million in total assets. As of December 31, 2009, Lightstone I had purchased approximately 50 properties (including our interests in joint ventures owning properties and interests in entities owning real properties) located throughout the United States. Based on purchase price including assumption of debt in joint venture owning properties and interests in entities owning real properties, 68% of these properties are retail, 10% are residential, 2% are lodging and 20% are office and industrial. One of the properties included in such figures was newly constructed and Lightstone I has not sold any of its properties. For more information regarding our Sponsor’s Program Properties, see the prior performance tables in “Appendix A” of this prospectus.

Narrative Summary of Non-Public Program Properties for the Period 2007 – 2009

In 2007, our Sponsor acquired 684 hotels located in various locations in the United States and Canada and one office building located in Charleston, South Carolina. Our Sponsor has financed these programs with institutional first mortgages, mezzanine debt, assumed subordinated debt and assumed capital lease obligations.

In 2007, our Sponsor sold one office building located in White Plains, NY.

In 2008, our Sponsor sold one multifamily property located in Plainfield, New Jersey and two multifamily properties located in Indianapolis, Indiana.

Narrative Summary of Public Program Properties for the Period 2007 – 2009

In 2007, Lightstone I acquired the following properties: a 49% interest of a sub-leasehold interest in an office building located at 1407 Broadway, New York, New York with approximately 915,000 rentable square feet and an expiration date of 2048 on the ground lease; a six acre land parcel in Lake Jackson, Texas for immediate development of a 61,287 square foot power center; five apartment communities located in Tampa, Florida (one property), Charlotte, North Carolina (two properties) and Greensboro, North Carolina (two properties); a portfolio consisting of 12 industrial and 2 office properties located in New Orleans, Louisiana (5 industrial and 2 office properties), Baton Rouge, Louisiana (3 industrial properties) and San Antonio, Texas (4 industrial properties); two hotels located in Houston, Texas consisting of 5.5 acres; and an interest in four buildings with approximately 281,000 rentable square feet, located in Sarasota, Florida. Other than the property in Sarasota, Florida, which was acquired without borrowed funds, Lightstone I acquired all of its properties with institutional first mortgages.

In 2008, Lightstone I acquired a 22.54% membership interest in Mill Run LLC, (“Mill Run”) the beneficial owner of the Prime Outlets Orlando I and Prime Outlets Orlando II retail shopping malls located in Orlando, Florida. The two properties, referred to as the Orlando Outlet World and the Orlando Design Center, represent 694,188 and 204,730 total gross leasable area, respectively.

In 2009, Lightstone I acquired a 40% membership interest in Prime Outlets Acquisitions Company (“POAC”), which includes 18 retail outlet centers and represent a total of 6,392,906 gross leasable area. In addition, Lightstone I acquired an additional 14.26% membership interest in Mill Run. In addition, on December 8, 2009 Lightstone I signed a definitive agreement to dispose of its outlet center in St. Augustine, FL and its membership interest in Mill Run and POAC. The transaction is expected to be completed during 2010.

All properties purchased by Lightstone I were purchased from unaffiliated third parties except for the property located in Sarasota, Florida, which was acquired through foreclosure after an affiliate of the sponsor initiated the foreclosure action following the default of an unaffiliated third party on a loan made to the third party by the affiliate for which the property served as security.

Recent Adverse Business Developments

General

The Program Properties and Non-Program Properties sponsored by The Lightstone Group and its affiliates generally have met and continue to meet their principal objectives. Certain of the sponsor’s program and non-program properties, however, have been adversely affected by recent market conditions. U.S. and international markets are currently experiencing increased levels of volatility due to a combination of many factors, including decreasing values of residential and commercial real estate, limited access to credit, the collapse or near collapse of certain financial institutions, decreased consumer spending and a national and global recession. The liquidity disruptions in the credit markets have significantly limited the access to debt financing.

Those institutions with lending capacity are demanding much higher interest rates, significantly increasing the cost of capital for those with access to the credit markets. The dislocations in the credit markets’ continuing weakness in the U.S. economy and resulting decline in asset values have negatively impacted the financial performance of several of the sponsor’s properties. Some of these properties are not generating sufficient cash flows to support their debt service and operating costs, in most of those instances the value of the underlying property is less than the value of the debt secured by the property.

After an analysis of these factors, taking into account the dislocation in the credit markets, the valuation of the affected assets, the increased costs of borrowing and the fact that certain properties are not generating sufficient cash flow to cover their fixed costs, the sponsor has elected to stop making payments on certain debt obligations in the aggregate amount of $392.6 million (excluding foreclosure sales completed during 2010 discussed below) for certain properties in the Program and Non Program performance tables reflected in this prospectus. Unless otherwise indicated, these loans are nonrecourse obligations. The sponsor believes that preservation of capital is paramount given the limited access to the credit markets and a global recession. In the aggregate, the 18 properties described below, excluding hospitality properties and foreclosure sales completed during 2010, represent approximately 13.3 percent of the sponsor’s properties excluding hospitality properties and approximately 2.2 percent of the sponsor’s total properties. These actions are not reflected in the program and non-program performance data listed below. Because the sponsor’s defaults represent a small part of its portfolio and outstanding mortgage indebtedness, the sponsor does not anticipate any adverse effects as a result of these defaults. In the future, lenders may tighten their lending standards and may require a larger equity contribution from sponsors, but this effect emanates from the prevailing market conditions and not from one default or a series of defaults from a borrower. The sponsor does not anticipate that it will resume payments on these debt obligations, however the sponsor may negotiate the terms of the loans with the lenders and any decision to resume payments will be based on various considerations, including current market conditions, the amount of debt on the property, the property’s cash flows and interest expense. Since the sponsor will not invest in further capital improvements to these properties, the properties may become less desirable to potential tenants. If the properties cannot retain existing tenants or attract new tenants, the cash flow generated from these properties will decline.

Public Program Properties

This section describes the recent adverse business development affecting the properties owned by Lightstone I.

Lightstone I decided to stop infusing additional capital to fund the debt obligations on two separate multifamily properties which are part of a five-property multifamily portfolio also known as Camden Portfolio. During 2009, Lightstone I defaulted on the debt related to two properties located in Tampa, Florida and Greensboro, North Carolina, respectively, in the multifamily segment because future funding of debt service payments was no longer being economically beneficial to Lightstone I. During the three months ended June 30, 2010, the lender of both properties foreclosed on these two properties. As a result of the foreclosure transactions, the debt associated with these two properties of $42.3 million was extinguished and the obligations were satisfied with the transfer of the properties’ assets and working capital. During 2010, Lightstone I decided not to make its required monthly interest only debt service payment of $42,849 in June 2010 on another loan secured by Eastchase Apartments located in Charlotte, NC within the Camden Portfolio. The loan has an outstanding principal balance of $9.15 million as of June 30, 2010. Lightstone I determined that future debt service payments on this loan would no longer be economically beneficial to it based upon the current and expected future performance of the property associated with this loan.

Non-Public Program Properties

This section describes the recent adverse business development affecting the non-public real estate investment programs sponsored by the sponsor and its affiliates which raised funds from outside investors. None of these properties are owned by Lightstone I or its affiliates.

The sponsor made a decision to stop infusing additional capital to fund the obligations on a portfolio of four regional malls acquired in late 2004 and refinanced in 2006 with a mortgage loan and two mezzanine loans in the aggregate amount of $88.8 million: the Bradley Square Mall Located in Cleveland, Tennessee; The Martinsburg Mall located in Martinsburg, West Virginia; The Mount Berry Mall located in Rome, Georgia and the Shenango Valley Mall located in Hermitage, Pennsylvania. These malls are included in the PREIT Malls program. The mortgage loan owed to Canadian Imperial Bank of Commerce is cross-collateralized by these malls in the principal amount of approximately $73.8 million and is in default. These malls have been placed into receivership.

Martinsburg Mall was foreclosed and transferred back to the lender as of April 7, 2010. The lender will continue to proceed with the foreclosure of the remaining three properties, and the sponsor expects that it will no longer have any ownership interests in these remaining three properties.

The sponsor has made a decision to stop contributing additional capital to pay the debt obligations on a mezzanine loan in the aggregate principal amount of $7.7 million secured by two regional malls located in Lake Jackson, Texas and Shawnee, Oklahoma. The mezzanine debt matured on or about January 2010. These properties are included in the Lightstone Member II program. As of the date of this prospectus, the $39.5 million senior indebtedness is also in maturity default since January 2010. The properties had not been generating sufficient cash flow from operations to satisfy certain maintenance covenants contained in the financing documents for the senior mortgage loan and had been unable to pay the mortgage and mezzanine indebtedness. Both properties are scheduled to foreclose in July 2010.

Non-Program Properties

This section describes the recent adverse business developments affecting the properties owned by the sponsor, investing for its own account without outside investors.

Prime Group Realty Trust (“PGRT”) on February 26, 2010 notified the lender of a default under a loan secured by the property known as Continental Towers as a result of the property generating negative cash flows. The outstanding principal balance is $73.6 million. On March 5, 2010, PGRT received notices from the lender that the lender was accelerating the maturity date of the loans and demanding payment of all amounts due under the loans. PGRT is currently in discussions with the lender on these loans regarding a potential deed in lieu of foreclosure transaction with the lender and other related matters.

The sponsor decided to stop infusing additional capital to fund the debt obligations on a mortgage loan secured by two cross-collateralized regional malls located in Macon, Georgia and Burlington, North Carolina and two mezzanine loans in the aggregate amount of approximately $164.6 million. Each of these loans is in default. The mortgage loan in the amount of $137.7 million is owed to Wachovia Bank, National Association. The mezzanine loans in the amount of $17.3 million and $9.5 million are held by Wachovia Bank, National Association and Presidential Realty Corporation, respectively. The lender has issued a notice of default and accelerated the loans. The lender has foreclosed on Burlington Mall as of May 3, 2010, and will proceed to foreclose or conduct a sale to a third party on Macon Mall. The sponsor expects that it will no longer have any ownership interests in Macon Mall. The lender has foreclosed on Burlington Mall as of May 3, 2010, and will proceed to foreclose or conduct a sale to a third party on Macon Mall. The sponsor expects that it will no longer have any ownership interests Macon Mall.

The sponsor decided to stop infusing additional capital to fund the debt obligations on a mortgage loan secured by a five-property office portfolio located in Jacksonville, Florida, and also known as Florida Acquisitions Portfolio. The portfolio had been generating negative cash flows over the past year, and as a result the Sponsor decided to discontinue its debt service payments on the mortgage loan in July 2009. The outstanding principal balance on the loan is $10.6 million as of December 2009. On July 7, 2009, the Sponsor received a notice of default from the special servicer of the mortgage note. On July 22, 2009, the mortgage borrower entered into a pre-negotiation agreement with the lender. On December 4, 2009, a receiver was appointed to manage the portfolio. It is likely that the lender will foreclose or conduct a sale to a third party. The Sponsor expects that it will no longer have any ownership interests in these properties.

The sponsor decided to stop infusing additional capital to fund the debt obligations on a mortgage loan secured by a four-property industrial portfolio located in Pennsylvania, and also known as SFN PA Portfolio. The portfolio had been generating negative cash flows over the past year, and as a result the Sponsor decided to discontinue its debt service payments on the mortgage loan in July 2009. The outstanding principal balance on the loan is $30.1 million as of December 2009. On July 7, 2009, the Sponsor received a notice of default from the special servicer of the mortgage note. On July 22, 2009, the mortgage borrower entered into a pre-negotiation agreement with the lender, and it is likely that the lender will foreclose or conduct a sale to a third party. The Sponsor expects that it will no longer have any ownership interests in these properties.

The sponsor decided to stop infusing additional capital to fund the debt obligations on a retail property also known as Wintonbury Mall, Bloomfield, CT. There is an outstanding principal indebtedness of approximately $3.8 million as of December 2009. The loan is owed to GEMSA, and has been transferred to special servicer, LNR. The property had been generating negative cash flow over the past year, and as a result the Sponsor decided to discontinue its debt service payments since December 2009. The Sponsor received default notice from the lender on January 8, 2010. The Sponsor expects that it will no longer have any ownership interests in this property.

Additional Adverse Business Developments

In June 2007, the sponsor acquired Extended Stay Hotels, Inc. (“Extended Stay”) for approximately $8 billion, $ 7.4 billion of which was financed with mortgage and mezzanine loans. The acquisition of Extended Stay, which is included in the DL-DW Holdings LLC program, involved the acquisition of approximately 684 hotels located in 44 states and Canada. The sponsor contributed approximately $200 million of the total approximately $600 million of equity to finance the acquisition of Extended Stay. In addition, in consideration for the lenders providing the financing for the acquisition of Extended Stay, the sponsor entered into a non-recourse carve-out guaranty agreement customary in securitized financings with certain lenders to, among other things, in limited circumstances provide for the guaranty of certain indebtedness up to $100 million.

As a result of the downturn in the economy, Extended Stay experienced decline in revenues per available hotel room and resulting cash flows from operations. In anticipation of the amortization payments commencing in June 2009, Extended Stay engaged restructuring advisors in September 2008 to assist it in a comprehensive restructuring of its indebtedness. Extended Stay had sought every opportunity, and indeed reached an agreement with some lenders for an out-of-court debt restructuring, but it was unable to complete the restructuring outside of Chapter 11 under the United States Bankruptcy Code. On June 15, 2009, Extended Stay filed for Chapter 11 protection under the United States Bankruptcy Code. David Lichtenstein and Joseph Teichman are officers and/or directors of various Extended Stay subsidiaries that filed for Chapter 11 protection with Extended Stay. Bruno de Vinck and Peyton Owen are directors of some of the Extended Stay subsidiaries that filed for Chapter 11 protection with Extended Stay.

Certain junior lenders that provided the mezzanine financing have brought actions in various venues claiming monetary damages against Extended Stay, the senior lenders, the sponsor and the other equity investors for, among other things, supporting the proposed restructuring plan. Several lenders have filed suit against the sponsor under the terms of the non-recourse carve-out guaranty agreement and for declaratory judgment and money damages in an amount exceeding $100 million. While these matters are still pending and any result is uncertain, the sponsor will vigorously defend these matters and will assert numerous counterclaims against those lenders. The sponsor believes that it will ultimately have no liability in connection with these matters. The sponsor expects that, after the consummation of the Chapter 11 proceeding, it will have little, if any, ownership interest in Extended Stay. Creditors in Extended Stay’s Chapter 11 proceeding will have no recourse against us or any of our current assets or future assets that we may acquire as a result of Extended Stay’s Chapter 11 proceeding. The sponsor believes that the aforementioned proceedings will not affect its ability to meet its obligations to purchase up to $51 million of subordinated profits interests with cash or interests in real property of equivalent value.

In June 2010, the Bankruptcy Court approved a bid by Centerbridge Partners to purchase the Extended Stay chain for $3.9 billion.

In June 2007, affiliates of Extended Stay and our sponsor purchased two hotels located in Findlay, Ohio and Wilkes-Barre, Pennsylvania as part of the $8 billion acquisition of Extended Stay. Extended Stay financed this acquisition with a mortgage loan in the principal amount of $8.5 million secured by these two hotels. The acquisition financing was provided by Bank of America. These hotels are owned by entities that are debtors in the aforementioned Chapter 11 bankruptcy cases.

Sponsor has made a net equity investment in Park Avenue Bank in the amount of approximately $10 million in the aggregate since on or about June 30, 2004. Sponsor was Chairman of the Board of the Bank until his resignation on or about April 20, 2005. Since April, 2005, Sponsor has not held any directorship or officer positions at the Bank, and has no knowledge of the Bank’s affairs other than that which has been made publicly available. With the FDIC having had taken over the Bank on March 12, 2010, Sponsor likely will lose his entire investment in the Bank.

In addition to the adverse developments described above, over time some of our sponsor’s prior programs have acquired troubled properties or mortgage bonds or loans that were troubled at the time of their acquisition. For example, in 2005 The Lightstone Group acquired Prime Group Realty Trust for approximately $889.4 million (including assumed indebtedness), which was subject to certain risks related to litigation and potential bankruptcy. Another example includes the acquisition of a sub-leasehold interest in an office building located at 1407 Broadway, New York, New York by Lightstone I in 2007, which was also subject to risk of an adverse outcome in litigation. None of the troubled properties or mortgage bonds or loans has prevented the programs from meeting their objectives.

Management

The following information replaces the section of our Prospectus captioned “Management — Our Directors and Executive Officers” on page 77 of the Prospectus.

Our Directors and Executive Officers

Pursuant to our charter, the term of office for each director is one year and until his or her successor is duly elected and qualifies. Pursuant to our bylaws, officers are elected annually, except that our Chief Executive Officer and President may appoint Vice-Presidents, Assistant Secretaries or Assistant Treasurers. The following table sets forth information with respect to our directors and executive officers.

Name	Age	Position and Office
David Lichtenstein	49	Chief Executive Officer and Chairman of the Board of Directors
Edwin J. Glickman	78	Director
George R. Whittemore	60	Director
Shawn R. Tominus	51	Director
Bruno de Vinck	64	Secretary and Director
Peyton Owen	52	Chief Operating Officer
Stephen Hamrick	58	President
Joseph Teichman	36	General Counsel
Donna Brandin	53	Chief Financial Officer and Treasurer

DAVID LICHTENSTEIN is the Chairman of our board of directors and Chief Executive Officer. Mr. Lichtenstein founded both American Shelter Corporation and The Lightstone Group. Since 1988 to the present, Mr. Lichtenstein has served as Chairman of the Board of Directors and Chief Executive Officer of The Lightstone Group, directing all aspects of the acquisition, financing and management of a diverse portfolio of multi-family, lodging, retail and industrial properties located in 25 states, the District of Columbia and Puerto Rico. Since 2004 to the present, Mr. Lichtenstein has served as the Chairman of the Board of Directors and Chief Executive Officer of Lightstone Value Plus Real Estate Investment Trust, Inc. and Lightstone Value Plus REIT LLC, its advisor. Mr. Lichtenstein also presently serves as the Chairman of the board of trustees of Prime Group Realty Trust, a publicly registered REIT trading on the NYSE, as well as Prime Retail, private company. Mr. Lichtenstein is the president and/or director of various subsidiaries of Extended Stay that filed Chapter 11 protection with Extended Stay. Mr. Lichtenstein is also a member of the International Council of Shopping Centers and NAREIT.

EDWIN J. GLICKMAN is one of our independent directors and the Chairman of our audit committee. Since 2004 to the present, Mr. Glickman has served as a member of the board of directors of Lightstone Value Plus Real Estate Investment Trust, Inc. In January 1995, Mr. Glickman co-founded Capital Lease Funding, a leading mortgage lender for properties net leased to investment grade tenants, where he remained as Executive Vice President until May 2003. Mr. Glickman was previously a trustee of publicly traded RPS Realty Trust from October 1980 through May 1996 and Atlantic Realty Trust from May 1996 to March 2006. Mr. Glickman graduated from Dartmouth College.

GEORGE R. WHITTEMORE is one of our independent directors. Since July 2006 to the present, Mr. Whittewmore has served as a member of the board of directors of Lightstone Value Plus Real Estate Investment Trust, Inc. Mr. Whittemore also presently serves as Audit Committee Chairman of Prime Group Realty Trust, as a Director of Village Bank Financial Corporation in Richmond, Virginia and as a Director of Supertel Hospitality, Inc. in Norfolk, Nebraska, all publicly traded companies. Mr. Whittemore previously served as President and Chief Executive Officer of Supertel Hospitality Trust, Inc. from November 2001 until August 2004 and as Senior Vice President and Director of both Anderson & Strudwick, Incorporated, a brokerage firm based in Richmond, Virginia, and Anderson & Strudwick Investment Corporation, from October 1996 until October 2001. Mr. Whittemore has also served as a Director, President and Managing Officer of Pioneer Federal Savings Bank and its parent, Pioneer Financial Corporation, from September 1982 until August 1994, and as President of Mills Value Adviser, Inc., a registered investment advisor. Mr. Whittemore is a graduate of the University of Richmond in Virginia.

SHAWN R. TOMINUS is one of our independent directors. Since July 2006 to the present, Mr. Tominus has served as a member of the board of directors of Lightstone Value Plus Real Estate Investment Trust, Inc. Mr. Tominus is the founder and President of Metro Management, a real estate investment and management company founded in 1994 which specializes in the acquisition, financing, construction and redevelopment of residential, commercial and industrial properties. He also serves as a member of the audit committee of Prime Group Realty Trust, a publicly traded REIT located in Chicago. Mr. Tominus has over 25 years experience in real estate and serves as a national consultant focusing primarily on market and feasibility analysis. Prior to his time at Metro Management, Mr. Tominus held the position of Senior Vice President at Kamson Corporation, where he managed a portfolio of over 5,000 residential units as well as commercial and industrial properties.

BRUNO DE VINCK is our Secretary and a Director. Mr. de Vinck is a Senior Vice President with The Lightstone Group, and has been employed by the Lightstone Group since April 1994 to the present. Since 2004 to the present, Mr. de Vinck also has served as Chief Operating Officer, Senior Vice President, Secretary and a member of the board of directors of Lightstone Value Plus Real Estate Investment Trust, Inc. and Lightstone Value Plus REIT LLC, its advisor. Mr. de Vinck is also presently a Director of the privately held Park Avenue Bank and Prime Group Realty Trust, a publicly registered REIT. Mr. de Vinck was previously General Manager of JN Management Co. from November 1992 to January 1994, AKS Management Co., Inc. from September 1988 to July 1992 and Heritage Management Co., Inc. from May 1986 to September 1988. In addition, Mr. de Vinck worked as Senior Property Manager at Hekemien & Co. from May 1975 to May 1986, as a Property Manager at Charles H. Greenthal & Co. from July 1972 to June 1975 and in sales and residential development for McDonald & Phillips Real Estate Brokers from May 1970 to June 1972. From July 1982 to July 1984 Mr. de Vinck was the founding president of the Ramsey Homestead Corp., a not-for-profit senior citizen residential health care facility, and, from July 1984 until October 2004, was Chairman of its board of directors. Mr. de Vinck studied Architecture at Pratt Institute and then worked for the Bechtel Corporation from February 1966 to May 1970. Mr. de Vinck is also a director of certain subsidiaries of Extended Stay that filed for Chapter 11 protection with Extended Stay.

STEPHEN H. HAMRICK is our President and the President and CEO of our affiliated dealer-manager. Mr. Hamrick is also President of Lightstone Value Plus Real Estate Investment Trust, Inc. Mr. Hamrick is also the Vice President of our advisor. Prior to joining Lightstone in July of 2006, Mr. Hamrick served five years as President of Carey Financial Corporation and Managing Director of W.P. Carey & Co. Mr. Hamrick is a member of The Board of Trustees of The Saratoga Group of Funds. In the 1990’s Mr. Hamrick developed for Cantor Fitzgerald an electronic trading business utilized by institutional customers, including brokerage firms and banks, to trade privately held securities; spent two years as CEO of a full-service, investment brokerage business at Wall Street Investor Services, where he executed a turnaround strategy and the ultimate sale of that business; and served as Chairman of Duroplas Corporation, a development stage company building on proprietary technology that enables the production of thermoplastic compounds. From 1988 until 1994, Mr. Hamrick headed up Private Investments at PaineWebber Inc and was a member of the firm’s Management Council. From 1975 until joining PaineWebber, he was associated with E.F. Hutton & Company, holding positions ranging from Account Executive to National Director of Private Placements. Mr. Hamrick has served on the Listings Panel for NASDAQ and the Committee on Securities of the NYSE AMEX LLC, as Chairman of the Securities Industry Association’s Direct Investment Committee and as Chairman of the Investment Program Association. He is a Certified Financial Planner and was graduated with degrees in English and Economics from Duke University.

PEYTON OWEN is our Chief Operating Officer and also serves as President and Chief Operating Officer of The Lightstone Group. Prior to joining The Lightstone Group in July 2007, Mr. Owen served as President and CEO of Equity Office Properties LLC from February 2007 to June 2007, as Executive Vice President and Chief Operating Officer of Equity Office Properties Trust from October 2003 to February 2007, and as Chief Operating Officer of Jones Lang LaSalle Inc’s Americas Region from April 1999 to October 2003. Prior to April 1999, Mr. Owen held positions as Executive Vice President and Chief Operating Officer, Chief of Staff, and Leasing Director with LaSalle Partners, Inc., and as Regional Sales Director at Liebherr-America, Inc. Mr. Owen earned a Bachelor of Science in Mechanical Engineering at the University of Virginia and a

Masters of Business Administration from the University of Virginia’s Darden School. Mr. Owen is also a director of certain subsidiaries of Extended Stay that filed for Chapter 11 protection with Extended Stay.

JOSEPH E. TEICHMAN is our General Counsel and also serves as General Counsel of Lightstone Value Plus Real Estate Investment Trust, Inc. Mr. Teichman also serves as Executive Vice President and General Counsel of our Sponsor and as General Counsel of our Advisor. Prior to joining The Lightstone Group in January 2007, Mr. Teichman practiced law at the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP in New York, NY from September 2001 to January 2007. Mr. Teichman earned a J.D. from the University of Pennsylvania Law School and a B.A. from Beth Medrash Govoha, Lakewood, NJ. Mr. Teichman is licensed to practice law in New York and New Jersey. Mr. Teichman is also a director of certain subsidiaries of Extended Stay that filed for Chapter 11 protection with Extended Stay.

DONNA BRANDIN is our Chief Financial Officer and Treasurer and also serves as the Chief Financial Officer of our advisor and our sponsor. Since August of 2008, Ms. Brandin has served as Chief Financial Officer of Lightstone Value Plus Real Estate Investment Trust, Inc. Ms. Brandin joined The Lightstone Group in April of 2008. Prior to The Lightstone Group, Ms. Brandin spent over three years as the Executive Vice President and Chief Financial Officer of Equity Residential, the largest publicly traded apartment REIT in the country. Prior to Equity Residential she was the Senior Vice President and Treasurer for Cardinal Health. Prior to 2000, Ms. Brandin held the Assistant Treasurer roles at Campbell Soup for two years and Emerson Electric Company for seven years. Prior to Emerson, Ms. Brandin spent 10 years at Peabody Holding Company as manager of financial reporting and then the director of planning and analysis. Ms Brandin earned her Masters in Finance at St. Louis University in Missouri and is a certified public accountant.

In determining the composition of our board of directors, our goals were to assemble a board that, as a whole, possesses the appropriate balance of professional and real estate industry knowledge, financial expertise and high-level management experience to bring a diverse set of skills and experiences to the board as a whole to oversee our business. To that end, our board includes directors who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that we view as critical to effective functioning of the board. The brief biographies above include information, as of the date of this prospectus, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the board to believe that the director should serve on the board.

Principal Stockholders

The following information replaces the section of our Prospectus captioned “Principal Stockholders” on page 92 of the Prospectus.

PRINCIPAL STOCKHOLDERS

The following table provides information as of June 30, 2010 regarding the number and percentage of shares beneficially owned by each director, each executive officer, all directors and executive officers as a group and any person known to us to be the beneficial owner of more than 5% of our outstanding shares. As of June 30, 2010, we had 1,758 stockholders of record and 2,576,121 shares of common stock outstanding. Beneficial ownership includes outstanding shares and shares which are not outstanding that any person has the right to acquire within 60 days after the date of this table. However any such shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except as indicated, the persons named in the table have sole voting and investing power with respect to all shares beneficially owned by them.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
The Lightstone Group(1)	20,000	0.8%

(1)	Includes 20,000 shares owned by our advisor. Our advisor is wholly owned by The Lightstone Group, LLC, which is controlled and wholly owned by David Lichtenstein, our sponsor. Lightstone SLP II LLC, which is also controlled and wholly owned by our sponsor, will receive subordinated profits interests of our operating partnership in exchange for $51,000,000, assuming 51,000,000 shares are sold pursuant to this offering, which we will use to pay all selling commissions, dealer manager fees and a portion of organizational and offering costs.

Selected Financial Data

The following information replaces the section of our Prospectus captioned “Selected Financial Data” on page 95 of the Prospectus.

SELECTED FINANCIAL DATA

The following selected consolidated and combined financial data are qualified by reference to and should be read in conjunction with our Consolidated Financial Statements and Notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	As of and For the Three Months Ended March 31,		As of and For the Year Ended December 31,	As of and For the Period From April 28, 2008 (Date of Inception) Through December 31,
	2010	2009	2009	2008
Operating Data:
Revenues	$—	$—	$—	$—
Net loss	(95,537)	(52,571)	(248,368)	—
Less: net loss attributable to noncontrolling interest	10	—	42	—
Net loss applicable to Company’s common shares	(95,527)	(52,571)	(248,326)	—
Basic and diluted loss per Company’s common shares	(0.06)	(2.63)	(0.98)	—
Total Dividends declared	248,730	—	157,177	—
Weighted average common shares outstanding – basic and diluted	1,639,055	20,000	254,632	—
Balance Sheet Data:
Total assets	$14,597,190	$172,467	$10,395,455	$202,000
Long-term obligations	—	—	—	—
Company’s Stockholder’s Equity	13,217,897	147,429	7,557,007	200,000
Other financial data:
Funds from operations (FFO) attributable to Company’s common shares(1)	$(95,527)	$(52,571)	$(248,326)	$—

(1)	We consider Funds from Operations, or FFO, a widely accepted and appropriate measure of performance for a REIT. FFO provides a non-GAAP supplemental measure to compare our performance and operations to other REIT’s. Due to certain unique operating characteristics of real estate companies, The National Association of Real Estate Investment Trusts, Inc. (NAREIT) has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours. As defined by NAREIT, FFO means net income computed in accordance with GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustment for unconsolidated partnership and joint ventures in which the REIT holds an interest. We have adopted the NAREIT definition of computing FFO. See Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations for reconciliation of FFO non–GAAP measurement to net loss applicable to common shares.

We believe that FFO and FFO available to common shares are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses related to dispositions of depreciable property and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to common shares can help compare the operating performance of a company’s real estate between periods or as compared to different companies. FFO and FFO available to common shares do not represent net income, net income available to common shares or net cash flows from operating activities in accordance with GAAP. Therefore, FFO and FFO available to common shares should not be exclusively considered as alternatives to net income, net income available to common shares or net cash flows from operating activities as determined by GAAP or as measures of liquidity. The Company’s calculation of FFO and FFO available to common shares may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

Capitalization

The following information replaces the section of our Prospectus captioned “Capitalization” on page 110 of the Prospectus.

CAPITALIZATION

The following table sets forth our historical capitalization as of March 31, 2010 and our pro forma capitalization as of that date as adjusted to give effect to the sale of the maximum offering as if 51,000,000 shares were sold, and the application of the estimated net proceeds from such sales as described in “Estimated Use of Proceeds.” The information set forth in the following table should be read in conjunction with our historical financial statements included elsewhere in this prospectus and the discussion set forth in “Management’s Discussion and Analysis of Our Financial Condition — Liquidity” and “ — Capital Resources.”

	March 31, 2010 Historical	Maximum Offering
Stockholders’ Equity(1):
Preferred Stock, $.01 par value, 10,000,000 authorized, none outstanding	$—	$—
Common Stock, $.01 par value, 100,000,000 authorized, 1,993,852 shares issued and outstanding historical	19,939	510,200
Additional Paid-in Capital	15,096,540	509,689,800
Subscription Receivable	(1,149,127)	—
Accumulated distributions in addition to net loss	(749,455)	—
Total stockholders’ equity	13,217,897	510,200,000
Noncontrolling interest(2)	1,916	2,000
Total capitalization	$13,219,813	$510,202,000

(1)	Does not include 200 shares of common stock reserved for issuance on exchange of 200 outstanding limited partnership units of the operating partnership, up to 6,500,000 shares of common stock available pursuant to our distribution reinvestment program, 75,000 shares of common stock that are reserved for issuance under our stock option plan or 255,000 shares reserved for issuance under our Employee and Director Incentive Restricted Share Plan. In addition, does not include the subordinated profits interests that our sponsor will receive from Lightstone Value Plus REIT II LP, our operating partnership, in exchange for agreeing to pay for all organization and offering expenses of this offering, including dealer manager fees and selling commissions.
(2)	Includes the initial 2,000 from the capital contribution of $2,000 by the advisor and does not include proceeds from the sale of subordinated profits interests to Lightstone SLP II LLC.

Investment Objectives and Strategies

The following information is to be added to the section of our Prospectus captioned “Investment Objectives and Strategies” on page 96 of the Prospectus.

Specific Investments

During November 2009, we participated in the acquisition of two CMBS bonds with face values of approximately $16.6 million and $13.6 million. The bonds acquired were financed with $25.7 million of TALF financing with an interest rate of 2.72% per annum and cash of $5.2 million. Our share of the $5.2 million cash invested was $1.7 million. The face values of the bonds are held as collateral against the TALF loans. The bonds accrue interest at a coupon rate of 5.67% and 5.61% per annum, respectively; have a weighted average life of 2.5 years, providing net yields after fees of 15.07% and 13.48%. The $16.6 million face value bond is rated AAA by Moody’s and Standard & Poor’s and the $13.6 million face value bond is rated AAA by Moody’s and Fitch. In connection with this transaction, our advisor charged an acquisition fee of approximately $16,000. We expect to use the income generated from these bonds to pay the interest on the TALF loans, to fund future distributions to our stockholders and to pay expenses in connection with this offering.

Dividends Declared by the Board of Directors

On March 30, 2009, our Board of Directors declared an annualized dividend rate for each quarterly period commencing 30 days subsequent to achieving the minimum offering. The dividend is calculated based on stockholders of record each day during the applicable period at a rate of $0.00178082191 per day, and equals a daily amount that, if paid each day for a 365-day period, would equal a 6.5% annualized rate based on the share price of $10.00.

At the beginning of October 2009, we achieved the minimum offering and on November 3, 2009, our Board of Directors declared our first dividend for the three-month period ending December 31, 2009 in the amount of $0.00178082191 per share per day to stockholders of record at the close of each business day during the applicable period. This dividend was paid January 15, 2010 and was funded from cash from uninvested proceeds.

On March 23, 2010, the Company’s Board of Directors declared the quarterly dividend for the three-month period ended March 31, 2010 in the amount of $0.00178082191 per share per day payable to stockholders of record on the close of business each day during the quarter, which was paid April 15, 2010 and was funded primarily from cash from uninvested proceeds.

On July 9, 2010, the Company’s Board of Directors declared the quarterly dividend for the three-month period ended June 30, 2010 in the amount of $0.00178082191 per share per day payable to stockholders of record on the close of business each day during the quarter, which was paid July 15, 2010 and was funded primarily from cash from uninvested proceeds.

Source of Distribution

The following table provides a summary of the dividends declared and the source of distribution based upon cash flows used in operations for the three months ended March 31, 2010 and for the year ended December 31, 2009.

	2010	2009
	Quarter ended March 31,	Year ended December 31,
Distribution period:	Q1 2010	2009 Year
Date distribution declared	March 23, 2010	November 3, 2009
Date distribution paid	April 15, 2010	January 15, 2010
Distributions Paid	$122,365	$83,852
Distributions Reinvested	126,365	73,325
Total Distributions	$248,730	$157,177
Source of distributions
Cash flows used in operations	$(356,394)	$(178,410)
Proceeds from issuance of common stock	605,124	335,587
Total Sources	$248,730	$157,177

On March 23, 2010, the Company’s Board of Directors declared the quarterly dividend for the three-month period ended March 31, 2010 in the amount of $0.00178082191 per share per day payable to stockholders of record on the close of business each day during the quarter, which was paid April 15, 2010 and was funded primarily from cash from uninvested proceeds.

On July 9, 2010, the Company’s Board of Directors declared the quarterly dividend for the three-month period ended June 30, 2010 in the amount of $0.00178082191 per share per day payable to stockholders of record on the close of business each day during the quarter, which was paid July 15, 2010 and was funded primarily from cash from uninvested proceeds.

Our stockholders have the option to elect the receipt of shares in lieu of cash under our Dividend Reinvestment Program.

Management’s Discussion and Analysis of Our Financial Condition and Results of Operations

The following information replaces the section of our Prospectus captioned “Management’s Discussion and Analysis of Our Financial Condition and Results of Operations” on page 111 of the Prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Forward-looking statements are those that are not historical in nature. They can often be identified by their inclusion of words such as “will,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions. Any projection of revenues, earnings or losses, capital expenditures, distributions, capital structure or other financial terms is a forward-looking statement.

Our forward-looking statements are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to us. Some statements contained in this “Management’s Discussion and Analysis of Our Financial Condition and Results of Operation” and elsewhere in this prospectus constitute forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among other things:

•	our limited operating history;
•	your inability to review the assets that we will acquire with the net proceeds of this offering;
•	changes in interest rates;
•	potential impacts of our leveraging policies on our net income and cash available for distribution;
•	risks associated with borrowings secured by our properties;
•	competition for tenants and customers;
•	federal, state or local regulations;
•	adverse changes in general economic or local conditions;
•	competition for property acquisitions with third parties that have greater financial resources than ours;
•	inability of lessees to meet financial obligations;
•	uninsured losses;
•	risks of failing to maintain our qualification as a REIT; and
•	potential conflicts of interest between ourselves and our affiliates, including the advisor.

You should read the following discussion along with our financial statements and the related notes included in this prospectus.

Overview

Lightstone Value Plus Real Estate Investment Trust II, Inc. (the “Lightstone REIT” or “Company”) intends to acquire and operate commercial, residential and hospitality properties, principally in North America. Principally through the Lightstone Value Plus REIT II, LP, (the “Operating Partnership”), our acquisitions may include both portfolios and individual properties. We expect that our commercial holdings will consist of retail (primarily multi-tenanted shopping centers), lodging, industrial and office properties and that our residential properties located either in or near major metropolitan areas.

Capital required for the purchase of real estate and real estate related investments will be obtained from this offering of up to 51,000,000 common shares for $10 per share, and from any indebtedness that we may incur in connection with the acquisition of any real estate and real estate related investments thereafter. We are dependent upon the net proceeds from this offering to conduct our proposed activities.

We do not have employees. We entered into an advisory agreement dated February 17, 2009 with Lightstone Value Plus REIT II LLC, a Delaware limited liability company, which we refer to as the “Advisor,” pursuant to which the Advisor supervises and manages our day-to-day operations and selects our real estate and real estate related investments, subject to oversight by our board of directors. We pay the Advisor fees for services related to the investment and management of our assets, and we will reimburse the Advisor for certain expenses incurred on our behalf.

Acquisitions and Investment Strategy

We intend to make direct or indirect real estate investments that will satisfy our primary investment objectives of preserving capital, paying regular cash dividends and achieving appreciation of our assets over the long term. The ability of our Advisor to identify and execute investment opportunities at a pace consistent with the capital raised through our offering will directly impact our financial performance.

Through March 31, 2010, the Operating Partnership acquired for approximately $1.7 million a 32.42% Class D Member Interest in HG CMBS Finance, LLC, a real estate limited liability company that primarily invests in commercial mortgage-backed securities (“CMBS”) in November 2009. As of March 31, 2010, we currently own no properties.

Current Environment

Our operating results as well as our investment opportunities are impacted by the health of the North American economies. Our business and financial performance may be adversely affected by current and future economic conditions, such as a reduction in the availability of credit, financial markets volatility, and recession.

U.S. and global credit and equity markets have recently undergone significant disruption, making it difficult for many businesses to obtain financing on acceptable terms or at all. As a result of this disruption, in general there has been an increase in the costs associated with the borrowings and refinancing as well as limited availability of funds for refinancing. If these conditions continue or worsen, our cost of borrowing may increase and it may be more difficult to finance investment opportunities in the short term.

We are not aware of any other material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting real estate generally, that may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from the acquisition and operation of real estate and real estate related investments, other than those referred to herein.

Critical Accounting Policies

General.  The consolidated financial statements of the Lightstone REIT included herein include the accounts of Lightstone REIT and the Operating Partnership (over which Lightstone REIT exercises financial and operating control). All inter-company balances and transactions have been eliminated in consolidation.

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of our financial statements requires us to make estimates and judgments about the effects of matters or future events that are inherently uncertain. These estimates and judgments may affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

On an ongoing basis, we evaluate our estimates, including contingencies and litigation. We base these estimates on historical experience and on various other assumptions that we believe to be reasonable in the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

To assist in understanding our results of operations and financial position, we have identified our critical accounting policies and discussed them below. These accounting policies are most important to the portrayal of our results and financial position, either because of the significance of the financial statement items to which they relate or because they require our management’s most difficult, subjective or complex judgments.

Revenue Recognition and Valuation of Related Receivables.  Our revenue, which will be comprised largely of rental income, will include rents that tenants pay in accordance with the terms of their respective leases reported on a straight-line basis over the initial term of the lease. Since our leases may provide for rental increases at specified intervals, straight-line basis accounting requires us to record as an asset, and include in revenue, unbilled rent that we only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease. Accordingly, we will determine, in our judgment, to what extent the unbilled rent receivable applicable to each specific tenant is collectible. We review unbilled rent receivables on a quarterly basis and take into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collection of unbilled rent with respect to any given tenant is in doubt, we will record an increase in our allowance for doubtful accounts or will record a direct write-off of the specific rent receivable, which will have an adverse effect on our net income for the year in which the allowance is increased or the direct write-off is recorded and decrease our total assets and stockholders’ equity.

In addition, we will defer the recognition of contingent rental income, such as percentage rents, until the specific target which triggers the contingent rental income is achieved. Cost recoveries from tenants will be included in tenant reimbursement income in the period the related costs are incurred.

Investments in Real Estate.  We will record investments in real estate at cost and capitalize improvements and replacements when they extend the useful life or improve the efficiency of the asset. We will expense costs of repairs and maintenance as incurred. We will compute depreciation using the straight-line method over the estimated useful lives of our real estate assets, which will be approximately 39 years for buildings and improvements, 5 to 10 years for equipment and fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

We will make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because, if we were to shorten the expected useful lives of our investments in real estate, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

When circumstances such as adverse market conditions indicate a possible impairment of the value of a property, we will review the recoverability of the property’s carrying value. The review of recoverability will be based on our estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. Our forecast of these cash flows considers factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a property, we will record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the property.

We will make subjective assessments as to whether there are impairments in the values of our investments in real estate. We will evaluate our ability to collect both interest and principal related to any real estate related investments in which we may invest. If circumstances indicate that such investment is impaired, we will reduce the carrying value of the investment to its net realizable value. Such reduction in value will be reflected as a charge to operations in the period in which the determination is made.

Real Estate Purchase Price Allocation.  When we make an investment in real estate, the fair value of the real estate acquired will be allocated to the acquired tangible assets, consisting of land, building and tenant improvements, identified intangible assets and liabilities, consisting of the value of above-market and below-market leases for acquired in-place leases and the value of tenant relationships, and certain liabilities such as assumed debt and contingent liabilities, based in each case on their fair values. Purchase accounting will be applied to assets and liabilities related to real estate entities acquired based upon the percentage of interest acquired. Fees incurred related to acquisitions will be expensed as incurred within general and administrative costs within the consolidated statements of operation. Transaction costs incurred related to our investment in unconsolidated real estate entities, accounted for under the equity method of accounting, will be capitalized as part of the cost of the investment.

Upon acquisition of real estate operating properties, we will estimate the fair value of acquired tangible assets and identified intangible assets and liabilities, assumed debt and contingent liabilities at the date of acquisition, based upon an evaluation of information and estimates available at that date. Based on these estimates, we allocate the initial purchase price to the applicable assets, liabilities and noncontrolling interest, if any. As final information regarding fair value of the assets acquired and liabilities assumed and noncontrolling interest is received and estimates are refined, appropriate adjustments will be made to the purchase price allocation. The allocations will be finalized within twelve months of the acquisition date. We will utilize independent appraisals to determine fair values.

We will allocate the purchase price of an acquired property to tangible assets based on the estimated fair values of those tangible assets assuming the building was vacant. We will record above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. We will amortize capitalized above-market lease values as a reduction of rental income over the remaining non-cancelable terms of the respective leases. We will amortize any capitalized below-market lease values as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases.

We will measure the aggregate value of other intangible assets acquired based on the difference between (1) the property valued with existing in-place leases adjusted to market rental rates and (2) the property valued as if vacant. The fair value of in-place leases will include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals which will be avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and will be estimated based upon independent appraisals and management’s consideration of current market costs to execute a similar leases. These direct costs will be included in intangible lease assets in the accompanying consolidated balance sheet and will be amortized over the remaining terms of the respective lease. The value of customer relationship intangibles will be amortized to expense over the initial term in the respective leases, but in no event will the amortization period for intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense. Through December 31, 2009, we have not acquired any investments in real estate assets.

Investments in Unconsolidated Real Estate Entities. We evaluate investments in other real estate entities for consolidation. We consider the percentage interest in the joint venture, evaluation of control and whether a variable interest entity (“VIE”) exists when determining if the investment qualifies for consolidation.

Under the equity method, the investment is recorded initially at cost, and subsequently adjusted for equity in net income (loss) and cash contributions and distributions. The net income or loss of each investor is allocated in accordance with the provisions of the applicable operating agreements of the real estate entities. The allocation provisions in these agreements may differ from the ownership interest held by each investor. Differences between the carrying amount of the Company’s investment in the respective joint venture and the Company’s share of the underlying equity of such unconsolidated entities are amortized over the respective lives of the underlying assets as applicable. These items are reported as a single line item in the consolidated statements of operations as income or loss from investments in unconsolidated affiliated real estate entities. Under the cost of accounting, the investment is recorded initially at cost, and subsequently adjusted for cash contributions and distributions resulting from any capital events. Dividends earned from the underlying entities are recorded as interest income.

On a quarterly basis, we assess whether the value of our investments in unconsolidated real estate entities has been impaired. An investment is impaired only if management’s estimate of the fair value of the investment is less than the carrying value of the investment, and such decline in value is deemed to be other than temporary. The ultimate realization of our investment in partially owned entities is dependent on a number of factors including the performance of that entity and market conditions. If we determine that a decline in the value of a partially owned entity is other than temporary, we record an impairment charge.

Accounting for Derivative Financial Investments and Hedging Activities.  We may enter into derivative financial instrument transactions in order to mitigate interest rate risk on a related financial instrument. We may designate these derivative financial instruments as hedges and apply hedge accounting. We will account for derivative and hedging activities, following Topic 815 — “Derivative and Hedging” in the Accounting Standards Codification (“ASC”). We will record all derivative instruments at fair value on the consolidated balance sheet.

Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, will be considered cash flow hedges. We will formally document all relationships between hedging instruments and hedged items, as well as our risk- management objective and strategy for undertaking each hedge transaction. We will periodically review the effectiveness of each hedging transaction, which involves estimating future cash flows. Cash flow hedges will be accounted for by recording the fair value of the derivative instrument on the consolidated balance sheet as either an asset or liability, with a corresponding amount recorded in other comprehensive income (loss) within stockholders’ equity. Amounts will be reclassified from other comprehensive income (loss) to the consolidated statement of operations in the period or periods the hedged forecasted transaction affects earnings. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, will be considered fair value hedges. The effective portion of the derivatives gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately.

Accounting for Organizational and Offering Costs.  Selling commissions and dealer manager fees paid to the Dealer manager, and other third-party offering expenses such as registration fees, due diligence fees, marketing costs, and professional fees, are accounted for as a reduction against additional paid-in capital (“APIC”). Any organizational costs are expensed to general and administrative costs.

Inflation

We will be exposed to inflation risk as income from long-term leases is expected to be the primary source of our cash flows from operations. Our long-term leases are expected to contain provisions to mitigate the adverse impact of inflation on our operating results. Such provisions will include clauses entitling us to receive scheduled base rent increases and base rent increases based upon the consumer price index. In addition, our leases are expected to require tenants to pay a negotiated share of operating expenses, including maintenance, real estate taxes, insurance and utilities, thereby reducing our exposure to increases in cost and operating expenses resulting from inflation.

Treatment of Management Compensation, Expense Reimbursements and Operating Partnership Participation Interest

Management of our operations is outsourced to our Advisor and certain other affiliates of our Sponsor. Fees related to each of these services are accounted for based on the nature of such service and the relevant accounting literature. Fees for services performed that represent period costs of the Lightstone REIT are expensed as incurred. Such fees include acquisition fees associated with the purchase of interests in real estate entities; asset management fees paid to our Advisor and property management fees paid to our Property Manager. These fees are expensed or capitalized to the basis of acquired assets, as appropriate.

Our Property Manager may also perform fee-based construction management services for both our re-development activities and tenant construction projects. These fees will be considered incremental to the construction effort and will be capitalized to the associated real estate project as incurred. Costs incurred for tenant construction will be depreciated over the shorter of their useful life or the term of the related lease. Costs related to redevelopment activities will be depreciated over the estimated useful life of the associated project.

Leasing activity at our properties has also been outsourced to our Property Manager. Any corresponding leasing fees we pay will be capitalized and amortized over the life of the related lease.

Expense reimbursements made to both our Advisor and Property Manager will be expensed or capitalized to the basis of acquired assets, as appropriate.

Lightstone SLP II, LLC, which is wholly owned and controlled by our Sponsor, will purchase subordinated profits interests in the Operating Partnership at a cost of $100,000 per unit. Lightstone SLP II, LLC may elect to purchase the subordinated profits interests with either cash or an interest in real property of equivalent value. These subordinated profits interests, the purchase price of which will be repaid only after stockholders receive a stated preferred return and their net investment, will entitle Lightstone SLP II, LLC to a portion of any regular distributions made by the Operating Partnership. Such distributions will always be subordinated until stockholders receive a stated preferred return. The proceeds received from the cash sale of the subordinated profits interests will be used to offset payments made by Lightstone REIT from offering proceeds to pay the dealer manager fees and selling commissions and other offering costs. Through March 31, 2010, Lightstone SLP II, LLC had not purchase any subordinated profits interests.

Income Taxes

We elected to be taxed as a real estate investment trust (a “REIT”), under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) in conjunction with the filing of our 2009 federal tax return. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its ordinary taxable income to stockholders. As a REIT, we will not be subject to federal income tax on taxable income that it distributes to its stockholders. If we fail to qualify as a REIT in any taxable year, it will then be subject to federal income taxes on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. As of December 31, 2009 and 2008, we had no material uncertain income tax positions and our net operating loss carryforward was zero. The tax years 2008 through 2009 remain open to examination by the major taxing jurisdictions to which we are subject.

Results of Operations

We commenced operations on October 1, 2009 upon the release of our offering proceeds from escrow. In November 2009, we acquired an investment of a 32.42% Class D Member Interest in HG CMBS Finance, LLC, a real estate limited liability company that primarily invests in commercial mortgage-backed securities. Through March 31, 2010, we have not acquired any other properties or investments.

The Company’s primary financial measure for evaluating each of its properties will be net operating income (“NOI”). NOI represents rental income less property operating expenses, real estate taxes and general and administrative expenses. The Company believes that NOI is helpful to investors as a supplemental measure of the operating performance of a real estate company because it is a direct measure of the actual operating results of the company’s properties.

Comparison of the three months ended March 31, 2010 versus March 31, 2009

Consolidated

General and administrative expenses

General and administrative costs increased by $98,681 to $151,252 primarily due to insurance costs and consulting and accounting fees which did not occur during the three months ended March 31, 2009 as we did not commence operations until October 2009.

Interest Income

Interest income was $55,715 for the three months ended March 31, 2010 compared to zero for the three months ended March 31, 2009. The interest income primarily relates to interest earned on our investment in HG CMBS Finance LLC. During the three months ended March 31, 2010, we did not own any investments.

Noncontrolling interests

The loss allocated to Noncontrolling interests relates to the interest in the Operating Partnership held by our Sponsor.

Comparison of the year ended December 31, 2009 versus the period April 28, 2008 (date of inception) through December 31, 2008

Consolidated

General and administrative expenses

General and administrative costs were $299,092 in 2009 compared to zero in 2008. The costs incurred during the year end December 31, 2009 primarily relate to board of director fees, auditor and legal fees as well as fees paid to our Advisor. Fees paid to our Advisor during the year end December 31, 2009 include an acquisition fee of $16,055 associated with the investment in HG CMBS Finance, LLC and asset management fees of $2,676. No fees of any kind were paid to the Advisor for period April 28, 2008 (date of inception) through December 31, 2008. We expect general and administrative expenses to increase in the future as a result of acquisitions in future periods.

Interest income

Interest income was $50,724 for the year ended December 31, 2009 compared to zero for the period April 28, 2008 (date of inception) through December 31, 2008. The interest income primarily relates to interest earned on our investment in HG CMBS Finance LLC. During the period April 28, 2008 (date of inception) through December 31, 2008, we did not own any investments.

Noncontrolling interests

The loss allocated to Noncontrolling interests relates to the interest in the Operating Partnership held by our Sponsor. (See Note 1 of the notes to the consolidated financial statements).

Financial Condition, Liquidity and Capital Resources

Overview:

For the three months ended March 31, 2010, our primary source of funds was from $4.4 million proceeds from our public offering, net of commissions and offering costs. We are dependent upon the net proceeds to be received from our public offering to conduct our proposed activities. The capital required to purchase real estate investments will be obtained from our offering and from any indebtedness that we may incur in connection with the acquisition and operations of any real estate investments thereafter.

We intend to utilize leverage in acquiring our properties. The number of different properties we will acquire will be affected by numerous factors, including, the amount of funds available to us. When interest rates on mortgage loans are high or financing is otherwise unavailable on terms that are satisfactory to us, we may purchase certain properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time.

Our sources of funds in the future will primarily be the net proceeds of our offering, operating cash flows and borrowings. We believe that these cash resources will be sufficient to satisfy our cash requirements for the foreseeable future, and we do not anticipate a need to raise funds from other than these sources within the next twelve months.

We currently have no outstanding debt under any financing facilities and have not identified any sources of debt financing. We intend to limit our aggregate long-term permanent borrowings to 75% of the aggregate fair market value of all properties unless any excess borrowing is approved by a majority of the independent directors and is disclosed to our stockholders. We may also incur short-term indebtedness, having a maturity of two years or less.

Our charter provides that the aggregate amount of borrowing, both secured and unsecured, may not exceed 300% of net assets in the absence of a satisfactory showing that a higher level is appropriate, the approval of our board of directors and disclosure to stockholders. Net assets means our total assets, other than intangibles, at cost before deducting depreciation or other non-cash reserves less our total liabilities, calculated at least quarterly on a basis consistently applied. Any excess in borrowing over such 300% of net assets level must be approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report to stockholders, along with justification for such excess.

Borrowings may consist of single-property mortgages as well as mortgages cross-collateralized by a pool of properties. Such mortgages may be put in place either at the time we acquire a property or subsequent to our purchasing a property for cash. In addition, we may acquire properties that are subject to existing indebtedness where we choose to assume the existing mortgages. Generally, though not exclusively, we intend to seek to encumber our properties with debt, which will be on a non-recourse basis. This means that a lender’s rights on default will generally be limited to foreclosing on the property. However, we may, at our discretion, secure recourse financing or provide a guarantee to lenders if we believe this may result in more favorable terms. When we give a guaranty for a property owning entity, we will be responsible to the lender for the satisfaction of the indebtedness if it is not paid by the property owning entity.

In general the type of financing executed by us to a large extent will be dictated by the nature of the investment and current market conditions. For long-term real estate investments, it is our intent to finance the acquisition using long-term fixed rate debt. However there may certain types of investments and market circumstances which may result in variable rate debt being the more appropriate choice of financing. To the extent floating rate debt is used to finance the purchase of real estate, management will evaluate a number of protections against significant increases in interest rates, including the purchase of interest rate caps instruments.

We may also obtain lines of credit to be used to acquire properties. These lines of credit will be at prevailing market terms and will be repaid from offering proceeds, proceeds from the sale or refinancing of properties, working capital or permanent financing. Our Sponsor or its affiliates may guarantee the lines of credit although they will not be obligated to do so. We may draw upon the lines of credit to acquire properties pending our receipt of proceeds from our initial public offering. We expect that such properties may be purchased by our Sponsor’s affiliates on our behalf, in our name, in order to avoid the imposition of a transfer tax upon a transfer of such properties to us.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our Advisor, our Dealer Manager, and our Property Manager during the various phases of our organization and operation. During our organizational and offering stage, these payments include payments to our Dealer Manager for selling commissions and the dealer manager fee, and payments to our Advisor for the reimbursement of organization and offering costs. During the acquisition and development stage, these payments will include asset acquisition fees and asset management fees, and the reimbursement of acquisition related expenses to our Advisor. During the operational stage, we will pay our Property Manager a property management fee and our Advisor an asset management fee. We will also reimburse our Advisor and its affiliates for actual expenses it incurs for administrative and other services provided to us. Additionally, the Operating Partnership may be required to make distributions to Lightstone SLP II, LLC, an affiliate of the Advisor.

The following table represents the fees incurred associated with the payments to our Advisor, and our Property Manager for the three months ended March 31, 2010 and 2009 and the year ended December 31, 2009 and the period from April 28 (date of inception) through December 31, 2008:

	For the Three Months Ended		For the Year Ended
	March 31, 2010	March 31, 2009	December 31, 2009	December 31, 2008
	(unaudited)	(unaudited)
Acquisition fees	$—	$—	$16,055	$—
Asset management fees	4,014	—	2,676	—
Property management fees	—	—	—	—
Acquisition expenses reimbursed to Advisor	—	—	—	—
Development fees	—	—	—	—
Leasing commissions	—	—	—	—
Total	$4,014	$—	$18,731	$—

Additionally, we incurred total selling commissions and dealer fees of $0.7 million and zero , respectively, during the three months ended March 31, 2010 and 2009, and $1.0 million and zero, respectively, during the year ended December 31, 2009 and the period from April 28 (date of inception) through December 31, 2008.

Our charter states that our operating expenses, excluding offering costs, property operating expenses and real estate taxes, as well as acquisition fees and non cash related items (“Qualified Operating Expenses”) are to be less than the greater of 2% of our average invested net assets or 25% of net income. For the three months ended March 31, 2010 and the year ended December 31, 2009, our Qualified Operating Expenses were less than the greater of 2% of our average invested net assets or 25% of net income for each respectively period.

In addition, our charter states that our acquisition fees and expenses shall not exceed 5% of the contract price or in the case of a mortgage, 5% of funds advanced unless approved by a majority of the independent directors. For the three months ended March 31, 2010 and the year ended December 31, 2009, the acquisition fees and acquisition expenses were less than 5% of the contract price.

Summary of Cash Flows.  The following summary discussion of our cash flows is based on the consolidated statements of cash flows and is not meant to be an all-inclusive discussion of the changes in our cash flows for the periods presented below:

	For the Three Months Ended March 31, 2010	For the Three Months Ended March 31, 2009	Year Ended December 31, 2009	For the Period April 28, 2008 (Date of Inception) Through December 31, 2008
Cash flows used in operating activities	$(356,394)	$(29,533)	$(178,410)	$—
Cash flows used in investing activities	—	—	(1,690,000)	—
Cash flows provided by financing activities	4,395,057	27,825	10,364,715	99,703
Net change in cash and cash equivalents	4,038,663	(1,708)	8,496,305	99,703
Cash and cash equivalents, beginning of the period	8,596,008	99,703	99,703	—
Cash and cash equivalents, end of the period	$12,634,671	$97,995	$8,596,008	$99,703

Our principal source of cash flow was derived from the net offering proceeds received. In the future, we intend to acquire properties which will provide a relatively consistent stream of cash flow that provides us with resources to fund operating expenses, debt service and quarterly dividends.

Our principal demands for liquidity currently are acquisition and development activities as well as costs associated with our public offering. The principal sources of funding for our operations are currently the issuance of equity securities.

Operating activities

During the three months ended March 31, 2010, cash flows used in operating activities was $356,394 compared to $29,533 for three months ended March 31, 2009. The cash used during the three months ended March 31, 2010 related to net loss of $95,537 plus the increase in prepaid expenses and other assets due to the upfront payment of insurance premiums during the quarter.

During the year ended December 31, 2009, cash flows used in operating activities was $0.2 million compared to zero for the period April 28, 2008 (date of inception) through Decembers 31, 2008. The cash used during 2009 related to net loss of $0.2 million.

Investing activities

Cash used in investing activities for the year end December 31, 2009 of $1.7 million resulted from the purchase of an investment in a 32.42% Class D Member Interest in HG CMBS Finance, LLC, a real estate limited liability company that primarily invests in commercial mortgage-backed securities.

Financing activities

Cash provided by financing activities during the three months ended March 31, 2010 is primarily the proceeds from the issuance of common stock of $7.0 million offset by the payment of selling commissions, dealer manger fees and other offering costs of $2.6 million.

Cash provided by financing activities during the three months ended March 31, 2009 is due to change in amount due to our Sponsor for reimbursement of offering costs.

Cash provided by financing activities during the year ended December 31, 2009 is primarily the proceeds from the issuance of common stock of $11.5 million offset by the payment of selling commissions, dealer manger fees and other offering costs of $1.1 million.

Cash provided by financing activities during the period from April 28, 2008 (date of inception) through December 31, 2008 is primarily the proceeds from the issuance of common stock of $0.2 million to our Advisor offset by $0.1 million of amounts due from our Sponsor for reimbursement of offering costs.

We believe that these cash resources will be sufficient to satisfy our cash requirements for the foreseeable future, and we do not anticipate a need to raise funds from other than these sources within the next twelve months.

Contractual Obligations

None

Funds from Operations

We consider Funds from Operations, or FFO, a widely accepted and appropriate measure of performance for a REIT. FFO provides a non-GAAP supplemental measure to compare our performance and operations to other REIT’s. Due to certain unique operating characteristics of real estate companies, The National Association of Real Estate Investment Trusts, Inc. (NAREIT) has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours. As defined by NAREIT, FFO means net income computed in accordance with GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustment for unconsolidated partnership and joint ventures in which the REIT holds an interest. We have adopted the NAREIT definition of computing FFO.

We believe that FFO and FFO available to common shares are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses related to dispositions of depreciable property and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to common shares can help compare the operating performance of a company’s real estate between periods or as compared to different companies. FFO and FFO available to common shares do not represent net income, net income available to common shares or net cash flows from operating activities in accordance with GAAP. Therefore, FFO and FFO available to common shares should not be exclusively considered as alternatives to net income, net income available to common shares or net cash flows from operating activities as determined by GAAP or as measures of liquidity. The Company’s calculation of FFO and FFO available to common shares may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

Below is a reconciliation of net income to FFO for the three months ended March 31, 2010 and 2009 and the year ended December 31, 2009 and the period from April 28 (date of inception) through December 31, 2008:

	For the Three Months Ended March 31, 2010	For the Three Months Ended March 31, 2009	Year Ended December 31, 2009	For the Period April 28, 2008 (Date of Inception) Through December 31, 2008
Net loss	$(95,537)	$(52,571)	$(248,368)	$—
Adjustments:
None
FFO	(95,537)	(52,571)	$(248,368)	$—
Less: FFO attributable to noncontrolling interests	10	—	42	—
FFO attributable to Company’s common share	$(95,527)	$(52,571)	$(248,326)	$—
FFO per common share, basic and diluted	$(0.06)	$(2.63)	$(0.98)	$—
Weighted average number of common shares outstanding, basic and diluted	1,639,055	20,000	254,632	—

Sources of Distribution

On March 23, 2010, the Company’s Board of Directors declared the quarterly distribution for the three-month period ended March 31, 2010 in the amount of $0.00178082191 per share per day which equals a daily amount that, if paid each day for a 365-day period, of 6.5% annualized rate based on a share price of $10.00 payable to stockholders of record on the close of business each day during the quarter. The distribution was paid in full on April 15, 2010 using a combination of cash ($122,365) and shares ($126,365) which represents 13,301 shares of the Company’s common stock issued pursuant to the Company’s Distribution Reinvestment Program, at a discounted price of $9.50 per share. We used proceeds from our offering of common stock to fund our cash distribution.

The following table provides a summary of the quarterly distributions declared and the source of distribution based upon cash flows provided by operations for the three months ended March 31, 2010 and for the year ended December 31, 2009. We did not declare a distribution for the three months ended March 31, 2009 as we did not begin operations until October 2009.

	2010	2009
	Quarter ended March 31,	Year ended December 31,
Distribution period:	Q1 2010	2009 Year
Date distribution declared	March 23, 2010	November 3, 2009
Date distribution paid	April 15, 2010	January 15, 2010
Distributions Paid	$122,365	$83,852
Distributions Reinvested	126,365	73,325
Total Distributions	$248,730	$157,177
Source of distributions
Cash flows used in operations	$(356,394)	$(178,410)
Proceeds from issuance of common stock	605,124	335,587
Total Sources	$248,730	$157,177

New Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141R, a revision of SFAS No. 141, “Accounting for Business Combinations,” which was primarily codified into Topic 805 — “Business Combinations” in the ASC. This standard establishes principles and requirements for how the acquirer shall recognize and measure in its financial statements the identifiable assets acquired, liabilities assumed, any noncontrolling interest in the acquiree and goodwill acquired in a business combination. One significant change includes expensing acquisition fees instead of capitalizing these fees as part of the purchase price. This will impact the Company’s recording of acquisition fees associated with the purchase of wholly-owned entities on a prospective basis. This statement is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company adopted this standard on January 1, 2009 and the adoption of this statement did not have a material effect on the consolidated results of operations or financial position.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements an amendment to ARB No. 51” which was primarily codified into Topic 810 — “Consolidation” in the ASC. This standard establishes and expands accounting and reporting standards for minority interests, which will be recharacterized as noncontrolling interests, in a subsidiary and the deconsolidation of a subsidiary. The Company will also be required to present net income allocable to the noncontrolling interests and net income attributable to the stockholders of the Company separately in its consolidated statements of operations. Prior to the implementation of this standard, noncontrolling interests (minority interests) were reported between liabilities and stockholders’ equity in the Company’s statement of financial position and the related income attributable to minority interests was reflected as an expense/income in arriving at net income/loss. This standard requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of this standard are to be applied prospectively. The Company adopted this standard on January 1, 2009 and the presentation and disclosure requirements were applied retrospectively. Other than the change in presentation of noncontrolling interests, the adoption of this standard did not have a material effect on the consolidated results of operations or financial position.

In February 2008, the FASB issued Staff Position No. FAS 157-2 which provides for a one-year deferral of the effective date of SFAS No. 157, “Fair Value Measurements,” which was primarily codified into Topic 820 — “Fair Value Measurements and Disclosures” in the ASC. This guidance is for non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company adopted this guidance and it did not have a material impact to the Company’s financial position or consolidated results of operations.

In November 2008, the FASB ratified EITF Issue No. 08-6, “Equity Method Investment Accounting Considerations”, which was primarily codified into Topic 323 — “Investments-Equity Method” in the ASC. This guidance clarifies the accounting for certain transactions and impairment considerations involving equity method investments and is effective for fiscal years beginning on or after December 15, 2008 to be applied on a prospective basis. The Company adopted the provisions of this standard on January 1, 2009. The adoption of this guidance changed the Company’s accounting for transaction costs related to equity investments. Prior to the adoption of this guidance, the Company expensed these transaction costs to general and administrative expense as incurred. Beginning January 1, 2009, transaction costs incurred related to the Company’s investment in unconsolidated affiliated real estate entities accounted for under the equity method of accounting are capitalized as part of the cost of the investment.

In April 2009, FASB, issued FASB Staff Position, or FSP, No. FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, which was primarily codified into Topic 320 — “Investments-Debt and Equity Securities” in the ASC. This guidance is intended to provide greater clarity to investors about the credit and noncredit component of an other-than-temporary impairment event and to more effectively communicate when an other-than-temporary impairment event has occurred. The guidance applies to fixed maturity securities only and requires separate display of losses related to credit deterioration and losses related to other market factors. When an entity does not intend to sell the security and it is more likely than not that an entity will not have to sell the security before recovery of its cost basis, it must recognize the credit component of an other-than-temporary impairment in earnings and the remaining portion in other comprehensive income. In addition, upon adoption of the guidance, an entity will be required to record a cumulative-effect adjustment as of the beginning of the period of adoption to reclassify the noncredit component of a previously recognized other-than-temporary impairment from retained earnings to accumulated other comprehensive income. The guidance is effective for the Company for the quarter ended June 30, 2009. The Company adopted the guidance during the quarter ended June 30, 2009 and the adoption did not have a material effect on the consolidated results of operations or financial position.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”, which was primarily codified into Topic 810 in the ASC. This standard requires ongoing assessments to determine whether an entity is a variable entity and requires qualitative analysis to determine whether an enterprise’s variable interest(s) give it a controlling financial interest in a variable interest entity. In addition, it requires enhanced disclosures about an enterprise’s involvement in a variable interest entity. This standard is effective for the fiscal year that begins after November 15, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles”, which was primarily codified into Topic 105 — “Generally Accepted Accounting Standards” in the ASC. This standard will become the single source of authoritative nongovernmental U.S. GAAP, superseding existing FASB, American Institute of Certified Public Accountants, EITF, and other related accounting literature. This standard condenses the thousands of GAAP pronouncements into approximately 90 accounting topics and displays them using a consistent structure. Also included is relevant Securities and Exchange Commission guidance organized using the same topical structure in separate sections. This guidance became effective for financial statements issued for reporting periods that ended after September 15, 2009. Beginning in the third quarter of 2009, this guidance impacts the Company’s financial statements and related disclosures as all references to authoritative accounting literature reflect the newly adopted codification.

In January 2010, the FASB issued FASB Accounting Standards Update (“ASU”) No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements”. ASU No. 2010-06 amends ASC 820 and clarifies and provides additional disclosure requirements related to recurring and non-recurring fair value measurements. This ASU becomes effective for the Company on January 1, 2010. The adoption of this ASU did not have a material impact on our consolidated financial statements.

The Company has determined that all other recently issued accounting pronouncements will not have a material impact on its consolidated financial position, results of operations and cash flows, or do not apply to its operations.

Market Risk

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business plan, we expect that the primary market risk to which we will be exposed is interest rate risk.

We may be exposed to the effects of interest rate changes primarily as a result of borrowings used to maintain liquidity and fund the expansion and refinancing of our real estate investment portfolio and operations. Our interest rate risk management objectives will be to limit the impact of interest rate changes on earnings, prepayment penalties and cash flows and to lower overall borrowing costs while taking into account variable interest rate risk. To achieve our objectives, we may borrow at fixed rates or variable rates. We may also enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate our interest rate risk on a related financial instrument. We will not enter into derivative or interest rate transactions for speculative purposes. As of March 31, 2010, we did not have any swap or derivative agreements outstanding.

In addition to changes in interest rates, the value of our real estate will be subject to fluctuations based on changes in the real estate capital markets, market rental rates for office space, local, regional and national economic conditions and changes in the creditworthiness of tenants. In addition, the commercial real estate debt markets are currently experiencing volatility as a result of certain factors, including the tightening of underwriting standards by lenders and credit rating agencies. The volatility in the credit markets has resulted in a decrease in the availability of financing. When debt financing is available, lenders are demanding larger premiums. The continued decrease in the availability of debt financing and/or the continued increase in the cost of borrowing may reduce cash flows available for distributions.

Plan of Distribution

The following information replaces the section of our Prospectus captioned “Plan of Distribution” on page 158 of the Prospectus.

PLAN OF DISTRIBUTION

General

We are offering a maximum of 51,000,000 shares of our common stock to the public through Lightstone Securities (our “dealer manager”), a registered broker-dealer. The shares are being offered at a price of $10.00 per share. All of the shares are being sold through our dealer manager, a registered broker-dealer, on a best-efforts basis. A “best-efforts” basis means that neither the dealer manager nor the soliciting dealers are under any obligation to purchase any of the shares being offered. Therefore, no specified number of shares is guaranteed to be sold and no specified amount of money is guaranteed to be raised from this offering. Our dealer manager may also engage third party soliciting dealers in connection with this offering. Our dealer manager is a subsidiary of our sponsor.

This offering commenced April 24, 2009. The offering will terminate on or before February 17, 2011, unless we elect to extend it to a date no later than February 17, 2012, in states that permit an extension. We reserve the right to terminate this offering at any time.

Until we achieve the maximum offering, Lightstone SLP II LLC will purchase the subordinated profits interests of our operating partnership semiannually, at a cost of $100,000 per unit, the purchase price of which will be repaid only after stockholders receive a stated preferred return and their net investment. Lightstone SLP II LLC will be entitled to a portion of any regular distributions made by the operating partnership, but only after our stockholders receive a stated preferred return. Our sponsor may elect to purchase subordinated profits interests with cash or may contribute interests in real property of equivalent value. The proceeds received from the cash sale of subordinated profits interests will be used to pay dealer manager fees and selling commissions. If our sponsor elects to purchase subordinated profits interests with interests in real properties, a majority of our board of directors (including a majority of our independent directors) will determine the value of the interest based on an appraisal obtained by a qualified independent real estate appraiser concerning the underlying property. Any subordinated profits interests purchased with the sponsor’s interest in real property may have property level secured indebtedness to which our purchase may be subject. In determining the value of such interests, the board of directors will consider our individual and portfolio leverage limitations, the maturity date and interest rate of any such indebtedness and the current state of the real estate debt markets at the time of such purchase in determining the value of such property.

Factors Used to Determine Offering Price

Our board of directors determined the offering price of the common stock and such price bears no relationship to any established criteria for valuing issued or outstanding shares. It determined the offering price of our shares of common stock based primarily on the range of offering prices of other REITs that do not have a public trading market. In addition, our board of directors set the offering price of our shares at $10, a round number, in order to facilitate calculations relating to the offering price of our shares. However, the offering price of our shares of common stock may not reflect the price at which the shares may trade if they were listed on an exchange or actively traded by brokers, or the proceeds that a stockholder may receive if we were liquidated or dissolved.

Dealer Manager

Our dealer manager, organized in 2004, is an affiliate of us and our sponsor and is registered as a broker-dealer. Through The Lightstone Group, Mr. Lichtenstein wholly owns our dealer manager. Although the principal business function of the dealer manager will be to sell our common stock, the dealer manager may participate in other offerings for our sponsor and its affiliates, and may from time to time participate in sales for entities unaffiliated to us or to our sponsor. Our dealer manager was also the dealer manager for the Lightstone I initial public offering.

Escrow Conditions — Special Notice to Pennsylvania and Massachusetts Investors

If you are qualified to participate in this offering, the proceeds from your subscription will be deposited in a segregated escrow account with the escrow agent, Wells Fargo Bank, National Association, and will be held in trust for your benefit, pending release to us. Your investment will not be commingled with any other funds. None of the common stock offered by this prospectus will be sold, no commissions or fees will be paid, and your initial admission as a stockholder will not take place unless the escrow agent has received and accepted paid subscriptions for at least 2,550,000 shares of common stock for $25,500,000 (subject to any applicable volume discounts).

The escrow agreement between us, the dealer manager and the escrow agent provides that escrowed funds will be held by the escrow agent in an interest bearing account with the power of investment in investments permitted under Rule 15c2-4 of the Securities Exchange Act of 1934. Additionally, as soon as we have received subscription proceeds for at least 2,550,000 shares of our common stock, we may direct that the escrow agent invest the proceeds in other short-term investments which can be readily sold, with appropriate safety of principal. The escrow agreement prohibits investment of the proceeds in (i) money market mutual funds, (ii) corporate equity or debt securities, (iii) repurchase agreements, (iv) bankers’ acceptances, (v) commercial paper and (vi) municipal securities. After 2,550,000 shares are sold, closings will be held on an ongoing basis to release subscription proceeds to us. We will accept or reject subscriptions within 10 business days after we receive them.

Any interest that we earn on subscription proceeds relating to this minimum offering prior to their release to us from escrow will be distributed to you if we do not achieve the minimum offering or, if we do achieve this minimum offering, you will receive all interest earned on your subscription payments prior to the first closing of this offering. After your initial admission as a stockholder in connection with the sale of at least 2,550,000 shares, you will not be entitled to interest earned on our funds or to receive interest on your investment except for interest earned on your subscription proceeds from the date of their transfer to an escrow account until our initial issuance of shares to subscribers.

As of June 30, 2010, we had received aggregate gross offering proceeds of approximately $25.9 million from the sale of approximately 2.6 million shares in our initial public offering, including subscription proceeds held in escrow for Pennsylvania and Massachusetts investors of $0.6 million. Since we have received in excess of $25.5 million in aggregate gross offering proceeds, we have satisfied our minimum offering requirements for Pennsylvania and Massachusetts. As a result, on July 6, 2010, we broke escrow with respect to subscriptions received from Pennsylvania and Massachusetts investors, which were maintained at our third-party escrow agent until we sold at least $25.5 million of shares of our common stock.

Special Notice to Pennsylvania Investors

Subscription proceeds received from residents of Pennsylvania will be placed in a separate interest-bearing escrow account with the escrow agent until subscriptions for shares aggregating at least $25,500,000 have been received and accepted by us. If we have not raised a minimum of $25,500,000 in gross offering proceeds (including sales made to residents of other jurisdictions) by the end of each 120-day escrow period (with the initial 120-day escrow period commencing upon the effectiveness of this offering), we will notify Pennsylvania investors in writing by certified mail within ten calendar days after the end of each 120-day escrow period that they have a right to have their investments returned to them. If a Pennsylvania investor requests the return of his or her subscription funds within ten calendar days after receipt of the notification, we must return those funds to the investor, together with any interest earned on the funds for the time those funds remain in escrow subsequent to the initial 120-day escrow period, within ten calendar days after receipt of the investor’s request.

As of June 30, 2010, we had received aggregate gross offering proceeds of approximately $25.9 million from the sale of approximately 2.6 million shares in our initial public offering, including subscription proceeds held in escrow for Pennsylvania and Massachusetts investors of $0.6 million. Since we have received in excess of $25.5 million in aggregate gross offering proceeds, we have satisfied our minimum offering requirements for Pennsylvania. As a result, on July 6, 2010, we broke escrow with respect to subscriptions received from Pennsylvania investors, which were maintained at our third-party escrow agent until we sold at least $25.5 million of shares of our common stock.

Subscription Process

We are offering up to 51,000,000 shares of our common stock to the public through the dealer manager and the soliciting dealers, as our agents. The agreement between our dealer manager and the soliciting dealers requires the soliciting dealers to make diligent inquiries of you in order to find out whether a purchase of our common stock is suitable and appropriate for you, and to transmit promptly to us the completed subscription documentation and any supporting documentation we may reasonably require. In addition, our sponsor, our dealer manager and the soliciting dealers, as our agents, must make every reasonable effort to determine that the purchase of our shares is a suitable and appropriate investment for an investor. In making this determination, the soliciting dealers will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information.

The dealer manager or a soliciting dealer is also required to deliver to you a copy of our final prospectus and its appendices. We plan to make this prospectus and the appendices available electronically to the dealer manager and the soliciting dealers, as well as to provide them paper copies. As a result, if the dealer manager or a soliciting dealer chooses to, with your prior consent, it may provide you with the option of receiving this prospectus and the appendices electronically. In any case, however, you may always receive a paper copy upon request.

Our common stock is being sold as subscriptions for the common stock are received and accepted by us, subject to the satisfaction by us of the escrow conditions described in the section immediately above. We have the unconditional right to accept or reject your subscription. Your subscription will be accepted or rejected within 10 business days after our receipt of a fully completed copy of the subscription agreement and payment for the number of shares of common stock subscribed for. If we accept your subscription, a confirmation will be mailed to you not more than three business days after our acceptance. No sale of our common stock may be completed until at least five business days after the date you receive our final prospectus as filed with the SEC pursuant to Rule 424(b) of the Securities Act of 1933, as amended, and, if required by state regulatory authorities, a copy of our organizational documents. If for any reason your subscription is rejected, your funds and your subscription agreement will be returned to you, without interest (unless we reject your subscription because we fail to achieve the minimum offering) or deduction, within 10 business days after receipt.

Representations and Warranties in the Subscription Agreement

The subscription agreement requires you to make the following factual representations:

•	Your tax identification number set forth in the subscription agreement is accurate and you are not subject to backup withholding;
•	You received a copy of our final prospectus not less than five business days prior to signing the subscription agreement;
•	You meet the minimum income, net worth and any other applicable suitability standards established for you;
•	You are purchasing our common stock for your own account; and
•	You acknowledge that our common stock is illiquid.

Each of the above representations is included in the subscription agreement in order to help satisfy our responsibility, which our broker dealers will undertake as our agents, to make every reasonable effort to determine that the purchase of our common stock is a suitable and appropriate investment for you and that appropriate income tax reporting information is obtained. We will not sell any common stock to you unless you are able to make the above factual representations by executing the subscription agreement. You must separately sign or initial each representation made in the subscription agreement and, except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

By executing the subscription agreement, you will not be waiving any rights under federal or state law.

Determination of Your Suitability as an Investor

We, our dealer manager, each soliciting dealer and our sponsor will make reasonable efforts to determine that you satisfy the suitability standards set forth herein and that an investment in our common stock is an appropriate investment for you. The soliciting dealers must determine whether you can reasonably benefit from this investment. In making this determination, the soliciting dealers will consider whether:

•	you have the capability of understanding fundamental aspects of our business based on your employment experience, education, access to advice from qualified sources such as attorneys, accountants and tax advisors and prior experience with investments of a similar nature;
•	you have an apparent understanding of:
•	the fundamental risks and possible financial hazards of this type of investment;
•	the fact that the shares are illiquid;
•	the role of our advisor in directing or managing your investment in our company;
•	the tax consequences of your investment; and
•	you have the financial capability to invest in our common stock.

By executing the subscription agreement, each soliciting dealer acknowledges its determination that our common stock is a suitable and appropriate investment for you. Each soliciting dealer is required to represent and warrant that it has complied with all applicable laws in determining the suitability of our common stock as an investment for you, which each will do in its capacity as our agent. We and our affiliates will coordinate the processes and procedures used by the dealer manager and the soliciting dealers and, where necessary, implement additional reviews and procedures to determine that you meet the suitability standards set forth in this prospectus.

Compensation We Will Pay for the Sale of Our Shares

You will not be responsible for any commissions on any sales of shares under this offering. Our operating partnership will issue subordinated profits interests to Lightstone SLP II LLC, which is controlled by our sponsor, in exchange for an amount equal to 10% of the gross offering proceeds raised in this offering. If we raise the maximum $510,000,000, we expect to pay a total of $51,000,000 in selling commissions and in dealer manager fees. Our sponsor may elect to purchase subordinated profits interests with either cash or contributions of interests in real property of equivalent value. We cannot currently determine the value of these subordinated profits interests, which depends upon results of operations, but the initial sale price of each such unit will be $100,000. With the proceeds from the cash sale of the subordinated profits interests, we will pay expenses and commissions to the dealer manager, who may reallow them to the soliciting dealers.

All dealer manager fees and selling commissions will be paid with the proceeds from the sale of subordinated profits interests to Lightstone SLP II LLC if our sponsor elects to purchase subordinated profits interests for cash. Lightstone SLP II LLC will purchase subordinated profits interests of our operating partnership at a cost of $100,000 per unit, the purchase price of which will be repaid only after stockholders receive a stated preferred return and their net investment. These subordinated profits interests will also entitle Lightstone SLP II LLC to a portion of any regular distributions made by the operating partnership, but only if our stockholders receive a 7% preferred return. Our sponsor may elect to contribute interests in real property in lieu of cash in exchange for subordinated profits interests. We will pay dealer manager fees and selling commissions with proceeds from this offering to the extent that our sponsor elects to contribute interests in real property in exchange for subordinated profits interests.

The subordinated profits interests will entitle Lightstone SLP II LLC to certain distributions from our operating partnership. The following table sets forth information with respect to the apportionment of any regular and liquidating distributions that we make among Lightstone SLP II LLC and our stockholders. For a more detailed discussion of distribution apportionment, see “Operating Partnership Agreement — Subordinated Profits Interests.”

We cannot assure investors of the cumulative non-compounded returns discussed below, which we disclose solely as a measure for the incentive compensation of our sponsor, advisor and affiliates.

Recipient(s) of Distribution (Listed Chronologically)	Apportionment of Distributions	Cumulative Non-Compounded Return Threshold (That Initiates Next Level of Distributions)
(i) Stockholders	100%	7% per year on stockholders’ net investment
(ii) Lightstone SLP II LLC	100%	7% per year on the purchase price of the subordinated profits interests
(iii) Stockholders/ Lightstone SLP II LLC	70% to stockholders; 30% to Lightstone SLP II LLC	Until 12% per year on stockholders’ net investment
(iv) Stockholders/ Lightstone SLP II LLC	60% to stockholders; 40% to Lightstone SLP II LLC	Above 12% on stockholders’ net investment (remainder of regular distributions apportioned in this manner)

In the event of termination of the advisory agreement by our board of directors or stockholders, Lightstone SLP II LLC, which is controlled by our sponsor, may elect either (i) to receive cash in an amount equal to the purchase price of the subordinated profits interests that it received in exchange for a purchase price sufficient to cover the dealer manager fees and selling commissions or (ii) retain the subordinated profits interests and receive distributions in accordance with the terms of such interests.

We will use the proceeds from this sale of subordinated profits interests to Lightstone SLP II LLC to pay all broker dealer fees and selling commissions. Accordingly, none of the payments described below will reduce the amount which we will invest to acquire property. Except for the special sales described later in this section, we will pay the dealer manager selling commissions of 7% on all of the shares of common stock sold. All of these selling commissions will be reallowed to soliciting dealers as compensation for their services in soliciting and obtaining subscriptions from you and other investors. Except for the special sales described later in this section, we will pay the dealer manager 3% of the gross offering proceeds in the form of a dealer manager fee as compensation for acting as the dealer manager and for expenses incurred in connection with marketing our shares and paying the employment costs of the dealer manager’s wholesalers. Out of its dealer manager fee, the dealer manager may pay salaries and commissions to its wholesalers of up to 3% of gross offering proceeds. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the shares. Generally, the dealer manager will not give any portion of the dealer manager fee to soliciting dealers unless they have a prescribed minimum annual sales volume of our common stock. Marketing and due diligence costs paid by the dealer manager on behalf of, or to, the soliciting dealers may be deducted from any portion of the dealer manager fee payable to the soliciting dealers.

Registered Investment Advisers and Bank Trust Departments

We will not pay any selling commissions in connection with the sale of shares to investors whose contracts for investment advisory and related brokerage services include a fixed or “wrap” fee feature. Investors may agree with their participating brokers to reduce the amount of selling commissions payable with respect to the sale of their shares down to zero (i) if the investor has engaged the services of a registered investment advisor or other financial advisor who will be paid compensation for investment advisory services or other financial or investment advice or (ii) if the investor is investing through a bank trust account with respect to which the investor has delegated the decision-making authority for investments made through the account to a bank trust department. The net proceeds to us will not be affected by reducing the commissions payable in connection with such transaction. Neither our dealer manager nor its affiliates will directly or indirectly compensate any person engaged as an investment advisor or a bank trust department by a potential investor as an inducement for such investment advisor or bank trust department to advise favorably for an investment in our shares. In all events, the amount of the dealer manager fee and any services or other fee paid in connection with the sale of shares to investors whose contracts for investment advisor or related brokerage services include a fixed or wrap fee feature will not exceed 10% of the gross proceeds of the shares acquires by such investors.

Estimated Dealer Manager Compensation and Expenses

Set forth below is a table indicating the estimated dealer manager compensation and expenses that will be paid in connection with the offering.

	Per Unit Sold	Total Minimum	Total Maximum
Selling commissions	$.70	$350,000	$35,700,000
Dealer manager fees	$.30	$150,000	$15,300,000
Total	$1.00 (before marketing and due diligence)	$500,000	$51,000,000

The dealer manager does not intend to be a market maker and so will not execute trades for selling stockholders.

Other Dealer Manager Commission Arrangements

No selling commissions or dealer manager fees are payable in connection with the purchase of shares under the distribution reinvestment program or the redemption of shares under the share repurchase program.

We will not pay selling commissions in connection with the following sales:

•	the sale of common stock to our employees, directors and associates and our affiliates, our advisor, affiliates of our advisor, the dealer manager or their respective officers and employees;
•	the sale of our common stock to one or more soliciting dealers and to their respective officers and employees and some of their respective affiliates who request and are entitled to purchase common stock net of selling commissions; and
•	the common stock credited to an investor as a result of a volume discount.

It is illegal for us to pay or award any commissions or other compensation to any person engaged by you for investment advice as an inducement to such advisor to advise you to purchase our common stock; however, nothing herein will prohibit a registered broker-dealer or other properly licensed person from earning a sales commission in connection with a sale of the common stock.

We will provide, on an annual basis, a per-share estimated value of our common stock, the method by which we developed such value and the date of the data we used to estimate such value, in accordance with the rules of FINRA.

Volume Discounts

We will offer a reduced share purchase price to “single purchasers” on orders of more than $250,000 and selling commissions paid to Lightstone Securities and participating broker-dealers will be reduced by the amount of the share purchase price discount. The share purchase price will be reduced for each incremental share purchased in the total volume ranges set forth in the table below. The reduced purchase price will not affect the amount we receive for investment.

For a “Single Purchaser”	Purchase Price per Share for Incremental Share in Volume Discount Range	Selling Commission per Share for Incremental Share in Volume Discount Range
$2,000 – $250,000	$10.00	$0.70
250,001 – 500,000	9.85	0.55
500,001 – 750,000	9.70	0.40
750,001 – 1,000,000	9.60	0.30
1,000,001 – 5,000,000	9.50	0.20

Any reduction in the amount of the selling commissions in respect of volume discounts received will be credited to the investor in the form of additional whole shares. Selling commissions will not be paid on any shares issued for a volume discount.

As an example, a single purchaser would receive 50,380 shares rather than 50,000 shares for an investment of $500,000 and the selling commission would be $31,250. The discount would be calculated as follows: On the first $250,000 of the investment there would be no discount and the purchaser would receive 25,000 shares at $10 per share. On the remaining $250,000, the per share price would be $9.85 and the purchaser would receive 25,380 shares.

Selling commissions for purchases of $5,000,000 or more may, in our sole discretion, be reduced to $0.20 per share or less. In the event of a sale of $5,000,000 or more, we will supplement this prospectus to include: (i) the aggregate amount of the sale, (ii) the price per share paid by the purchaser and (iii) a statement that other investors wishing to purchase at least the amount described in (i) will pay no more per share than the initial purchaser.

Orders may be combined for the purpose of determining the total commissions payable with respect to applications made by a “single purchaser,” so long as all the combined purchases are made through the same soliciting dealer. The amount of total commissions thus computed will be apportioned pro rata among the individual orders on the basis of the respective amounts of the orders being combined. As used herein, the term “single purchaser” will include:

•	any person or entity, or persons or entities, acquiring shares as joint purchasers;
•	all profit-sharing, pension and other retirement trusts maintained by a given corporation, partnership or other entity;
•	all funds and foundations maintained by a given corporation, partnership or other entity; and
•	all profit-sharing, pension and other retirement trusts and all funds or foundations over which a designated bank or other trustee, person or entity (except an investment advisor registered under the Investment Advisers Act of 1940) exercises discretionary authority with respect to an investment in our company.

In the event a single purchaser described in the last four categories above wishes to have its orders so combined, that purchaser will be required to request the treatment in writing, which request must set forth the basis for the discount and identify the orders to be combined. Any request will be subject to our verification that all of the orders were made by a single purchaser.

Orders also may be combined for the purpose of determining the commissions payable in the case of orders by any purchaser described in any category above who, subsequent to its initial purchase of shares, orders additional shares. In this event, the commission payable with respect to the subsequent purchase of shares will equal the commission per share which would have been payable in accordance with the commission schedule set forth above if all purchases had been made simultaneously.

Unless investors indicate that orders are to be combined and provide all other requested information, we cannot be held responsible for failing to combine orders properly.

Purchases by entities not required to pay federal income tax may only be combined with purchases by other entities not required to pay federal income tax for purposes of computing amounts invested if investment decisions are made by the same person. If the investment decisions are made by an independent investment advisor, that investment advisor may not have any direct or indirect beneficial interest in any of the entities not required to pay federal income tax whose purchases are sought to be combined. You must mark the “Additional Investment” space on the subscription agreement signature page in order for purchases to be combined. We are not responsible for failing to combine purchases if you fail to mark the “Additional Investment” space.

If the subscription agreements for the purchases to be combined are submitted at the same time, then the additional common stock to be credited to you as a result of such combined purchases will be credited on a pro rata basis. If the subscription agreements for the purchases to be combined are not submitted at the same time, then any additional common stock to be credited as a result of the combined purchases will be credited to the last component purchase, unless we are otherwise directed in writing at the time of the submission. However, the additional common stock to be credited to any entities not required to pay federal income tax whose purchases are combined for purposes of the volume discount will be credited only on a pro rata basis on the amount of the investment of each entity not required to pay federal income tax on their combined purchases.

California residents should be aware that volume discounts will not be available in connection with the sale of shares made to California residents to the extent such discounts do not comply with the provisions of Rule 260.140.51 adopted pursuant to the California Corporate Securities Law of 1968. Pursuant to this rule, volume discounts can be made available to California residents only in accordance with the following conditions:

•	there can be no variance in the net proceeds to us from the sale of the shares to different purchasers of the same offering;
•	all purchasers of the shares must be informed of the availability of quantity discounts;
•	the same volume discounts must be allowed to all purchasers of shares which are part of the offering;
•	the minimum amount of shares as to which volume discounts are allowed cannot be less than $10,000;
•	the variance in the price of the shares must result solely from a different range of commissions, and all discounts must be based on a uniform scale of commissions; and
•	no discounts are allowed to any group of purchasers.

Accordingly, volume discounts for California residents will be available in accordance with the foregoing table of uniform discount levels based on dollar volume of shares purchased, but no discounts are allowed to any group of purchasers, and no subscriptions may be aggregated as part of a combined order for purposes of determining the number of shares purchased.

Electronic Prospectus

An electronic prospectus is available on our Internet Web site, www.lightstonereit.com. We will not make shares available for sale on this Internet Web site, however. An investor can only purchase our shares through his, her or its broker-dealer who has entered into a soliciting dealers agreement with Lightstone Securities. Other than the prospectus in electronic format, the information on our Web site is not part of this prospectus.

Indemnification

We have agreed to indemnify the dealer manager and the soliciting dealers against certain liabilities arising under the Securities Act of 1933, as amended, against any and all loss, liability, claim, damage and expense caused by any untrue statement or alleged untrue statement of a material fact contained in this prospectus (or any amendment or supplement thereto), or the omission or alleged omission of a material fact required to be stated or necessary to make the statements in this prospectus not misleading, subject to certain exceptions. We may advance expenses to any indemnified party for legal and other expenses and costs incurred as a result of any legal action for which indemnification is sought, subject to the satisfaction of certain conditions. We are not required to indemnify our dealer manager for violations of the federal or state securities laws unless our dealer manager is found successful on the merits, the claims against our dealer manager are dismissed with prejudice or a court approves a settlement of the claims and, in each case, the court approves indemnification of the litigation costs.

EXPERTS

The consolidated financial statements of Lightstone Value Plus Real Estate Investment Trust II, Inc. and Subsidiaries at December 31, 2009 and 2008, and for the year ended December 31, 2009 and the period from April 28, 2008 (date of inception) through December 31, 2008 included in this prospectus have been audited by Amper, Politziner & Mattia, LLP independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS
OF
LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.
AND SUBSIDIARIES
(a Maryland Corporation)

Page
Unaudited Financial Statements
Financial Statements
Consolidated Balance Sheets as of March 31, 2010 (unaudited) and December 31, 2009	S-F-2
Consolidated Statements of Operations (unaudited) for the Three Months Ended March 31, 2010 and 2009	S-F-3
Consolidated Statement of Stockholders’ Equity and Comprehensive Loss (unaudited) for the Three Months Ended March 31, 2010	S-F-4
Consolidated Statements of Cash Flows (unaudited) for the Three Months Ended March 31, 2010 and 2009	S-F-5
Notes to Consolidated Financial Statements	S-F-6
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	S-F-9
Financial Statements:
Consolidated Balance Sheets as of December 31, 2009 and 2008	S-F-10
Consolidated Statements of Operations for the year ended December 31, 2009 and the period from April 28, 2008 (date of inception) through December 31, 2008	S-F-11
Consolidated Statements of Stockholder’s Equity for year ended December 31, 2009 and the period April 28, 2008 (date of inception) through December 31, 2008	S-F-12
Consolidated Statements of Cash Flows for year ended December 31, 2009 and the period April 28, 2008 (date of inception) through December 31, 2008	S-F-13
Notes to Consolidated Financial Statements	S-F-14

S-F-1

LIGHTSTONE VALUE PLUS REAL ESTATE
INVESTMENT TRUST II, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2010	December 31, 2009
	(Unaudited)
Assets
Investments in unconsolidated real estate entity, at cost	$1,690,000	$1,690,000
Cash and cash equivalents	12,634,671	8,596,008
Prepaid expenses and other assets	272,519	109,447
Total Assets	$14,597,190	$10,395,455
Liabilities and Stockholders’ Equity
Accounts Payable and other accrued expenses	$1,109,863	$1,110,312
Due to Sponsor	18,784	1,569,001
Distributions payable	248,730	157,177
Total liabilities	1,377,377	2,836,490
Commitments and contingencies (Note 8)
Stockholders’ Equity:
Company’s stockholders’ equity:
Preferred shares, $0.01 par value, 10,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized, 1,993,852 and 1,236,037 shares issued and outstanding in 2010 and 2009, respectively	19,939	12,360
Additional paid-in-capital	15,096,540	8,616,032
Subscription receivable	(1,149,127)	(665,882)
Accumulated distributions in excess of net loss	(749,455)	(405,503)
Total Company stockholder’s equity	13,217,897	7,557,007
Noncontrolling interest	1,916	1,958
Total Stockholders’ Equity	13,219,813	7,558,965
Total Liabilities and Stockholders’ Equity	$14,597,190	$10,395,455

The accompanying notes are an integral part of these consolidated financial statements.

S-F-2

LIGHTSTONE VALUE PLUS REAL ESTATE
INVESTMENT TRUST II, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended March 31, 2010	For the Three Months Ended March 31, 2009
Expenses:
General and administrative costs	$151,252	$52,571
Total operating expenses	151,252	52,571
Operating loss	(151,252)	(52,571)
Interest income	55,715	—
Net loss	(95,537)	(52,571)
Less: net loss attributable to noncontrolling interest	10	—
Net loss attributable to Company’s common shares	$(95,527)	$(52,571)
Net loss per Company’s common share, basic and diluted	$(0.06)	$(2.63)
Weighted average number of common shares outstanding, basic and diluted	1,639,055	20,000

The accompanying notes are an integral part of these consolidated financial statements.

S-F-3

LIGHTSTONE VALUE PLUS REAL ESTATE
INVESTMENT TRUST II, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS
(UNAUDITED)

	Preferred Shares		Common Shares		Additional Paid-In Capital	Subscription Receivable	Accumulated Distributions in Excess of Net Loss	Total Company Stockholders’ Equity	Total Noncontrolling Interests	Total Equity
	Preferred Shares	Amount	Common Shares	Amount
BALANCE, December 31, 2009	—	—	1,236,037	12,360	8,616,032	(665,882)	(405,503)	7,557,007	1,958	7,558,965
Comprehensive loss:
Net loss	—	—	—	—	—	—	(95,527)	(95,527)	(10)	(95,537)
Total comprehensive loss	—	—	—	—	—	—	(95,527)	(95,527)	(10)	(95,537)
Distributions declared	—	—	—	—	—	—	(248,425)	(248,425)	—	(248,425)
Distributions paid to noncontrolling interests									(32)	(32)
Proceeds from offering			750,129	7,502	7,488,537	(483,245)		7,012,794	—	7,012,794
Selling commissions and dealer manager fees					(695,124)			(695,124)		(695,124)
Other offering costs					(385,846)			(385,846)		(385,846)
Proceeds from distribution reinvestment program			7,686	77	72,941			73,018		73,018
BALANCE, March 31, 2010	—	$—	1,993,852	$19,939	$15,096,540	$(1,149,127)	$(749,455)	$13,217,897	$1,916	$13,219,813

The accompanying notes are an integral part of these consolidated financial statements.

S-F-4

LIGHTSTONE VALUE PLUS REAL ESTATE
INVESTMENT TRUST II, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended
	March 31, 2010	March 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(95,537)	$(52,571)
Changes in assets and liabilities:
Increase in prepaid expenses and other assets	(163,072)	—
(Decrease)/increase in accounts payable and other accrued expenses	(105,107)	23,038
Increase in due to sponsor	7,322	—
Net cash used in operating activities	(356,394)	(29,533)
CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease due from sponsor	102,296	27,825
Proceeds from issuance of common stock	7,012,794	—
Payment of offering costs	(2,635,842)	—
Distributions to noncontrolling interests	(32)	—
Distributions to common stockholders	(84,159)	—
Net cash provided by financing activities	4,395,057	27,825
Net change in cash and cash equivalents	4,038,663	(1,708)
Cash and cash equivalents, beginning of period	8,596,008	99,703
Cash and cash equivalents, end of period	$12,634,671	$97,995
Supplemental disclosure of cash flow information:
Distributions declared	$248,425	$—
Value of shares issued from distribution reinvestment program	$73,018	$—
Non cash commissions and other offering costs in accounts payable and other accrued expenses	$1,047,333	$—
Subscription receivable	$483,245	$—

The accompanying notes are an integral part of these consolidated financial statements.

S-F-5

LIGHTSTONE VALUE PLUS REAL ESTATE
INVESTMENT TRUST II, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Unaudited)

1. Organization

Lightstone Value Plus Real Estate Investment Trust II, Inc., a Maryland corporation (the “Lightstone REIT” or the “Company”) was formed on April 28, 2008. The Company was formed primarily for the purpose of engaging in the business of investing in and owning commercial and residential real estate properties located throughout North America, as well as real estate-related securities, such as collateralized debt obligations, commercial mortgage-backed securities and mortgage and mezzanine loans secured, directly or indirectly, by the same types of properties which it may acquire directly.

The Lightstone REIT is structured as an umbrella partnership real estate investment trust, or UPREIT, and substantially all of the Lightstone REIT’s current and future business is and will be conducted through Lightstone Value Plus REIT II LP, a Delaware limited partnership formed on April 30, 2008 (the “Operating Partnership”).

The Company commenced an initial public offering to sell a maximum of 51,000,000 shares of common shares on April 24, 2009, at a price of $10 per share (exclusive of 6.5 million shares available pursuant to the Company’s distribution reinvestment plan, 75,000 shares that are reserved for issuance under the Company’s stock option plan and 255,000 shares reserved for issuance under the Company’s Employee and Director Incentive Restricted Share Plan). The Company’s Registration Statement on Form S-11 (the “Registration Statement”) was declared effective under the Securities Act of 1933 on February 17, 2009, and on April 24, 2009, the Lightstone REIT began offering its common shares for sale to the public. Lightstone Securities, LLC (the “Dealer Manager”), an affiliate of The Lightstone Group (the “Sponsor”), is serving as the dealer manager of the Company’s public offering (the “Offering”).

The Company issued 20,000 shares to Lightstone Value Plus REIT II, LLC, (the “Advisor”) on May 20, 2008, for $10 per share. In addition, as of September 30, 2009, the Company had reached its minimum offering by receiving subscriptions of its common shares, representing gross offering proceeds of approximately $6.5 million, and investors were admitted as stockholders on October 1, 2009. Through March 31, 2010, cumulative gross offering proceeds and distribution reinvestment proceeds of $19.9 million were released to the Lightstone REIT. The Lightstone REIT invested the proceeds from this sale and proceeds from the Advisor in the Operating Partnership, and as a result, held a 99.99% general partnership interest at March 31, 2010 in the Operating Partnership’s common units. The Operating Partnership commenced operations as of October 1, 2009.

Noncontrolling Interest — Partners of Operating Partnership

On May 20, 2008, the Advisor contributed $2,000 to the Operating Partnership in exchange for 200 limited partner units in the Operating Partnership. The limited partner has the right to convert operating partnership units into cash or, at the option of the Company, an equal number of common shares of the Company, as allowed by the limited partnership agreement.

Lightstone SLP II, LLC, which is wholly owned and controlled by our Sponsor, will purchase subordinated general partner participation units (“subordinated profits interests”) in the Operating Partnership at a cost of $100,000 per unit. Lightstone SLP II, LLC may elect to purchase the subordinated profits interests with either cash or an interest in real property of equivalent value. The proceeds received from the cash sale of the subordinated profits interests will be used to offset payments made by Lightstone REIT from offering proceeds to pay the dealer manager fees and selling commissions and other offering costs. As of March 31, 2010, Lightstone SLP II, LLC had not purchased any subordinated profits interests.

S-F-6

LIGHTSTONE VALUE PLUS REAL ESTATE
INVESTMENT TRUST II, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Unaudited)

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company and the Operating Partnership and its subsidiaries (over which Lightstone REIT exercises financial and operating control). As of March 31, 2010, the Company had a 99.99% general partnership interest in the common units of the Operating Partnership. All inter-company balances and transactions have been eliminated in consolidation.

The accompanying unaudited interim consolidated financial statements and related notes should be read in conjunction with the audited Consolidated Financial Statements of the Company and related notes as contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The unaudited interim financial statements include all adjustments (consisting only of normal recurring adjustments) and accruals necessary in the judgment of management for a fair statement of the results for the periods presented. The accompanying unaudited condensed consolidated financial statements of and its Subsidiaries (collectively, the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.

The unaudited consolidated statements of operations for interim periods are not necessarily indicative of results for the full year or any other period.

New Accounting Pronouncements

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”, which was primarily codified into Topic 810 in the ASC. This standard requires ongoing assessments to determine whether an entity is a variable entity and requires qualitative analysis to determine whether an enterprise’s variable interest(s) give it a controlling financial interest in a variable interest entity. In addition, it requires enhanced disclosures about an enterprise’s involvement in a variable interest entity. This standard is effective for the fiscal year that begins after November 15, 2009. The Company adopted this standard on January 1, 2010 and the adoption did not have a material impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued FASB Accounting Standards Update (“ASU”) No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements”. ASU No. 2010-06 amends ASC 820 and clarifies and provides additional disclosure requirements related to recurring and non-recurring fair value measurements. This ASU becomes effective for the Company on January 1, 2010. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

The Company has determined that all other recently issued accounting pronouncements will not have a material impact on its consolidated financial position, results of operations and cash flows, or do not apply to its operations.

3. Selling Commission, Dealer Manager Fees and Organizational and Offering Costs

Selling commissions and dealer manager fees paid to the Dealer Manager, and other third-party offering expenses such as registration fees, due diligence fees, marketing costs, and professional fees are accounted for as a reduction against additional paid-in capital (“APIC”) as costs are incurred. Any organizational costs are accounted for as general and administrative costs. For the three months ended March 31, 2010, the Company has incurred approximately $0.7 million in selling commissions and dealer manager fees and $0.4 million of offering costs. Since commencement of its initial public offering through March 31, 2010, the Company has incurred approximately $1.7 million in selling commissions and dealer manager fees and $3.1 million of offering costs.

S-F-7

LIGHTSTONE VALUE PLUS REAL ESTATE
INVESTMENT TRUST II, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Unaudited)

4. Distributions

On March 23, 2010, the Company’s Board of Directors declared the quarterly distribution for the three-month period ended March 31, 2010 in the amount of $0.00178082191 per share per day which equals a daily amount that, if paid each day for a 365-day period, of 6.5% annualized rate based on a share price of $10.00 payable to stockholders of record on the close of business each day during the quarter. The distribution was paid in full on April 15, 2010 using a combination of cash ($122,365) and shares ($126,365) which represents 13,301 shares of the Company’s common stock issued pursuant to the Company’s Distribution Reinvestment Program, at a discounted price of $9.50 per share.

The amount of distributions to be distributed to our stockholders in the future will be determined by our Board of Directors and are dependent on a number of factors, including funds available for payment of distributions, our financial condition, capital expenditure requirements and annual distribution requirements needed to maintain our status as a Real Estate Investment Trust under the Internal Revenue Code.

5. Subscription Receivable

As of March 31, 2010, the Company recorded a subscription receivable of $1,149,127 as a reduction in the Company’s equity on the consolidated balance sheets. The subscription receivable relates to shares issued to the Company’s shareholders for which the proceeds have not yet been received by the Company solely due to a fact of timing of transfers from the escrow agent holding the funds.

6. Related Party Transactions

The Lightstone REIT has agreements with the Advisor and Lightstone Value Plus REIT Management LLC (the “Property Manager”) to pay certain fees in exchange for services performed by these entities and other affiliated entities. The Lightstone REIT’s ability to secure financing and subsequent real estate operations are dependent upon its Advisor, Property Manager and their affiliates to perform such services as provided in these agreements.

The Lightstone REIT pursuant to the related party arrangements has incurred $4,014 related to asset management fees and zero related to acquisition fees, property management fees or other fees for the three months ended March 31, 2010. The Lightstone REIT has not incurred any fees associated with related party agreements during the three months ended March 31, 2009.

7. Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values because of the short maturity of these instruments.

8. Commitments and Contingencies

Legal Proceedings

From time to time in the ordinary course of business, the Lightstone REIT may become subject to legal proceedings, claims or disputes. As of the date hereof, we are not a party to any material pending legal proceedings.

S-F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Lightstone Value Plus Real Estate Investment Trust II, Inc. and its Subsidiaries

We have audited the accompanying consolidated balance sheets of Lightstone Value Plus Real Estate Investment Trust II, Inc. and Subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2009 and the period from April 28, 2008 (date of inception) through December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lightstone Value Plus Real Estate Investment Trust II, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the year ended December 31, 2009 and the period from April 28, 2008 (date of inception) through December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ Amper, Politziner & Mattia, LLP

March 31, 2010
Edison, New Jersey

S-F-9

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of December 31, 2009 and 2008

	December 31, 2009	December 31, 2008
ASSETS
Investments in unconsolidated real estate entity, at cost	$1,690,000	$—
Cash and cash equivalents	8,596,008	99,703
Due from Sponsor	—	102,297
Prepaid expenses and other assets	109,447	—
Total Assets	$10,395,455	$202,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and other Accrued expenses	$1,110,312	$—
Due to Sponsor	1,569,001
Distributions payable	157,177	—
Total liabilities	2,836,490	—
Commitments and contingencies (Note 7)
Equity:
Company’s stockholders’ equity:
Preferred shares, $0.01 par value, 10,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized, 1,236,037 and 20,000 shares issued and outstanding in 2009 and 2008, respectively	12,360	200
Additional paid-in-capital	8,616,032	199,800
Subscription receivable	(665,882)	—
Accumulated distributions in addition to net loss	(405,503)	—
Total Company stockholder’s equity	7,557,007	200,000
Noncontrolling interest	1,958	2,000
Total Equity	7,558,965	202,000
Total Liabilities and Stockholders’ Equity	$10,395,455	$202,000

The accompanying notes are an integral part of these consolidated financial statements.

S-F-10

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
For Year Ended December 31, 2009 and for the Period From April 28, 2008 (Date of Inception)
Through December 31, 2008

	For the Year Ended December 31, 2009	For the Period April 28, 2008 (Date of Inception) Through December 31, 2008
Expenses:
General and administrative costs	$299,092	$—
Total operating expenses	299,092	—
Operating loss	(299,092)	—
Interest income	50,724	—
Net loss	(248,368)	—
Less: net loss attributable to noncontrolling interest	42	—
Net loss applicable to Company’s common shares	$(248,326)	$—
Net loss per Company’s common share, basic and diluted	$(0.98)	$—
Weighted average number of common shares outstanding, basic and diluted	254,632	—

The accompanying notes are an integral part of these consolidated financial statements.

S-F-11

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Year Ended December 31, 2009 and for the Period From April 28, 2008 (Date of Inception) Through December 31, 2008

	Preferred Shares		Common Shares		Additional Paid-In Capital	Subscription Receivable	Accumulated Distributions in Excess of Net Loss	Total Company Stockholders Equity	Total Noncontrolling Interests	Total Equity
	Preferred Shares	Amount	Common Shares	Amount
Balance, April 28, 2008 (Date of Inception)	—	$—	—	$—	$—	$—	$—	$—	$—	$—
Proceeds from issuance of common shares	—	—	20,000	200	199,800	—	—	200,000	—	200,000
Proceeds from noncontrolling interests									2,000	2,000
Balance, December 31, 2008	—	—	20,000	200	199,800	—	—	200,000	2,000	202,000
Comprehensive loss:
Net loss	—	—	—	—	—	—	(248,326)	(248,326)	(42)	(248,368)
Total comprehensive loss	—	—	—	—	—	—	(248,326)	(248,326)	(42)	(248,368)
Dividends declared	—	—	—	—	—	—	(157,177)	(157,177)	—	(157,177)
Proceeds from offering			1,216,037	12,160	12,127,997	(665,882)		11,474,275	—	11,474,275
Selling commissions and dealer manager fees					(1,041,470)			(1,041,470)		(1,041,470)
Other offering costs					(2,670,295)			(2,670,295)		(2,670,295)
Balance, December 31, 2009	—	$—	1,236,037	$12,360	$8,616,032	$(665,882)	$(405,503)	$7,557,007	$1,958	$7,558,965

The accompanying notes are an integral part of these consolidated financial statements.

S-F-12

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2009 and the Period From April 28, 2008 (Date of Inception)
Through December 31, 2008

	Year Ended December 31, 2009	Period From April 28, 2008 (Date of Inception) Through December 31, 2008
Cash Flows From Operating Activities:
Net loss	$(248,368)	$—
Changes in assets and liabilities:
Increase in prepaid expenses and other assets	(109,447)	—
Increase in accounts payable and other accrued expenses	160,674	—
Increase in due to sponsor	18,731	—
Net cash used in operating activities	(178,410)	—
Cash Flows From Investing Activities:
Investment in unconsolidated real estate entity	(1,690,000)	—
Net cash used in investing activities	(1,690,000)	—
Cash Flows From Financing Activities:
Decrease due from sponsor	—	(102,297)
Proceeds from issuance of common stock	11,474,275	200,000
Proceeds from issuance of limited partnership units	—	2,000
Payment of offering costs	(1,109,560)	—
Net cash provided by financing activities	10,364,715	99,703
Net change in cash	8,496,305	99,703
Cash and cash equivalents, beginning of year	99,703	—
Cash and cash equivalents, end of year	$8,596,008	$99,703
Supplemental disclosure of cash flow information:
Dividend declared	$157,177	$—
Non cash commissions and other offering costs in accounts payable and other accrued expenses	$2,602,205	$—
Subscription receivable	$665,882	$—

The accompanying notes are an integral part of these consolidated financial statements.

S-F-13

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended December 31, 2009 and for the Period From April 28, 2008 (Date of Inception) Through December 31, 2008

1. Organization

Lightstone Value Plus Real Estate Investment Trust II, Inc., a Maryland corporation (the “Lightstone REIT” and, together with the Operating Partnership (as defined below), the “Company”) was formed on April 28, 2008. The Company was formed primarily for the purpose of engaging in the business of investing in and owning commercial and residential real estate properties located throughout North America, as well as real estate-related securities, such as collateralized debt obligations, commercial mortgage-backed securities and mortgage and mezzanine loans secured, directly or indirectly, by the same types of properties which it may acquire directly.

The Lightstone REIT is structured as an umbrella partnership real estate investment trust, or UPREIT, and substantially all of the Lightstone REIT’s current and future business is and will be conducted through Lightstone Value Plus REIT II LP, a Delaware limited partnership formed on April 30, 2008 (the “Operating Partnership”).

The Company commenced an initial public offering to sell a maximum of 51,000,000 shares of common shares on April 24, 2009, at a price of $10 per share (exclusive of 6.5 million shares available pursuant to the Company’s dividend reinvestment plan, 75,000 shares that are reserved for issuance under the Company’s stock option plan and 255,000 shares reserved for issuance under the Company’s Employee and Director Incentive Restricted Share Plan). The Company’s Registration Statement on Form S-11 (the “Registration Statement”) was declared effective under the Securities Act of 1933 on February 17, 2009, and on April 24, 2009, the Lightstone REIT began offering its common shares for sale to the public. Lightstone Securities, LLC (the “Dealer Manager”), an affiliate of the Sponsor, is serving as the dealer manager of the Company’s public offering (the “Offering”).

The Company issued 20,000 shares to the Advisor on May 20, 2008, for $10 per share. In addition, as of September 30, 2009, the Company had reached its minimum offering by receiving subscriptions of its common shares, representing gross offering proceeds of approximately $6.5 million. Through December 31, 2009, cumulative gross offering proceeds of $11.5 million were released to the Lightstone REIT. The Lightstone REIT invested the proceeds from this sale and proceeds from the Advisor in the Operating Partnership, and as a result, held a 99.98% general partnership interest at December 31, 2009 and 99.01% general partnership interest at December 31, 2008 in the Operating Partnership’s common units. The Operating Partnership commenced operations as of October 1, 2009.

Noncontrolling Interest — Partners of Operating Partnership

On May 20, 2008, the Advisor contributed $2,000 to the Operating Partnership in exchange for 200 limited partner units in the Operating Partnership. The limited partner has the right to convert operating partnership units into cash or, at the option of the Company, an equal number of common shares of the Company, as allowed by the limited partnership agreement.

Lightstone SLP II, LLC, which is wholly owned and controlled by our Sponsor, will purchase subordinated general partner participation units (“subordinated profits interests”) in the Operating Partnership at a cost of $100,000 per unit. Lightstone SLP II, LLC may elect to purchase the subordinated profits interests with either cash or an interest in real property of equivalent value. The proceeds received from the cash sale of the subordinated profits interests will be used to offset payments made by Lightstone REIT from offering proceeds to pay the dealer manager fees and selling commissions and other offering costs. As of December 31, 2009, Lightstone SLP II, LLC had not purchase any subordinated profits interests.

Operating Partnership Activity

Through its Operating Partnership, the Company will seek to acquire and operate commercial, residential, and hospitality properties, principally in North America. The Company’s commercial holdings will consist of retail (primarily multi-tenanted shopping centers), lodging, industrial and office properties. All such properties

S-F-14

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended December 31, 2009 and for the Period From April 28, 2008 (Date of Inception) Through December 31, 2008

1. Organization  – (continued)

may be acquired and operated by the Company alone or jointly with another party. In addition, the Company may invest up to 20% of its net assets in collateralized debt obligations, commercial mortgage-backed securities (“CMBS”) and mortgage and mezzanine loans secured, directly or indirectly, by the same types of properties which it may acquire directly. Since inception, the Company has completed the following acquisitions and investments:

2008

During 2008, the Company did not have any acquisitions or investments.

2009

During November 2009, the Operating Partnership acquired a 32.42% Class D Member Interest in HG CMBS Finance, LLC, a real estate limited liability company that primarily invests in commercial mortgage-backed securities (“CMBS”).

All the acquired properties and development activities will be managed by affiliates of Lightstone Value Plus REIT Management, LLC (the “Property Manager”).

The Company’s Advisor, Property Manager and Dealer Manager are each related parties. These related parties will receive compensation and fees for services related to the offering and for the investment and management of the Company’s assets. These entities will receive fees during the offering, acquisition, operational and liquidation stages. The compensation levels during the offering, acquisition and operational stages are based on percentages of the offering proceeds sold, the cost of acquired properties and the annual revenue earned from such properties and other such fees outlined in each of the respective agreements (See Note 6).

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company and the Operating Partnership and its subsidiaries (over which Lightstone REIT exercises financial and operating control). As of December 31, 2009, the Company had a 99.98% general partnership interest in the Operating Partnership. All inter-company balances and transactions have been eliminated in consolidation.

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during a reporting period. The most significant assumptions and estimates relate to the valuation of real estate and investment in other real estate entities, depreciable lives of long-lived assets, revenue recognition, the collectability of trade accounts receivable and the realizability of deferred tax assets. Application of these assumptions requires the exercise of judgment as to future uncertainties and, as a result, actual results could differ from these estimates.

Investments in other real estate entities where the Company has the ability to exercise significant influence, but does not exercise financial and operating control, and is not considered to be the primary beneficiary will be accounted for using the equity method. Investments in other real estate entities where the Company has virtually no influence will be accounted for using the cost method.

Operating Segments

The Company currently operates in one business segment through its investment in an unconsolidated real estate entity as of December 31, 2009.

S-F-15

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended December 31, 2009 and for the Period From April 28, 2008 (Date of Inception) Through December 31, 2008

2. Summary of Significant Accounting Policies  – (continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. All cash equivalents are held in commercial paper and money market funds. To date, the Company has not experienced any losses on its cash and cash equivalents.

Marketable Securities

The Company may invest in marketable securities in the future. Marketable securities consist of equity securities and corporate bonds that are designated as available-for-sale and are recorded at fair value. Unrealized holding gains or losses will be reported as a component of accumulated other comprehensive income (loss). Realized gains or losses resulting from the sale of these securities will be determined based on the specific identification of the securities sold. An impairment charge will be recognized when the decline in the fair value of a security below the amortized cost basis is determined to be other-than-temporary. We will consider various factors in determining whether to recognize an impairment charge, including the duration and severity of any decline in fair value below our amortized cost basis, any adverse changes in the financial condition of the issuers’ and our intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value. The Board has authorized the Company from time to time to invest the Company’s available cash in marketable securities of real estate related companies. The Board of Directors has approved investments up to 30% of the Company’s total assets to be made at the Company’s discretion, subject to compliance with any REIT or other restrictions. The Company did not invest in marketable securities during the year ended December 31, 2009 and the period from April 28, 2008 (date of inception) through December 31, 2008.

Revenue Recognition

The Company may investment in real estate assets that generate rental income. Minimum rents will be recognized on a straight-line accrual basis, over the terms of the related leases. The capitalized above-market lease values and the capitalized below-market lease values will be amortized as an adjustment to rental income over the initial lease term. Percentage rents, which are based on commercial tenants’ sales, will be recognized once the sales reported by such tenants exceed any applicable breakpoints as specified in the tenants’ leases. Recoveries from commercial tenants for real estate taxes, insurance and other operating expenses, and from residential tenants for utility costs, will be recognized as revenues in the period that the applicable costs are incurred.

Accounts Receivable

The Company makes estimates of the uncollectability of its accounts receivable related to base rents, expense reimbursements and other revenues. The Company analyzes accounts receivable and historical bad debt levels, customer credit worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. In addition, tenants in bankruptcy are analyzed and estimates are made in connection with the expected recovery of pre-petition and post-petition claims. The Company’s reported net income or loss is directly affected by management’s estimate of the collectability of accounts receivable. As of December 31, 2009 and 2008, the Company did not have any account receivable balances outstanding.

Investment in Real Estate

Accounting for Acquisitions

When the Company makes an investment in real estate, the fair value of the real estate acquired will be allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases for acquired

S-F-16

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended December 31, 2009 and for the Period From April 28, 2008 (Date of Inception) Through December 31, 2008

2. Summary of Significant Accounting Policies  – (continued)

in-place leases and the value of tenant relationships, based in each case on their fair values. Purchase accounting will be applied to assets and liabilities related to real estate entities acquired based upon the percentage of interest acquired. Fees incurred related to acquisitions will be expensed as incurred and recorded in general and administrative costs in the consolidated statements of operation. Transaction costs incurred related to the Company’s investment in unconsolidated real estate entities, accounted for under the equity method of accounting, and will be capitalized as part of the cost of the investment.

Upon the acquisition of real estate operating properties, the Company will estimate the fair value of acquired tangible assets and identified intangible assets and liabilities and certain liabilities such as assumed debt and contingent liabilities, at the date of acquisition, based on evaluation of information and estimates available at that date. Based on these estimates, the Company will allocate the initial purchase price to the applicable assets, liabilities and noncontrolling interests, if any. As final information regarding fair value of the assets acquired, liabilities assumed and noncontrolling interests is received and estimates are refined, appropriate adjustments will be made to the purchase price allocation. The allocations will be finalized as soon as all the information necessary is available and in no case later than within twelve months from the acquisition date. We will estimate the value of below market rental renewal options for acquired below market leases when the exercise of such renewal options is reasonably assured. The estimated value of any such below market rental renewal options will be deferred and amortized over the corresponding reasonably assured renewal period.

In determining the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values will be recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values and the capitalized below-market lease values will be amortized as an adjustment to rental income over the initial non-cancelable lease term and any fixed-rate renewal periods, which are reasonably assured, in the respective leases.

The aggregate value of in-place leases will be determined by evaluating various factors, including an estimate of carrying costs during the expected lease-up periods, current market conditions and similar leases. In estimating carrying costs, management will include real estate taxes, insurance and other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs. Optional renewal periods will not be considered.

The aggregate value of other acquired intangible assets includes tenant relationships. Factors considered by management in assigning a value to these relationships will include: assumptions of probability of lease renewals, investment in tenant improvements, leasing commissions and an approximate time lapse in rental income while a new tenant is located. The value assigned to this intangible asset will be amortized over the remaining lease terms.

The Company did not acquire any real estate during the year ended December 31, 2009 or during the period from April 28, 2008 (date of inception) through December 31, 2008.

Carrying Value of Assets

The amounts to be capitalized as a result of periodic improvements and additions to real estate property, when applicable, and the periods over which the assets are depreciated or amortized, will be determined based on the application of accounting standards that may require estimates as to fair value and the allocation of various costs to the individual assets. Differences in the amount attributed to the assets can be significant based upon the assumptions made in calculating these estimates.

S-F-17

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended December 31, 2009 and for the Period From April 28, 2008 (Date of Inception) Through December 31, 2008

2. Summary of Significant Accounting Policies  – (continued)

Impairment Evaluation

Management will evaluate the recoverability of its investments in real estate assets at the lowest identifiable level. Long-lived assets will be tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss will be recognized only if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value.

The Company will evaluate the long-lived assets for potential impairment on a quarterly basis and will record an impairment charge when there is an indicator of impairment and the undiscounted projected cash flows are less than the carrying amount for a particular property. The estimated cash flows used for the impairment analysis and the determination of estimated fair value will be based on the Company’s plans for the respective assets and the Company’s views of market and economic conditions. The estimates consider matters such as current and historical rental rates, occupancies for the respective properties and comparable properties, and recent sales data for comparable properties. Changes in estimated future cash flows due to changes in the Company’s plans or views of market and economic conditions could result in recognition of impairment losses, which, under the applicable accounting guidance, could be substantial.

Depreciation and Amortization

Depreciation expense for real estate assets will be computed based on the straight-line method using a weighted average composite life of thirty-nine years for buildings and improvements and five to ten years for equipment and fixtures. Expenditures for tenant improvements and construction allowances paid to commercial tenants will be capitalized and amortized over the initial term of each lease. Maintenance and repairs will be charged to expense as incurred.

Deferred Costs

The Company will capitalize initial direct costs associated with financing and leasing activities. The costs will be capitalized upon the execution of the loan or lease and amortized over the initial term of the corresponding loan or lease. Amortization of deferred loan costs begins in the period during which the loan is originated. Deferred leasing costs will not be amortized to expense until the earlier of the store opening date or the date the tenant’s lease obligation begins.

Investments in Unconsolidated Real Estate Entities

The Company evaluates its investment in other real estate entities for consolidation. The percentage interest in the joint venture, evaluation of control and whether a variable interest entity (“VIE”) exists are all considered in determining if the investment qualifies for consolidation.

The Company accounts for its investments in unconsolidated real estate entities using the equity or cost method of accounting, as appropriate. Under the equity method, the investment is recorded initially at cost, and subsequently adjusted for equity in net income (loss) and cash contributions and distributions. The net income or loss of each investor is allocated in accordance with the provisions of the applicable operating agreements of the real estate entities. The allocation provisions in these agreements may differ from the ownership interest held by each investor. Differences between the carrying amount of the Company’s investment in the respective joint venture and the Company’s share of the underlying equity of such unconsolidated entities are amortized over the respective lives of the underlying assets as applicable. These items are reported as a single line item in the consolidated statements of operations as income or loss from investments in unconsolidated affiliated real estate entities. Under the cost method of accounting, the investment is recorded initially at cost, and subsequently adjusted for cash contributions and distributions resulting from any capital events. Dividends earned from the underlying entities are recorded as interest income in the consolidated statements of operations.

S-F-18

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended December 31, 2009 and for the Period From April 28, 2008 (Date of Inception) Through December 31, 2008

2. Summary of Significant Accounting Policies  – (continued)

On a quarterly basis, the Company assesses whether the value of the investments in unconsolidated real estate entities has been impaired. An investment is impaired only if management’s estimate of the fair value of the investment is less than the carrying value of the investment, and such decline in value is deemed to be other than temporary. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the fair value of the investment. Management’s estimate of value for each investment is based on a number of assumptions that are subject to economic and market uncertainties. As these factors are difficult to predict and are subject to future events that may alter our assumptions, the values estimated by management in the impairment analysis may not be realized. Any decline that is not considered temporary will result in the recording of an impairment charge. Management believes no impairment of the investment in unconsolidated real estate entity existed as of December 31, 2009. The Company did not have investments in unconsolidated real estate entities as of December 31, 2008. See Note 3 for additional information.

Income Taxes

The Company will elect to be taxed as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), in conjunction with the filing of the Company’s 2009 federal tax return. To qualify and maintain its status as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its ordinary taxable income to stockholders. As a REIT, the Company generally will not be subject to federal income tax on taxable income that it distributes to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will then be subject to federal income taxes on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and net cash available for distribution to stockholders.

As of January 1, 2009, the Company adopted new accounting guidance concerning provisions for uncertain income tax positions as contained in ASC 740-10. As of December 31, 2009 and 2008, the Company had no material uncertain income tax provisions.

The Company has not been examined by the Internal Revenue Service nor state taxing authorities. The tax filings are open to examine by taxing authorities.

Selling Commission, Dealer Manager Fees and Organization and Offering Costs

Selling commissions and dealer manager fees paid to the Dealer manager, and other third-party offering expenses such as registration fees, due diligence fees, marketing costs, and professional fees are accounted for as a reduction against additional paid-in capital (“APIC”) as costs are incurred. Any organizational costs are accounted for as general and administrative costs. Through December 31, 2009, the Company has incurred approximately $1.0 million in selling commissions and dealer manager fees and $2.8 million of organizational and offering costs From the commencement of its initial public offering through December 31, 2009, the Company has recorded approximately $3.7 million of these expenses against APIC.

Financial Instruments

The carrying amounts of cash and cash equivalents, receivables and payables approximate their fair values because of the short maturity of these instruments.

Accounting for Derivative Financial Investments and Hedging Activities.

The Company may enter into derivative financial instrument transactions in order to mitigate interest rate risk on a related financial instrument. We may designate these derivative financial instruments as hedges and

S-F-19

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended December 31, 2009 and for the Period From April 28, 2008 (Date of Inception) Through December 31, 2008

2. Summary of Significant Accounting Policies  – (continued)

apply hedge accounting. The Company will account for derivative and hedging activities, following Topic 815 — “Derivative and Hedging” in the Accounting Standards Codification (“ASC”). The Company will record all derivative instruments at fair value on the consolidated balance sheet.

Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, will be considered cash flow hedges. The Company will formally document all relationships between hedging instruments and hedged items, as well as our risk- management objective and strategy for undertaking each hedge transaction. The Company will periodically review the effectiveness of each hedging transaction, which involves estimating future cash flows. Cash flow hedges will be accounted for by recording the fair value of the derivative instrument on the consolidated balance sheet as either an asset or liability, with a corresponding amount recorded in other comprehensive income (loss) within stockholders’ equity. Amounts will be reclassified from other comprehensive income (loss) to the consolidated statement of operations in the period or periods the hedged forecasted transaction affects earnings. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, will be considered fair value hedges. The effective portion of the derivatives gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately.

Stock-Based Compensation

The Company has a stock-based incentive award plan for our directors, and an Employee and Director Incentive Restricted Share Plan. The Company will account for the incentive award plan in accordance with Topic 718 — “Compensation-Stock Compensation” in the ASC. Awards will be granted at the fair market value on the date of the grant with fair value estimated using the Black-Scholes-Merton option valuation model, which incorporates assumptions surrounding the volatility, dividend yield, the risk-free interest rate, expected life, and the exercise price as compared to the underlying stock price on the grant date. As stock-based compensation expense recognized in the consolidated statements of operations will be based on awards ultimately expected to vest, the amount of expense will be reduced for forfeitures estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures will be estimated based on historical experience. The tax benefits associated with these share-based payments will be classified as financing activities in the consolidated statement of cash flows as required under previous regulations. For the year ended December 31, 2009 and for the period from April 28, 2008 (date of inception) through December 31, 2008, the Company has not granted any stock-based incentive awards.

Concentration of Risk

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Net Loss per Share

Net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding. The numerator and the denominator used in computing both basic and diluted net loss per share allocable to common stockholders for each year presented are equal due to the net operating loss.

S-F-20

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended December 31, 2009 and for the Period From April 28, 2008 (Date of Inception) Through December 31, 2008

2. Summary of Significant Accounting Policies  – (continued)

New Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141R, a revision of SFAS No. 141, “Accounting for Business Combinations,” which was primarily codified into Topic 805 — “Business Combinations” in the ASC. This standard establishes principles and requirements for how the acquirer shall recognize and measure in its financial statements the identifiable assets acquired, liabilities assumed, any noncontrolling interest in the acquiree and goodwill acquired in a business combination. One significant change includes expensing acquisition fees instead of capitalizing these fees as part of the purchase price. This will impact the Company’s recording of acquisition fees associated with the purchase of wholly-owned entities on a prospective basis. This statement is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company adopted this standard on January 1, 2009 and the adoption of this statement did not have a material effect on the consolidated results of operations or financial position.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements an amendment to ARB No. 51” which was primarily codified into Topic 810 —  “Consolidation” in the ASC. This standard establishes and expands accounting and reporting standards for minority interests, which will be recharacterized as noncontrolling interests, in a subsidiary and the deconsolidation of a subsidiary. The Company will also be required to present net income allocable to the noncontrolling interests and net income attributable to the stockholders of the Company separately in its consolidated statements of operations. Prior to the implementation of this standard, noncontrolling interests (minority interests) were reported between liabilities and stockholders’ equity in the Company’s statement of financial position and the related income attributable to minority interests was reflected as an expense/income in arriving at net income/loss. This standard requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of this standard are to be applied prospectively. The Company adopted this standard on January 1, 2009 and the presentation and disclosure requirements were applied retrospectively. Other than the change in presentation of noncontrolling interests, the adoption of this standard did not have a material effect on the consolidated results of operations or financial position.

In February 2008, the FASB issued Staff Position No. FAS 157-2 which provides for a one-year deferral of the effective date of SFAS No. 157, “Fair Value Measurements,” which was primarily codified into Topic 820 — “Fair Value Measurements and Disclosures” in the ASC. This guidance is for non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company adopted this guidance and it did not have a material impact to the Company’s financial position or consolidated results of operations.

In November 2008, the FASB ratified EITF Issue No. 08-6, “Equity Method Investment Accounting Considerations”, which was primarily codified into Topic 323 — “Investments-Equity Method” in the ASC. This guidance clarifies the accounting for certain transactions and impairment considerations involving equity method investments and is effective for fiscal years beginning on or after December 15, 2008 to be applied on a prospective basis. The Company adopted the provisions of this standard on January 1, 2009. The adoption of this guidance changed the Company’s accounting for transaction costs related to equity investments. Prior to the adoption of this guidance, the Company expensed these transaction costs to general and administrative expense as incurred. Beginning January 1, 2009, transaction costs incurred related to the Company’s investment in unconsolidated affiliated real estate entities accounted for under the equity method of accounting are capitalized as part of the cost of the investment.

S-F-21

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended December 31, 2009 and for the Period From April 28, 2008 (Date of Inception) Through December 31, 2008

2. Summary of Significant Accounting Policies  – (continued)

In April 2009, FASB, issued FASB Staff Position, or FSP, No. FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, which was primarily codified into Topic 320 —  “Investments — Debt and Equity Securities” in the ASC. This guidance is intended to provide greater clarity to investors about the credit and noncredit component of an other-than-temporary impairment event and to more effectively communicate when an other-than-temporary impairment event has occurred. The guidance applies to fixed maturity securities only and requires separate display of losses related to credit deterioration and losses related to other market factors. When an entity does not intend to sell the security and it is more likely than not that an entity will not have to sell the security before recovery of its cost basis, it must recognize the credit component of an other-than-temporary impairment in earnings and the remaining portion in other comprehensive income. In addition, upon adoption of the guidance, an entity will be required to record a cumulative-effect adjustment as of the beginning of the period of adoption to reclassify the noncredit component of a previously recognized other-than-temporary impairment from retained earnings to accumulated other comprehensive income. The guidance is effective for the Company for the quarter ended June 30, 2009. The Company adopted the guidance during the quarter ended June 30, 2009 and the adoption did not have a material effect on the consolidated results of operations or financial position.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”, which was primarily codified into Topic 810 in the ASC. This standard requires ongoing assessments to determine whether an entity is a variable entity and requires qualitative analysis to determine whether an enterprise’s variable interest(s) give it a controlling financial interest in a variable interest entity. In addition, it requires enhanced disclosures about an enterprise’s involvement in a variable interest entity. This standard is effective for the fiscal year that begins after November 15, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles”, which was primarily codified into Topic 105 —  “Generally Accepted Accounting Standards” in the ASC. This standard will become the single source of authoritative nongovernmental U.S. GAAP, superseding existing FASB, American Institute of Certified Public Accountants, EITF, and other related accounting literature. This standard condenses the thousands of GAAP pronouncements into approximately 90 accounting topics and displays them using a consistent structure. Also included is relevant Securities and Exchange Commission guidance organized using the same topical structure in separate sections. This guidance became effective for financial statements issued for reporting periods that ended after September 15, 2009. Beginning in the third quarter of 2009, this guidance impacts the Company’s financial statements and related disclosures as all references to authoritative accounting literature reflect the newly adopted codification.

In January 2010, the FASB issued FASB Accounting Standards Update (“ASU”) No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements”. ASU No. 2010-06 amends ASC 820 and clarifies and provides additional disclosure requirements related to recurring and non-recurring fair value measurements. This ASU becomes effective for the Company on January 1, 2010. The adoption of this ASU did not have a material impact on our consolidated financial statements.

The Company has determined that all other recently issued accounting pronouncements will not have a material impact on its consolidated financial position, results of operations and cash flows, or do not apply to its operations.

S-F-22

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended December 31, 2009 and for the Period From April 28, 2008 (Date of Inception) Through December 31, 2008

3. Investment in Unconsolidated Real Estate Entity

In November 2009, the Company, through its Operating Partnership, acquired for approximately $1.7 million a 32.42% Class D Member Interest in HG CMBS Finance, LLC (“HGF”), a real estate limited liability company that primarily invests in commercial mortgage-backed securities. In accordance with HGF’s operating agreement and subscription agreement, (1). HGI Debt Opportunity Fund, LLC, the manager of HGF (the “Manager”), has complete power and authority for the management and operation of HGF’s assets and business; (2). The Company’s Class D Member Interest is non-redeemable and cannot be assigned, sold, encumbered, transferred or otherwise disposed of in whole or in part without the prior written consent of the Manager; (3). As a Class D Member, the Company has no rights in or with respect to any other Class of membership interest in HGF (including any rights to any investments acquired by HGF for the benefit of any other Class; and (4). All income, losses and distributable process of each Class are shared by the Members of such Class on a pro rata basis according to their respective member interest. The Company accounts for its Class D Member Interest in HGF using the cost method as the Company is a passive investor and does not have any influence or control. As of December 31, 2009, such investment was approximately $1.7 million and was included in Investment in Unconsolidated Real Estate Entity on the consolidated balance sheet.

The Class D Members in HGF as of November 2009 own collectively two CMBS bonds with face values of approximately $16.6 million and $13.6 million, respectively. The bonds were acquired by HGF specifically for its Class D members and were financed with $25.7 million of financing from Term Asset Back Securities Loan Facility (TALF) issued by the Federal Reserve Bank with an interest rate of 2.72% per annum and cash of $5.2 million. The Company’s share is $1.7 million. The face values of the bonds are held as collateral against the TALF loans. The bonds accrue interest at a coupon rate of 5.67% and 5.61% per annum, respectively, and have a weighted average life of 2.5 years. For the year ended December 31, 2009, the Company recorded interest income, net of fees related to its investment in HGF of $49,616 within interest income on the consolidated statements of operations.

4. Stockholder’s Equity

Preferred Shares

Shares of preferred stock may be issued in the future in one or more series as authorized by the Company’s board of directors. Prior to the issuance of shares of any series, the board of directors is required by the Company’s charter to fix the number of shares to be included in each series and the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each series. Because the Company’s board of directors has the power to establish the preferences, powers and rights of each series of preferred stock, it may provide the holders of any series of preferred stock with preferences, powers and rights, voting or otherwise, senior to the rights of holders of our common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of the Company’s common stock. To date, the Company had no outstanding preferred shares.

Common Shares

All of the common stock being offered by the Company will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of its charter regarding the restriction on the ownership and transfer of shares of our stock, holders of the Company’s common stock will be entitled to receive distributions if authorized by the board of directors and to share ratably in the Company’s assets available for distribution to the stockholders in the event of a liquidation, dissolution or winding-up.

Each outstanding share of the Company’s common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the

S-F-23

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended December 31, 2009 and for the Period From April 28, 2008 (Date of Inception) Through December 31, 2008

4. Stockholder’s Equity  – (continued)

election of directors, which means that the holders of a majority of the outstanding common stock can elect all of the directors then standing for election, and the holders of the remaining common stock will not be able to elect any directors.

Holders of the Company’s common stock have no conversion, sinking fund, redemption or exchange rights, and have no preemptive rights to subscribe for any of its securities. Maryland law provides that a stockholder has appraisal rights in connection with some transactions. However, the Company’s charter provides that the holders of its stock do not have appraisal rights unless a majority of the board of directors determines that such rights shall apply. Shares of the Company’s common stock have equal dividend, distribution, liquidation and other rights.

Under its charter, the Company cannot make any material changes to its business form or operations without the approval of stockholders holding at least a majority of the shares of our stock entitled to vote on the matter. These include (1) amendment of its charter, (2) its liquidation or dissolution, (3) its reorganization, and (4) its merger, consolidation or the sale or other disposition of its assets. Share exchanges in which the Company is the acquirer, however, do not require stockholder approval. The Company had 1,236,037 and 20,000 shares of common stock outstanding as of December 31, 2009 and 2008, respectively.

Dividends

On November 3, 2009, the Board of Directors of the Lightstone REIT declared a dividend for the quarter December 31, 2009. The dividends have been calculated based on stockholders of record each day during this three-month period at a rate of $0.00178082191 per day, which, if paid each day for a 365-day period, would equal a 6.5% annualized rate based on a share price of $10.00. The dividend will be paid in cash on January 15, 2010 to shareholders of record during the three-month period ended December 31, 2009, and $157,177 was recorded as Distributions Payable in the consolidated balance sheet. The stockholders have an option to elect the receipt of shares under our Distributions Reinvestment Program.

The December 31, 2009 dividend was paid in full in January 15, 2010 using a combination of cash ($83,852) and shares ($73,325) which represents 7,718 shares of the Company’s common stock issued pursuant to the Company’s Distribution Reinvestment Program, at a discounted price of $9.50 per share.

On March 23, 2010, the Company’s Board of Directors declared the quarterly dividend for the three-month period ended March 31, 2010 in the amount of $0.00178082191 per share per day payable to stockholders of record on the close of business each day during the quarter, which will be paid, in April 2010.

The amount of dividends to be distributed to our stockholders in the future will be determined by our Board of Directors and are dependent on a number of factors, including funds available for payment of dividends, our financial condition, capital expenditure requirements and annual distribution requirements needed to maintain our status as a Real Estate Investment Trust under the Internal Revenue Code.

Equity Compensation Plans

The Company’s Employee and Director Incentive Restricted Share Plan provides for grants of awards to its directors, officers and full-time employees (in the event we ever have employees), full-time employees of its advisor and its affiliates, full-time employees of entities that provide services to it, directors of its advisor or of entities that provide services to it, certain of its consultants and certain consultants to the advisor and its affiliates or to entities that provide services to it. Such awards shall consist of restricted shares.

Restricted share awards entitle the recipient to common shares from us under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s

S-F-24

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended December 31, 2009 and for the Period From April 28, 2008 (Date of Inception) Through December 31, 2008

4. Stockholder’s Equity  – (continued)

employment or other relationship with the Company. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash dividends prior to the time that the restrictions on the restricted shares have lapsed. Any dividends payable in common shares shall be subject to the same restrictions as the underlying restricted shares.

The Company has adopted a stock option plan under which its independent directors may receive grants of options to purchase shares of the Company’s common stock. The Company has authorized 75,000 shares of its common stock for issuance under its plan. The plan indicates that the Company shall not grant options to its independent directors unless and until such time as either the Company offers options to the general public on the same terms or the rules of the North American Securities Administrators Association permit real estate investment trusts to grant compensatory stock options to independent directors without offering such options to the general public. The exercise price for options granted under the stock option plan will be at least 100% of the fair market value of the common stock as of the date the option is granted. The term of each such option will be 10 years. For the year ended December 31, 2009 and for the period April 28, 2008 (date of inception) through December 31, 2008, no stock options have been granted to the Company’s independent directors.

Notwithstanding any other provisions of the Company’s stock option plan to the contrary, no stock option issued pursuant thereto may be exercised if such exercise would jeopardize the Company’s status as a REIT under the Internal Revenue Code.

Subscription Receivable

As of December 31, 2009, the Company recorded a subscription receivable of $665,882 as a reduction in the Company’s equity on the consolidated balance sheets. The subscription receivable relates to shares issued to the Company’s shareholders for which the proceeds have not yet been received by the Company solely due to a fact of timing of transfers from the escrow agent holding the funds.

5. Noncontrolling Interests

The noncontrolling interests parties of the Company hold units in the Operating Partnership. These units may include subordinated profits interests, limited partner units, and Common Units. As of December 31, 2009 and 2008, the noncontrolling interest in the Company’s consolidated balance sheets represented the 2,000 limited partner units held by the Advisor.

Share Description

See Note 6 for discussion of rights related to subordinated profits interests. The limited partner and Common Units of the Operating Partnership have similar rights as those of the Company’s stockholders including distribution rights.

Distributions

No distributions were paid to noncontrolling interests for the years ended December 31, 2009 and for the period from April 28, 2008 (date of inception) through December 31, 2008.

S-F-25

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended December 31, 2009 and for the Period From April 28, 2008 (Date of Inception) Through December 31, 2008

6. Related Party Transactions

The Company has agreements with the Dealer Manager, Advisor and Property Manager to pay certain fees, as follows, in exchange for services performed by these entities and other affiliated entities. The Company’s ability to secure financing and subsequent real estate operations are dependent upon its Advisor, Property Manager, Dealer Manager and their affiliates to perform such services as provided in these agreements.

Fees	Amount
Selling Commission	The Dealer Manager will be paid up to 7% of the gross offering proceeds before reallowance of commissions earned by participating broker-dealers. Selling commissions are expected to be approximately $35.7 million if the maximum offering of 51 million shares is sold. Through inception of the offering to December 31, 2009, approximately $858,360 of selling commission has been incurred.
Dealer Management Fee	The Dealer Manager will be paid up to 3% of gross offering proceeds before reallowance to participating broker-dealers. The estimated dealer management fee is expected to be approximately $15.3 million if the maximum offering of 51 million shares is sold. Through inception of the offering to December 31, 2009, approximately $183,110 of dealer management fee has been incurred.
Reimbursement of Offering Expenses	Reimbursement of all selling commissions and dealer management fees indicated above, are estimated at approximately $51 million if the maximum offering of 51 million shares is sold. The Company will sell a subordinated profits interests in the Operating Partnership to Lightstone SLP II LLC (an affiliate of the Sponsor) for either cash or interests in real property of equivalent value, at the Sponsor’s option. The proceeds received from the cash sale of subordinated profits interests will be used to pay the dealer manager fees and selling commissions, except to the extent that the proceeds from the sale of the subordinated profits participation interests exceed the dealer manager fees and selling commissions, the Company will apply the remaining proceeds to pay for organizational and offering expenses.
Acquisition Fee	The Advisor will be paid an acquisition fee equal to 0.95% of the gross contract purchase price (including any mortgage assumed) of each property purchased. The Advisor will also be reimbursed for expenses that it incurs in connection with the purchase of a property. The Company anticipates that acquisition expenses will be 0.45% of a property’s purchase price, and acquisition fees and expenses are capped at 5% of the gross contract purchase price of the property. The actual amounts of these fees and reimbursements depend upon results of operations and, therefore, cannot be determined at the present time. However, $19,380,000 may be paid as an acquisition fee and for the reimbursement of acquisition expenses if the maximum offering is sold, assuming aggregate long-term permanent leverage of approximately 75%. During the year ended December 31, 2009, the Company paid the Advisor $16,055 in acquisition fees.

S-F-26

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended December 31, 2009 and for the Period From April 28, 2008 (Date of Inception) Through December 31, 2008

6. Related Party Transactions  – (continued)

Fees	Amount
Property Management – Residential/Retail/ Hospitality	The Property Manager will be paid a monthly management fee of up to 5% of the gross revenues from residential, hospitality and retail properties. Company may pay the Property Manager a separate fee for the one-time initial rent-up or leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area.
Property Management – Office/Industrial	The Property Manager will be paid monthly property management and leasing fees of up to 4.5% of gross revenues from office and industrial properties. In addition, the Company may pay the Property Manager a separate fee for the one-time initial rent-up or leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area.
Asset Management Fee	The Advisor or its affiliates will be paid an asset management fee of 0.95% of the Company’s average invested assets, as defined, payable quarterly in an amount equal to 0.2375 of 1% of average invested assets as of the last day of the immediately preceding quarter. For the year ended December 31, 2009, the total asset management fee was $2,376.
Reimbursement of Other Expenses	For any year in which the Company qualifies as a REIT, the Advisor must reimburse the Company for the amounts, if any, by which the total operating expenses, the sum of the advisor asset management fee plus other operating expenses paid during the previous fiscal year exceed the greater of 2% of average invested assets, as defined, for that fiscal year, or, 25% of net income for that fiscal year. Items such as property operating expenses, depreciation and amortization expenses, interest payments, taxes, non-cash expenditures, the special liquidation distribution, the special termination distribution, organization and offering expenses, and acquisition fees and expenses are excluded from the definition of total operating expenses, which otherwise includes the aggregate expense of any kind paid or incurred by the Company.
The Advisor or its affiliates will be reimbursed for expenses that may include costs of goods and services, administrative services and non-supervisory services performed directly for the Company by independent parties.

Lightstone SLP II, LLC, a wholly-owned subsidiary of the Sponsor, will purchase subordinated profits interests in the Operating Partnership. These subordinated profits interests, the purchase price of which will be repaid only after stockholders receive a stated preferred return and their net investment, will entitle Lightstone SLP II, LLC to a portion of any regular distributions made by the Operating Partnership. There are no distributions to date. Any future distributions will be paid at a 7% annualized rate of return to Lightstone SLP II, LLC and will always be subordinated until stockholders receive a stated preferred return, as described below.

The subordinated profits interests will also entitle Lightstone SLP II, LLC to a portion of any liquidating distributions made by the Operating Partnership. The value of such distributions will depend upon the net sale

S-F-27

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended December 31, 2009 and for the Period From April 28, 2008 (Date of Inception) Through December 31, 2008

6. Related Party Transactions  – (continued)

proceeds upon the liquidation of the Company and, therefore, cannot be determined at the present time. Liquidating distributions to Lightstone SLP II, LLC will always be subordinated until stockholders receive a distribution equal to their initial investment plus a stated preferred return, as described below:

Liquidating Stage Distributions	Amount of Distribution
7% Stockholder Return Threshold	Once stockholders have received liquidation distributions, and a cumulative non-compounded 7% return per year on their initial net investment, Lightstone SLP, LLC will receive available distributions until it has received an amount equal to its initial purchase price of the subordinated profits interests plus a cumulative non-compounded return of 7% per year.
Returns in Excess of 7%	Once stockholders have received liquidation distributions, and a cumulative non-compounded return of 7% per year on their initial net investment, 70% of the aggregate amount of any additional distributions from the Operating Partnership will be payable to the stockholders, and 30% of such amount will be payable to Lightstone SLP II, LLC, until a 12% return is reached.
Returns in Excess of 12%	After stockholders and Lightstone SLP II, LLC have received liquidation distributions, and a cumulative non-compounded return of 12% per year on their initial net investment, 60% of any remaining distributions from the Operating Partnership will be distributable to stockholders, and 40% of such amount will be payable to Lightstone SLP II, LLC.

Operating Stage Distributions	Amount of Distribution
7% Stockholder Return Threshold	Once a cumulative non-compounded return of 7% return on their net investment is realized by stockholders, Lightstone SLP II, LLC is eligible to receive available distributions from the Operating Partnership until it has received an amount equal to a cumulative non-compounded return of 7% per year on the purchase price of the subordinated profits interests. “Net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of the Company’s assets.
Returns in Excess of 7%	Once a cumulative non-compounded return of 7% per year is realized by stockholders on their net investment, 70% of the aggregate amount of any additional distributions from the Operating Partnership will be payable to the stockholders, and 30% of such amount will be payable to Lightstone SLP II, LLC until a 12% return is reached.
Returns in Excess of 12%	After the 12% return threshold is realized by stockholders and Lightstone SLP II, LLC, 60% of any remaining distributions from the Operating Partnership will be distributable to stockholders, and 40% of such amount will be payable to Lightstone SLP II, LLC.

7. Commitments and Contingencies

Legal Proceedings

From time to time in the ordinary course of business, the Company may become subject to legal proceedings, claims or disputes. As of the date hereof, we are not a party to any material pending legal proceedings.

S-F-28

APPENDIX A

Prior Performance Tables for Program Properties

The following introduction provides information relating to real estate investment Program Properties sponsored by the Sponsor or its affiliates (“Prior Programs”). The tables below provide information about the Sponsor’s prior programs to which third parties contributed capital. These programs are substantially similar to our program because they invested in the same property types (e.g., retail, residential, industrial and office) that we intend to acquire and had the same objectives as we do. These tables provide information for use in evaluating the programs, the results of the operations of the programs, and compensation paid by the programs. The tables are furnished solely to provide prospective investors with information concerning the past performance of entities formed by The Lightstone Group that raised capital from third parties. During the five years ended December 31, 2009, The Lightstone Group sponsored programs that invested in Program Properties that have investment objectives similar to ours.

Information in the tables is current as of December 31, 2009. Investors are strongly encouraged to carefully review the section of this prospectus captioned “Prior Performance of Affiliates of Our Sponsor — Recent Adverse Business Developments” for a description of the adverse developments that have occurred in 2009 and may occur in 2010. These adverse business developments may not be reflected in the tabular information contained in this prospectus. Information required to be disclosed in Table VI, is included in Part II of the registration statement on pages II-5 – II-7.

The Lightstone Group presents the data in the Prior Performance Table III for its Prior Programs on either a “GAAP basis” or an “cash basis” depending on the reporting requirements of the program. In compliance with the SEC reporting requirements, the Table III presentation of Revenues, Expenses and Net Income for The Lightstone Group’s public program has been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, which incorporate accrual basis accounting. Of the non-public programs presented on Table III, only the DL-DW Holdings LLC program is presented on a GAAP basis; all other programs are presented on an income tax basis (and specifically, a cash basis).

While SEC rules and regulations allow The Lightstone Group to record and report results for its non-public programs on an income tax basis, investors should understand that the results of these non-public programs may be different if they were reported on a GAAP basis. Some of the major differences between GAAP accounting and income tax accounting (and, where applicable, between cash basis and accrual basis income tax accounting) that impact the accounting for investments in real estate are described in the following paragraphs:

•	The primary difference between the cash methods of accounting and accrual methods (both GAAP and the accrual method of accounting for income tax purposes) is that the cash method of accounting generally reports income when received and expenses when paid while the accrual method generally requires income to be recorded when earned and expenses recognized when incurred.
•	GAAP requires that, when reporting lease revenue, the minimum annual rental revenue be recognized on a straight-line basis over the term of the related lease, whereas the cash method of accounting for income tax purposes requires recognition of income when cash payments are actually received from tenants, and the accrual method of accounting for income tax purposes requires recognition of income when the income is earned pursuant to the lease contract.
•	GAAP requires that when an asset is considered held for sale, depreciation ceases to be recognized on that asset, whereas for income tax purposes, depreciation continues until the asset either is sold or is no longer in service.
•	GAAP requires that when a building is purchased certain intangible assets and liabilities (such as above- and below-market leases, tenant relationships and in-place lease costs) are allocated separately from the building and are amortized over significantly shorter lives than the depreciation recognized on the building. These intangible assets and liabilities are not recognized for income tax purposes and are not allocated separately from the building for purposes of tax depreciation.

S-A-1

•	GAAP requires that an asset is considered impaired when the carrying amount of the asset is greater than the sum of the future undiscounted cash flows expected to be generated by the asset, and an impairment loss must then be recognized to decrease the value of the asset to its fair value. For income tax purposes, losses are generally not recognized until the asset has been sold to an unrelated party or otherwise disposed of in an arm’s length transaction.

Prospective investors should read these tables carefully together with the summary information concerning the prior programs as set forth in “Prior Performance Summary” elsewhere in this Prospectus.

INVESTORS IN LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. WILL NOT OWN ANY INTEREST IN THE PRIOR PROGRAM PROPERTIES AND SHOULD NOT ASSUME THAT THEY WILL EXPERIENCE RETURNS, IF ANY, COMPARABLE TO THOSE EXPERIENCED BY INVESTORS IN SUCH PRIOR PROGRAMS.

Additional information about these tables can be obtained by calling us at (732) 367-0129.

The following tables use certain financial terms. The following paragraphs briefly describe the meanings of these terms.

•	“Acquisition Costs” means fees related to the purchase of property, cash down payments, acquisition fees, and legal and other costs related to property acquisitions.
•	“Cash Generated From Operations” means the excess (or the deficiency in the case of a negative number) of operating cash receipts, including interest on investments, over operating cash expenditures, including debt service payments.
•	“GAAP” refers to “Generally Accepted Accounting Principles” in the United States.
•	“Recapture” means the portion of taxable income from property sales or other dispositions that is taxed as ordinary income.
•	“Reserves” refers to offering proceeds designated for repairs and renovations to properties and offering proceeds not committed for expenditure and held for potential unforeseen cash requirements.
•	“Return of Capital” refers to distributions to investors in excess of net income.

S-A-2

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR PUBLIC PROGRAM PROPERTIES(1)

Table I provides a summary of the experience of The Lightstone Group as a sponsor in raising and investing funds in Lightstone Value Plus Real Estate Investment Trust, Inc. for the last three fiscal years ended December 31, 2009. Information is provided as to the manner in which the proceeds of the offerings have been applied, the timing and length of this offering and the time period over which the proceeds have been invested.

			Percentage of Total Dollar Amount Raised
Dollar Amount Offered (total equity)	$330,000,000	(1)
Dollar Amount Raised from Investors	$299,124,609
Dollar Amount Raised from Sponsor and Affiliates from sale of special partnership units, and $200,000 of common stock	$30,200,000	(2)
Total Dollar Amount Raised	$329,324,609
Less offering expenses:
Selling commissions and discounts	23,847,655		7.2%
Retained by affiliates
Organizational expenses	6,340,647		1.9%
Available for investment	292,153,769		90.8%
Acquisition costs and loans made secured by real estate:
Cash down payment – (deposit)	$89,209,273		27.1%
Proceeds from mortgage financings	233,054,537		0.0%
Acquisition expenses	17,295,105		5.3%
Acquisition fees paid to sponsor	28,317,300		8.6%
Total acquisition costs	$367,876,215		40.9	%(3)
Loans made to third parties secured by real estate(4)	$88,497,708		26.9%
Cash used for acquisition costs and loans made secured by real estate:	$223,319,386
Percent leverage (mortgage financing divided by total)	63.28%
Date Offering Began	5/22/2005
Number of Offerings in the Year	One
Length of offerings (in months)	42
Month(s) to invest 90% of amount available for investment	42

(1)	Lightstone Value Plus Real Estate Investment Trust, Inc. is the only public program of the Lightstone Group. This offering was closed to new investors on October 10, 2008 when the maximum amount of shares were sold.
(2)	Dollar amount includes $30 million of proceeds from the sale of special partnership interests.
(3)	Does not include Proceeds from mortgage financing
(4)	The Company made three, one and three third party loans secured by interests in real estate in June of 2008, March 2009 and August 2009, respectively.

S-A-3

TABLE II

COMPENSATION TO SPONSOR FROM PUBLIC PROGRAM PROPERTIES

Table II summarizes the amount and type of compensation paid to The Lightstone Group and its affiliates from Lightstone Value Plus Real Estate Investment Trust, Inc. during the three years ended December 31, 2009.

	Lightstone Value Plus Real Estate Investment Trust, Inc.
Date Offering Commenced	5/22/2005
Dollar amount raised	$329,324,609	(2)
Amount paid to sponsor from proceeds of offering	—
Underwriting fees	—
Acquisition fees
Real estate commissions	—
Advisory fees
Advisory fees – acquisition fees	25,545,308
Other (identify and quantify)	—
Dollar amount of cash generated from operations before deducting payments to sponsor	$21,783,450
Actual amount paid to sponsor from operations:
Property management fees	$4,652,742
Partnership management fees	7,778,129
Reimbursements	2,804,129
Leasing commissions	918,985
Development fees	$1,533,186
Total amount paid to sponsor from operations	$17,687,171
Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	$—
Notes	—
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	—
Incentive fees(1)	—
Other –	—

(1)	The subordinated profits interests will entitle Lightstone SLP LLC, which is controlled by our sponsor, to certain distributions from the operating partnership of Lightstone I, but only after their stockholders have received a stated preferred return.
(2)	Dollar amount includes $30 million of proceeds from the sale of special general partnership interests. Dollar amount raised is since inception to closing of the offering on October 10, 2008.

S-A-4

TABLE III

OPERATING RESULTS OF PRIOR PUBLIC PROGRAM PROPERTIES

Table III summarizes the operating results of Lightstone Value Plus Real Estate Investment Trust, Inc. All figures are as of December 31 of the year indicated.

	Year Ended December 31,
	2005(1)	2006	2007	2008	2009
Gross revenues	$—	$8,262,667	$25,259,655	$41,138,102	$33,886,060
Profit (loss) on sales of properties	—	—	—	—	—
Less:
Operating expenses	$—	$4,539,126	$12,319,696	$21,944,321	$17,321,738
Interest expense	$—	$2,587,527	$9,384,383	$13,818,263	$12,864,468
Depreciation	$—	$2,674,819	$6,163,437	$8,941,153	$7,285,198
Net loss from discontinued operations(2)	$—	$—	$—	$—	$(360,328)
Net loss – GAAP Basis	$(116,407)	$(1,536,344)	$(9,242,390)	$(28,139,359)	$(65,194,653)
Taxable income (loss)
From operations	$(117,571)	$(576,290)	$1,286,647	$(2,697,618)	$2,809,696 (3)
From gain (loss) on sale	$—	$—	$—	$—
Cash generated from operations	$(80,060)	$1,722,853	$6,651,989	$(3,303,624)	$1,377,643
Cash generated from sales	$—	$—	$—	$—	$—
Cash generated from refinancing	$—	$—	$—	$—	$—
Cash generated from operations, sales and refinancing	$(80,060)	$1,722,853	$6,651,989	$(3,303,624)	$1,377,643
Less: Cash distribution to investors
From operating cash flow	$—	$302,591	$3,298,407	$6,855,165	$12,315,168
From sales and refinancing	$—	$—	$—	$—	$—
From other	$—	$—	$—	$—	$—
Cash generated after cash distributions	$(80,060)	$1,420,262	$3,353,582	$(10,158,789)	$(10,937,525)
Less: Special items	—	—	—	—	—
Cash generated after cash distributions and special items	$(80,060)	$1,420,262	$3,353,582	$(10,158,789)	$(10,937,525)
Tax and distribution data per $1,000 invested
Federal income tax results:
Ordinary income (loss)
from operations	$(587.86)	$(13.46)	$9.80	$(9.02)	$9.39 (3)
from recapture	—
Capital gain (loss)	$—	$—	$—	$—	$—
Cash distributions to investors
Source (on GAAP Basis)
Investment income	$—	$—	$—	$—	$—
Return of capital(3)	—	25.73	54.30	33.93	91.38
Source (on cash basis)
Sales	$—	$—	$—	$—	$—
Refinancing	$—	$—	$—	$—	$—
Operations	$—	$25.73	$54.30	$33.93	$91.38
Other	$—	$—	$—	$—	$—
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100%	100%	100%	100%	100%

(1)	There were no property acquisitions in 2005.
(2)	During 2009, Lightstone I’s St. Augustine outlet center met the criteria for held for sale and discontinued operations. The 2009 results reflect the St. Augustine outlet center as discontinued operations. All prior periods are presented as originally reported.
(3)	Final 2009 tax returns in the process of being finalized.
(4)	Based on dividends declared in each year, over cumulative dollars raised per $1,000 invested.

S-A-5

TABLE IV

RESULTS OF COMPLETED PROGRAMS OF THE SPONSOR AND ITS AFFILIATES

NOT APPLICABLE

S-A-6

TABLE V

SALES OR DISPOSALS OF PUBLIC PROGRAM PROPERTIES

Lightstone Value Plus Real Estate Investment Trust, Inc. has not sold or disposed of any of its properties.

S-A-7

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR NON-PUBLIC PROGRAM PROPERTIES
(Unaudited)

Table I provides a summary of the experience of The Lightstone Group as a sponsor in raising and investing funds in non-public programs for the last three fiscal years ended December 31, 2009. Information is provided as to the manner in which the proceeds of the offerings have been applied, the timing and length of this offering and the time period over which the proceeds have been invested.

	DL-DW Holdings LLC
Date Offering Commenced	2007
Dollar Amount Offered (total equity)	$627,900,000
Dollar Amount Raised from Investors	$410,000,000
Dollar Amount Raised from Sponsor and Affiliates	$217,900,000
Total Dollar Amount	$627,900,000
Less offering expenses:
Selling commissions and discounts	—
Retained by affiliates	—
Organizational expenses	—
Other (explain)	—
Reserves:
Percent available for investment	100%
Acquisition costs:
Prepaid items and fees related to purchase of property	0.0%
Cash down payment – (deposit) as a percentage of dollars raised	100.0	%(2)
Acquisition fees	0.0%
Other (explain)	0.0%
Total acquisition cost (purchase price + closing costs)	$8,271,434,000
Total acquisition cost (percentage of dollar amount raised)(1)	8.7%
Percent leverage (mortgage financing divided by total)	91.3%
Number of Offerings in the Year	1
Length of offerings (in months)	1
Month(s) to invest 90% of amount available for investment	1

(1)	Does not include proceeds from mortgage financings.
(2)	$627,900,000, or total dollar amount raised used as cash down payment.

S-A-8

TABLE II

COMPENSATION TO SPONSOR FROM NON-PUBLIC PROGRAM PROPERTIES
(Unaudited)

Table II summarizes the amount and type of compensation paid to The Lightstone Group and its affiliates from its non-public programs during the three years ended December 31, 2009.

	DL-DW Holdings LLC	Payments to the Sponsor for Non Public Programs which Closed Prior to December 31, 2006(1)
Date offering commenced	2007
Dollar amount raised	$627,900,000
Amount paid to sponsor from proceeds of offering
Underwriting fees	—	—
Acquisition fees
Real estate commissions	—	—
Advisory fees	—	—
Other (identify and quantify)	—	—
Dollar amount of cash generated from operations before deducting payments to sponsor	$44,711,000
Actual amount paid to sponsor from operations of 12 non-public properties in 2007:
Property management fees	$—	$5,065,331
Partnership management fees	—	—
Reimbursements	—	—
Leasing commissions	—	—
Other	$—	$—
Actual amount paid to sponsor from operations of 10 non-public properties in 2008:
Property management fees	$—	$5,721,278
Partnership management fees	—	—
Reimbursements	1,000,000	—
Leasing commissions	—	—
Other	—	—
Actual amount paid to sponsor from operations of 9 non-public properties in 2009:
Property management fees	$—	$5,482,972
Partnership management fees	—	—
Reimbursements	1,000,000	—
Leasing commissions	—	—
Other	$—	$—
Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	$—	—
Notes	—	—
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	—	—
Incentive fees	—	—
Other –	—	—

(1)	Only includes payments to the sponsor in the most recent three fiscal years.

S-A-9

TABLE III

OPERATING RESULTS OF PRIOR NON-PUBLIC PROGRAM PROPERTIES
PREIT Industrial
(Unaudited)

Table III summarizes the operating results the PREIT Industrial Portfolio consisting of four industrial properties. This non-public program closed during the five years ended December 31, 2009. All figures are as of December 31 of the year indicated and are presented on the cash basis method of accounting.

	Year Ended December 31,
	2005	2006	2007	2008	2009
Gross revenues	$194,718	$503,171	$549,875	$469,105	$287,339
Profit (loss) on sales of properties	—	—	—	685,913	(9,916)
Less:
Operating expenses	$27,756	$93,332	$276,075	$321,666	$186,587
Interest expense	$99,336	$279,087	$283,863	$170,212	$164,526
Depreciation	$40,787	$99,774	$105,517	$117,753	$67,771
Net income – Income tax basis	$26,839	30,977	(115,578)	$545,386	$(141,461)
Taxable income (loss)
From operations	$26,839	$30,977	$(115,578)	$(140,526)	$(131,545)
From gain (loss) on sale	$—	$—	$—	$685,913	$(9,916)
Cash generated from operations	$67,626	$130,752	$(10,062)	$(22,773)	$(63,775)
Cash generated from sales	$—	$—	$—	$466,680	$—
Cash generated from refinancing	$—	$—	$—	$—	$—
Cash generated from operations, sales and refinancing	$67,626	$130,752	$(10,062)	$443,907	$(63,775)
Less: Cash distribution to investors
From operating cash flow	$66,000	$66,000	$32,444	$—	$—
From sales and refinancing	$—	$—	$—	$66,000	$55,278
From other	$—	$—	$—	$—	$—
Cash generated after cash distributions	$1,626	$64,752	$(42,506)	$377,907	$(119,052)
Less: Special items	—	—	—	—	—
Cash generated after cash distributions and special items	$1,626	$64,752	$(42,506)	$377,907	$(119,052)
Tax and distribution data per $1,000 invested
Federal income tax results:
Ordinary income (loss)
from operations	$30	$34	$(129)	$(156)	$(146)
from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distributions to investors
Source (Income tax basis)	—	—	—	—	—
Investment income	$73	$73	$36	$73	$61
Return of capital	—	—	—	—	—
Source (on cash basis)
Sales	—	—	—	—
Refinancing	$—	$—	$—	$—	$—
Operations	$73	$73	$36	$73	$61
Other	$—	$—	$—	$—	$—
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100.0%	100.0%	100.0%	100.0%	100%

S-A-10

TABLE III

OPERATING RESULTS OF PRIOR NON-PUBLIC PROGRAM PROPERTIES
DL-DW Holdings LLC

Table III summarizes the operating results of DL-DW Holdings LLC, which holds Extended Stay Hotels. This non-public program property closed during the five years ended December 31, 2009. The figures shown for December 31, 2007 represent the seven months ended December 31, 2007. All figures are presented on a GAAP basis.

	Year Ended December 31,
	2005	2006	2007	2008	2009(1)
Gross revenues	$—	$—	$623,104,000	$1,032,945,000	$833,401,000
Profit (loss) on sales of properties	—	—	—	—	$—
Less:
Operating expenses	$—	$—	$296,487,000	$545,852,000	$525,487,000
Interest expense	$—	$—	$321,141,000	$469,151,000	$293,110,000
Depreciation	$—	$—	$236,310,000	$391,089,000	$378,882,000
Net income – GAAP Basis, before minority interests	$—	$—	$(230,352,000)	$(373,147,000)	$(364,078,000)
Taxable income (loss)
From operations	$—	$—	$(230,352,000)	$(373,147,000)	$(364,078,000)
From gain (loss) on sale	$—	$—	$—	$—	$—
Cash generated from operations	$—	$—	$44,711,000	$35,974,000	$32,907,000
Cash generated from sales	$—	$—	$—	$—	$—
Cash generated from refinancing and construction loans	$—	$—	$—	$—	$—
Cash generated from operations, sales and refinancing	$—	$—	$44,711,000	$35,974,000	$32,907,000
Less: Cash distribution to investors
From operating cash flow	$—	$—	$21,933,000	$21,358,000	$18,796,000
From sales and refinancing	$—	$—	$—	$—	$—
From other	$—	$—	$—	$—	$—
Cash generated after cash distributions	$—	$—	$22,778,000	$14,616,000	$14,111,000
Less: Special items
Cash generated after cash distributions and special items	$—	$—	$22,778,000	$14,616,000	$14,111,000
Tax and distribution data per $1,000 invested	—	—	—	—	—
Federal income tax results:
Ordinary income (loss)
from operations	$—	$—	$(367)	$(594)	$(580)
from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distributions to investors
Source (on GAAP basis)
Investment income	$—	$—	$35	$34	$30
Return of capital	—	—	—	—	—
Source (on cash basis)
Sales	—	—	—	—	—
Refinancing	$—	$—	$—
Operations	$—	$—	$35	$34	$30
Other	$—	$—	$—	$—	—
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	—	—	—	100%	100%

S-A-11

TABLE III

OPERATING RESULTS OF PRIOR NON-PUBLIC PROGRAM PROPERTIES
Belz Outlets Orlando, Florida
(Unaudited)

Table III summarizes the operating results for the Belz Outlets, Orlando Florida non-public program which closed during the five years ended December 31, 2009. All figures are as of December 31 of the year indicated and are presented on the cash basis accounting method.

	Year Ended December 31,
	2005	2006	2007	2008	2009
Gross revenues	$11,173,515	$17,029,426	$17,467,069	$37,077,764		$46,665,903
Profit (loss) on sales of properties	—	—	—	—		—
Less:
Operating expenses	$5,797,307	$8,443,345	$9,127,671	$11,456,651		$12,509,133
Interest expense	$3,458,303	$10,915,130	$10,491,031	$14,073,177		$7,629,064
Depreciation	$1,942,495	$4,765,419	$5,965,107	$10,640,065		$11,160,418
Net income – Income tax basis	$(24,590)	(7,094,467)	(8,116,740)	$907,870		15,367,288
Taxable income (loss)
From operations	$(24,590)	$(7,094,467)	$(8,116,740)	$907,870		$15,367,288
From gain (loss) on sale	$—	$—	$—	$—		$—
Cash generated from operations	$1,294,795	$(3,517,045)	$(2,151,633)	$11,547,935		$9,527,705
Cash generated from sales	$—	$—	$—	$—	$
Cash generated from refinancing	$—	$10,627,218	$85,352,251	$61,063,997		$(1,020)
Cash generated from operations, sales and refinancing	$1,294,795	$7,110,173	$83,200,618	$72,611,932		$9,526,685
Less: Cash distribution to investors
From operating cash flow	$691,997	$—	$—	$—		$—
From sales and refinancing	$—	$3,100,000	$—	$—	$
From other	$—	$—	$—	$—	$
Cash generated after cash distributions	$602,798	$4,010,173	$83,200,618	$72,611,932		$9,526,685
Less: Special items	—	—	—	—
Cash generated after cash distributions and special items	$602,798	$4,010,173	$83,200,618	$72,611,932		$9,526,685
Tax and distribution data per $1,000 invested
Federal income tax results:
Ordinary income (loss)
from operations	$(1)	$(362)	$(414)	$46		$784
from recapture	—	—	—	—
Capital gain (loss)	—	—	—	—
Cash distributions to investors
Source (Income tax basis)	—	—	—	—
Investment income	$35	$158	$—	$—		$—
Return of capital	—	—	—	—
Source (on cash basis)
Sales	—	—	—	—
Refinancing	$—	$—	$—	$—		$—
Operations	$35	$158	$—	$—		$—
Other	$—	$—	$—	$—	$
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100.0%	100.0%	100.0%	100.0%		100.0%

S-A-12

TABLE III

OPERATING RESULTS OF PRIOR NON-PUBLIC PROGRAM PROPERTIES
Minot Dakota Square Mall
(Unaudited)

Table III summarizes the operating results for the Minot Dakota Square Mall non-public program which closed during the five years ended December 31, 2009. All figures are as of December 31 of the year indicated and are presented on the cash basis accounting method.

	Year Ended December 31,
	2005	2006	2007	2008	2009
Gross revenues	$7,427,841	$8,626,595	$8,846,511	$9,256,567		$9,126,984
Profit (loss) on sales of properties	—	—	—	—		—
Less:
Operating expenses	$2,914,861	$3,270,440	$3,420,383	$3,059,175		$3,145,296
Interest expense	$2,658,893	$4,461,373	$3,943,682	$3,947,981		$3,902,231
Depreciation	$1,984,643	$2,244,368	$2,051,468	$3,119,003		$2,842,424
Net income – Income tax basis	$(130,556)	$(1,349,586)	$(569,022)	$(869,591)		$(762,967)
Taxable income (loss)
From operations	$(130,556)	$(1,349,586)	$(569,022)	$(869,591)		$(762,967)
From gain (loss) on sale	$—	$—	$—	$—		$—
Cash generated from operations	$1,854,087	$894,783	$1,473,530	$2,182,923		$1,387,305
Cash generated from sales	$—	$—	$—	$—	$
Cash generated from refinancing	$—	$8,523,904	$1,096	$—		$—
Cash generated from operations, sales and refinancing	$1,854,087	$9,418,686	$1,474,627	$2,182,923		$1,387,305
Less: Cash distribution to investors
From operating cash flow	$1,143,333	$550,000	$700,000	$550,000		$550,000
From sales and refinancing	$—	$—	$—	$—	$
From other	$—	$—	$—	$—	$
Cash generated after cash distributions	$710,753	$8,868,686	$774,627	$1,632,923		$837,305
Less: Special items	—	—	—	—
Cash generated after cash distributions and special items	$710,753	$8,868,686	$774,627	$1,632,923		$837,305
Tax and distribution data per $1,000 invested
Federal income tax results:
Ordinary income (loss)
from operations	$(11)	$(114)	$(48)	$(74)		$(65)
from recapture	—	—	—	—
Capital gain (loss)	—	—	—	—
Cash distributions to investors
Source (Income tax basis)	—	—	—	—
Investment income	$97	$47	$59	$47		$47
Return of capital
Source (on cash basis)
Sales	—	—	—	—
Refinancing	$—	$—	$—	$—		$—
Operations	$97	$47	$59	$47		$47
Other	$—	$—	$—	$—	$
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100.0%	100.0%	100.0%	100.0%		100%

S-A-13

TABLE III

OPERATING RESULTS OF PRIOR NON-PUBLIC PROGRAM PROPERTIES
Williamsburg Mazel Outlets
(Unaudited)

Table III summarizes the operating results for the Williamsburg Mazel Outlets non-public program which have closed during the five years ended December 31, 2009. All figures are as of December 31 of the year indicated and are presented on the cash basis accounting method.

	Year Ended December 31,
	2005	2006	2007	2008	2009
Gross revenues	$—	$1,418,443	$1,587,714	$5,722,903		$7,734,505
Profit (loss) on sales of properties	—	—	—	—		—
Less:
Operating expenses	$—	$252,689	$399,256	$1,466,381		$1,906,189
Interest expense	$—	$1,055,205	$1,795,732	$2,567,272		$2,305,341
Depreciation	$—	$474,827	$504,683	$779,100		$1,788,036
Net income – Income tax basis	$—	$(364,278)	$(1,111,956)	$910,150		$1,734,939
Taxable income (loss)
From operations	$—	(364,278)	(1,111,956)	$910,150		$1,734,939
From gain (loss) on sale	$—	$—	$—	$—		$—
Cash generated from operations	$—	$110,549	$(607,274)	$1,689,250		$3,522,976
Cash generated from sales	$—	$—	$—	$—	$
Cash generated from refinancing	$—	$406,878	$8,983,279	$33,391,825		$1,542,663
Cash generated from operations, sales and refinancing	$—	$517,427	$8,376,006	$35,081,075		$5,065,639
Less: Cash distribution to investors
From operating cash flow	$—	$110,549	$—	$1,689,250		$3,522,976
From sales and refinancing	$—	$61,651	$5,000,000	$4,524,547		$675,928
From other	$—	$—	$—	$—	$
Cash generated after cash distributions	$—	$345,227	$3,376,006	$28,867,278		$866,736
Less: Special items	—	—	—	—
Cash generated after cash distributions and special items	$—	$345,227	$3,376,006	$28,867,278		$866,736
Tax and distribution data per $1,000 invested	—	—	—	—
Federal income tax results:
Ordinary income (loss)
from operations	$—	$(34)	$(105)	$86		$164
from recapture	—	—	—	—
Capital gain (loss)	—	—	—	—
Cash distributions to investors
Source (Income tax basis)	—	—	—	—
Investment income	$—	$16	$473	$588		$397
Return of capital	—	—	—	—
Source (on cash basis)
Sales	—	—	—	—
Refinancing	$—	$—	$—	$—		$—
Operations	$—	$16	$473	$588		$397
Other	$—	$—	$—	$—	$
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	—	100.0%	100.0%	100.0%		100%

S-A-14

TABLE IV

RESULTS OF COMPLETED NON-PUBLIC PROGRAMS OF THE SPONSOR AND ITS AFFILIATES

Table IV summarizes information for non-public programs which have completed operations (no longer hold properties) during the five years ended December 31, 2009.

	Larchmont	Netherwood	Regency	International Village
Dollar Amount Raised	$2,562,631	$681,085	$2,639,095	$2,739,916
Number of Properties Purchased	1	1	1	1
Date of Closing of Offering	December 2002	December 2003	October 2003	October 2003
Date of First Sale of Property	July 2008	July 2008	November 2008	November 2008
Date of Final Sale of Property	July 2008	July 2008	November 2008	November 2008
Tax and distribution data per $1,000 invested
Investment thru sale date
Net Income – Tax Basis, before minority interests(1)	$2,277	$11,918	$(1,047)	$(1,402)
Federal income tax results:
Ordinary income (loss)	$306	$508	$(1,129)	$(1,647)
from operations	$306	$508	$(1,129)	$(1,647)
from recapture	$—	$—	$—	$—
Capital Gain (loss)	$1,971	$11,410	$82	$(245)
Deferred Gain	$—	$—	$—	$—
Capital	$—	$—	$—	$—
Ordinary	$—	$—	$—	$—
Cash distributions to investors:
Source (on Tax basis)
Investment Income	$—	$—	$—	$—
Return of capital	$2,563	$681	$294	$333
Other	$7,471	$4,694	$—	$—
Source (on cash basis)
Sales	$7,302	$3,987	$—	$—
Refinancing	$—	$—	$—	$—
Operations	$2,732	$1,388	$294	$333
Other	$—	$—	$—	$—

S-A-15

TABLE V

SALES OR DISPOSALS OF NON-PUBLIC PROGRAM PROPERTIES

This table provides summary information on the results of sales or disposals of properties by Non-Public Prior Programs having similar investment objectives to ours. All figures below are through December 31, 2009.

Selling Price, Net of Closing Costs and GAAP Adjustments

Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale		Total	Original Mortgage Financing	Cash Acquisition Costs, Capital Improvements, Closing and Soft Costs	Total	Excess (Deficiency) Cash over Cash Expenditures
ASC Capital Holdings(3)	November-98	Aug-07	$2,564,782		$3,900,474	$6,465,256	$4,625,000	2,948,899	7,573,899	$(1,113,436)
Prime Outlets – Hilsboro(1)	December-03	May-07	$17,806,634	$	—**	$17,806,634	$28,257,364	32,314,665	60,572,029	$18,308,069
Prime Outlets – Tracy(1)	December-03	Apr-07	$20,173,617	$	—**	$20,173,617	$12,114,635	11,125,045	23,239,680	$21,127,506
Prime Outlets – Burlington(1)	December-03	Aug-07	$1,656,101		$20,008,746	$21,664,847	$12,971,187	12,646,131	25,617,318	$14,792,344
Prime Outlets – Fremont (1)	December-03	Aug-07	$1,104,213		$13,340,930	$14,445,143	$12,467,079	15,327,382	27,794,461	$33,372,145
Prime Outlets – Oshkosh(1)	December-03	Aug-07	$1,623,224		$19,611,537	$21,234,762	$12,833,669	18,800,752	31,634,421	$18,322,583
Prime Outlets – Lodi(2)	December-03	Aug-07	$(2,373,673)		$21,145,608	$18,771,935	$23,481,000	3,868,966	27,349,966	$18,671,603
PREIT Industrial – National(4)	August-05	Aug-08	$476,675		$763,700	$1,240,375	$763,700	150,093	913,793	$596,607
PREIT Industrial – Airport(4)	August-05	Oct-08	$118,293		$464,800	$583,093	$464,800	14,211	479,011	$170,231
PREIT Industrial – Allentown(4)	August-05	Oct-08	$(128,288)		$411,500	$283,212	$411,500	(283,677)	127,823	$72,507
LS Member II – Shawnee Lot 4A(2)***	December-04	Sep-08	$(39,198)		$438,922	$399,725	$438,922	11,078	450,000	$—
Netherwood(5)	December-03	Jun-08	$3,827,871		$3,689,646	$7,517,517	$3,040,000	899,008	3,939,008	$4,770,653
Regency(6)	October-03	Nov-08	$(45,000)		$8,350,250	$8,305,250	$8,820,000	1,591,544	10,411,544	$(1,583,761)
International(7)	October-03	Nov-08	$(67,500)		$12,685,956	$12,618,456	$13,430,000	2,030,472	15,460,472	$(2,347,889)

**	Mortgage balances paid off in 10/11/06 refinance. Outstanding amount at 10/11/06 was $37.2 million. Mortgage proceeds were sent to partnership.
***	LS Member II Shawnee Land – small parcel of land near Shawnee mall sold.
(1)	Properties included in a 1031 Exchange, hence no taxable gain reported.
(2)	No taxable gain reported on this sale, loss of $6.5 million.
(3)	Taxable Section 1250 gain in the amount of $162,677 reported.
(4)	Properties were sold as a portfolio. Total Section 1231 gain reported was $831,271, and unrecaptured Section 1250 gain was $105,288.
(5)	Section 1231 gain was $641,566, and unrecaptured Section 1250 gain reported was $4.3 million.
(6)	$1.5 million of unrecaptured Section 1250 gain reported.
(7)	$2.5 million of unrecaptured Section 1250 gain reported.

S-A-16